UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Yahoo! Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Preliminary Proxy Statement—Subject to Completion

701 First Avenue

Sunnyvale, CA 94089

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 25, 2014

We will hold the annual meeting of shareholders of Yahoo! Inc., a Delaware corporation (the “Company”), at the Santa Clara Marriott, located at 2700 Mission College Boulevard, Santa Clara, California, on June 25, 2014, at 8:00 a.m., local time, for the following purposes:

1.	To elect to the Board of Directors the eight director nominees named in the attached proxy statement to serve until the 2015 annual meeting of shareholders;

2.	To approve, on an advisory basis, the Company’s executive compensation;

3.	To amend and restate the Company’s 1995 Stock Plan as described herein, including to increase the number of shares available for grant under the plan;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

5.	To approve an amendment to our Amended and Restated Bylaws, as described herein, to provide shareholders with the right to call special meetings of shareholders;

6.	To vote upon three proposals submitted by shareholders, if properly presented at the annual meeting; and

7.	To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

These items of business, including information about the director nominees, are more fully described in the proxy statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 28, 2014 as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

All shareholders are cordially invited to attend the annual meeting in person. Whether or not you plan to attend the annual meeting in person, you are urged to submit your proxy or voting instructions as promptly as possible to ensure your representation and the presence of a quorum at the annual meeting. If you submit your proxy or voting instructions and then decide to attend the annual meeting, you may still vote your shares in person by following the procedures described in the proxy statement. Your proxy is revocable in accordance with the procedures set forth in the proxy statement. Only shareholders of record as of the close of business on April 28, 2014 are entitled to receive notice of, to attend and to vote at the annual meeting. If you are a beneficial owner as of that date, you will receive communications from your broker, bank or other nominee about the meeting and how to direct the vote of your shares, and you are welcome to attend the annual meeting, all as described in more detail in the related questions and answers in the attached proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 25, 2014. The proxy statement and the Company’s 2013 Annual Report to Shareholders are available electronically at —.

By Order of the Board of Directors,

Ronald S. Bell

General Counsel and Secretary

Sunnyvale, California

—, 2014

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Yahoo! Inc., a Delaware corporation (“Yahoo,” the “Company,” “we,” or “us”), of proxies for use in voting at the 2014 annual meeting of Yahoo shareholders (the “annual meeting” or the “meeting”) to be held at the Santa Clara Marriott, located at 2700 Mission College Boulevard, Santa Clara, California, on June 25, 2014, at 8:00 a.m., local time, and any adjournment or postponement thereof. On or about May 7, 2014, proxy materials for the annual meeting, including this proxy statement and the Company’s 2013 Annual Report to Shareholders (the “2013 Annual Report”), are being made available to shareholders entitled to vote at the annual meeting. The date of this proxy statement is —, 2014.

HOW TO VOTE

in advance of the annual meeting

1.

Have your notice, proxy card, or voting instruction form in hand. You will need the paper (or e-mail) notice about our annual meeting that you received from your broker, bank or other nominee or from our transfer agent, Computershare, or the voting instruction form or proxy card if you received a printed copy of our proxy materials.

2.	Choose a voting method.

ON THE WEB

•    Go to the website identified on your notice, proxy card, or voting instruction form

•    Enter your control number (it’s on your notice, proxy card, or voting instruction form)

•    Follow the instructions

BY TELEPHONE

•    Call the phone voting number (different shareholders use different numbers, find yours on your proxy card or voting instruction form, or follow the phone instructions on the website provided in your notice)

•    Follow the recorded instructions

BY MAIL

•    Mark your votes on your paper proxy card or voting instruction form

•    If you did not receive a paper proxy card or voting instruction form, you can request one by following the instructions in your notice

•    Sign, date, and return the proxy card or voting instruction form by mail using the enclosed envelope

PROXY SUMMARY

This summary highlights information generally contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

Date:	June 25, 2014

Time:	8:00 a.m., local time

Place:	Santa Clara Marriott, 2700 Mission College Boulevard, Santa Clara, California

Record Date: Shareholders of record as of the close of business on April 28, 2014 are entitled to attend, and to vote at, the annual meeting.

Admission Requirements: You must bring proof that you owned Yahoo stock on the Record Date in order to be admitted to the annual meeting. For details, see “Questions and Answers about our Proxy Materials and the Annual Meeting—Can I attend the annual meeting? What do I need for admission?” on page 9.

Voting Matters and Board Recommendations

		Board Recommendation	More Information
Proposal 1	Election of directors	FOR each nominee	Page 15
Proposal 2	Advisory vote to approve executive compensation	FOR	Page 32
Proposal 3	Amendment and restatement of Stock Plan	FOR	Page 35
Proposal 4	Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm	FOR	Page 48
Proposal 5	Amendment to Bylaws	FOR	Page 49
Proposals 6-8	Shareholder proposals	AGAINST	Page 51

PROXY SUMMARY

Board Nominees (page 16)

	Director since	Independent
David Filo	Nominee	NO
Susan M. James	2010	YES
Max R. Levchin	2012	YES
Marissa A. Mayer	2012	NO
Thomas J. McInerney	2012	YES
Charles R. Schwab	Nominee	YES
H. Lee Scott, Jr.	Nominee	YES
Maynard G. Webb, Jr.	2012	YES

2013 Business Highlights

•	Fourth quarter of 2013 marked our eighth consecutive quarter of revenue ex-TAC growth (year over year) in our search business and the highest quarterly search revenue ex-TAC since 2009

•	We accelerated our pace of innovation, refreshing every core product and launching nearly a dozen new product experiences

•	We ended the year with $5 billion in cash and marketable securities and generated $786 million in free cash flow

•	We returned approximately $3.3 billion to our shareholders through share repurchases

•	2013 marked the second consecutive year we delivered significant returns to our shareholders (stock price more than doubled from $19.90 on December 31, 2012 to $40.44 on December 31, 2013)

PROXY SUMMARY

The following chart shows the percentage change in the daily closing price of a share of Yahoo common stock on The NASDAQ Stock Market LLC (“Nasdaq”) from December 31, 2012 through December 31, 2013, using the December 31, 2012 closing price as the base price:

Yahoo Stock Price Percentage Change

from December 31, 2012 through December 31, 2013

Governance Highlights

•	Majority of independent directors

•	Independent Chairman of the Board

•	Annual election of all directors

•	Majority voting in uncontested director elections

•	Annual advisory vote on executive compensation

•	Annual board and committee self evaluations

•	Stock ownership guidelines for directors and executive officers

•	Prohibition on hedging and pledging of shares by directors, executive officers and employees

•	Recoupment (or “clawback”) policy allowing the Board to recover incentive awards from executives in certain circumstances if we restate our financial results

Questions and Answers about our Proxy Materials and the Annual Meeting

Q:	What is the Notice of Internet Availability that I received and why am I receiving it?

A:

The Notice of Internet Availability explains how to access our proxy materials over the Internet. Our proxy materials include this proxy statement and our 2013 Annual Report. We are making these proxy materials available to you in connection with Yahoo’s annual meeting, which will take place on June 25, 2014. As a shareholder, you are invited to attend the annual meeting and you are entitled to vote on the proposals described in this proxy statement.

The Notice of Internet Availability was sent to you by mail (or by e-mail) in accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”). You can access our proxy materials through the voting website identified in your Notice of Internet Availability. By following the instructions on that website, you may also:

•	elect to receive future Notices of Internet Availability by e-mail; and/or

•	elect to receive printed copies of our proxy materials by mail (for this annual meeting or for all future meetings).

Our proxy materials are also available on our annual report website at —.

Q:	What information is contained in Yahoo’s proxy materials?

A:	This proxy statement describes the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and executive officers, and certain other required information.

Yahoo’s 2013 Annual Report includes a letter to shareholders from our chief executive officer (“CEO”), our audited financial statements, management’s discussion and analysis of financial condition and results of operations, and certain other required information.

Q:	What proposals will be voted on at the annual meeting?

A:	Shareholders will vote on eight proposals at the annual meeting:

•	election to the Board of the eight director nominees named in this proxy statement (Proposal 1);

•	advisory approval of the Company’s executive compensation (Proposal 2);

•	approval of amendment and restatement of the Company’s 1995 Stock Plan, including to increase the number of shares available for grant under the plan (Proposal 3);

•	ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal 4);

•	approval of an amendment to our Amended and Restated Bylaws (“Bylaws”) to provide shareholders with the right to call special meetings of shareholders (Proposal 5); and

•	if properly presented at the annual meeting, three proposals submitted by shareholders (Proposals 6, 7, and 8).

QUESTIONS AND ANSWERS

For a shareholder proposal to be properly presented at the annual meeting, the shareholder that submitted the proposal (or a qualified representative of that shareholder) must appear at the annual meeting to present the proposal. For these purposes, to be considered a qualified representative of a shareholder, a person must be a duly authorized officer, manager or partner of such shareholder or be authorized by a writing executed by the shareholder or an electronic transmission delivered by the shareholder to act for the shareholder as proxy at the annual meeting, and such person must produce the writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the annual meeting. Pursuant to our Bylaws, the chairperson of the annual meeting will determine whether any business proposed to be transacted by the shareholders has been properly brought before the meeting and, if the chairperson should determine it has not been properly brought before the meeting, the business will not be presented for shareholder action at the meeting, even if we have received proxies in respect of the vote on such matter.

We will also consider other business that properly comes before the annual meeting.

Q:	How does the Board recommend I vote on these proposals?

A:	Yahoo’s Board recommends that you vote your shares:

•	“FOR” election to the Board of each of the Board’s eight director nominees named in this proxy statement (Proposal 1);

•	“FOR” advisory approval of the Company’s executive compensation (Proposal 2);

•	“FOR” approval of amendment and restatement of the Company’s 1995 Stock Plan, including to increase the number of shares available for grant under the plan (Proposal 3);

•	“FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm (Proposal 4);

•	“FOR” approval of an amendment to our Bylaws to provide shareholders with the right to call special meetings of shareholders (Proposal 5); and

•	“AGAINST” each of the three proposals submitted by shareholders (Proposals 6, 7, and 8).

Q:	Who is entitled to vote?

A:	Shareholders of record as of the close of business on April 28, 2014, the record date, are entitled to notice of and to vote at the annual meeting.

Q:	How many shares can vote?

A:	At the close of business on the record date, — shares of common stock were outstanding and entitled to vote. We have no other class of stock outstanding.

Q:	What shares can I vote?

A:

You may vote all shares of Yahoo common stock owned by you as of the close of business on the record date of April 28, 2014. You may cast one vote per share that you held as of the close of business on the record date. A list of shareholders entitled to vote at the annual meeting will be available during ordinary business hours at Yahoo’s offices at 701 First Avenue, Sunnyvale, CA 94089 for a period of at least 10 days prior to the annual meeting.

QUESTIONS AND ANSWERS

Q:	What is the difference between a “beneficial owner” and a “shareholder of record”?

A:	Whether you are a “beneficial owner” or a “shareholder of record” with respect to your shares depends on how you hold your shares:

•

Beneficial owners. Most shareholders of Yahoo hold their shares through a broker, bank or other nominee (that is, in “street name”) rather than directly in their own names. If you hold shares in street name, you are a “beneficial owner” of those shares, and the Notice of Internet Availability or a printed set of the proxy materials and a voting instruction form will be forwarded to you by your broker, bank or other nominee.

•

Shareholders of record. If you hold shares directly in your name with our stock transfer agent, Computershare Trust Company, N.A., you are considered the “shareholder of record” with respect to those shares, and the Notice of Internet Availability or a printed set of the proxy materials and a proxy card have been sent directly to you by Yahoo.

Q:	Can I attend the annual meeting? What do I need for admission?

A:

You are entitled to attend the annual meeting (1) if you were a shareholder of record or a beneficial owner as of the close of business on the record date, April 28, 2014; (2) if you are a duly authorized representative of an institutional holder as described below; or (3) if you hold a valid legal proxy to vote shares of the Company’s common stock at the annual meeting.

All attendees will be asked to present a government-issued photo identification, such as a driver’s license or passport, and must meet the following requirements for admission:

•

Shareholders of record. If you are a shareholder of record, the name on your photo ID will be verified against the April 28, 2014 list of shareholders of record prior to your being admitted to the annual meeting.

•

Beneficial owners. If you are a beneficial owner, you will need to provide proof of your beneficial ownership on the record date, such as a brokerage account statement showing that you owned Yahoo stock on April 28, 2014, a copy of the Notice of Internet Availability or voting instruction form provided by your broker, bank or other nominee, or other similar evidence that you owned Yahoo stock on the record date. The name on your photo ID and your proof of ownership must match.

•

Authorized Representatives. Corporations and other shareholders that are not natural persons (“institutions”) may be represented at the meeting only by a duly authorized officer, director, or employee of the institution, or (in the case of LLCs and partnerships) a manager or partner. Each such representative must provide satisfactory evidence of his or her position with, and due authorization by, the institution. Statements by or on behalf of an institution’s bank or broker will not be sufficient evidence of a representative’s position or authorization. Unless the institution’s name is listed as a shareholder of record, representatives of institutional beneficial owners must also provide proof of the institution’s beneficial ownership on the record date as described above. We encourage our institutional shareholders to register their representatives in advance by sending a written request, along with the documentation described above, to Yahoo Investor Relations, 701 First Avenue, Sunnyvale CA 94089, or by fax to (408) 349-3400. Please allow sufficient time for Yahoo to process your request. Upon receipt of sufficient documentation, we will send you a confirmation that your representative has been authorized for entry. The name on the representative’s photo ID must match the authorized name.

•

Legal proxy holders. If you hold a valid legal proxy to vote shares of the Company’s common stock at the annual meeting, you must bring it with you, and the name on your photo ID and legal proxy must match.

QUESTIONS AND ANSWERS

If you do not provide a government-issued photo ID and comply with the other procedures outlined above, you will not be admitted to the annual meeting.

Please note that cameras, sound or video recording equipment, smartphones or other similar equipment, electronic devices, large bags, briefcases or packages may not be allowed (or their use may be restricted) in the meeting room.

Q:	How can I vote my shares in person at the annual meeting?

A:

If you hold shares as the shareholder of record, you have the right to vote those shares in person at the annual meeting. If you choose to do so, you can vote using the ballot provided at the meeting or, if you received a printed set of the proxy materials by mail, by submitting at the meeting the proxy card enclosed with the proxy materials you received. If you are a beneficial owner of shares, you may not vote your shares in person at the annual meeting unless you obtain a legal proxy from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the meeting using the ballot provided at the meeting. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	You may direct how your shares are voted without attending the annual meeting in one of the following ways:

•

Internet. You can vote your shares at the annual meeting via the Internet by going to the website identified on your Notice of Internet Availability, proxy card, or voting instruction form. Then enter your control number provided on your Notice of Internet Availability, proxy card or voting instruction form and follow the instructions.

•

Telephone. You can vote your shares at the annual meeting by telephone if you call the phone voting number appearing on your proxy card or voting instruction form, or by following the phone instructions on the website provided in your Notice of Internet Availability.

•

Mail. If you received a printed copy of the proxy materials, you can vote your shares at the annual meeting by completing, signing and returning in the enclosed envelope the paper proxy card or voting instruction form you received. If you would like to receive a printed copy of the proxy materials, you can request one by following the instructions in your Notice of Internet Availability.

The granting of proxies electronically is allowed by Section 212(c)(2) of the Delaware General Corporation Law. If you do not attend the annual meeting, you can listen to a webcast of the proceedings at Yahoo’s Investor Relations website at investor.yahoo.net/events.cfm?CalendarID=4. If you plan to listen to the webcast of the annual meeting, please note that you will not be able to vote your shares during the webcast. Therefore, please vote your shares in advance as described above so that your vote will be counted at the annual meeting.

Q:	What does it mean if I receive more than one Notice of Internet Availability or set of proxy materials?

A:

If your shares are registered differently or are held in more than one account, you will receive a Notice of Internet Availability or set of proxy materials for each account. To ensure that all of your shares are voted, please submit your proxy or voting instructions for each account for which you have received a Notice of Internet Availability or set of proxy materials.

QUESTIONS AND ANSWERS

Q:	What is the deadline for voting my shares if I do not attend the annual meeting?

A:

If you are a shareholder of record, your proxy must be received by telephone or the Internet by 2:00 a.m. Eastern time on June 25, 2014 in order for your shares to be voted at the annual meeting. If you are a shareholder of record and you received a printed set of the proxy materials, you also have the option of completing, signing, dating and returning the proxy card enclosed with the proxy materials so that it is received by the Company before the polls close at the annual meeting in order for your shares to be voted at the meeting. If you are a beneficial owner of shares, please comply with the deadlines included in the voting instructions provided by the bank, broker or other nominee that holds your shares.

Q:	How will my shares be voted if I do not provide specific voting instructions in the proxy card or voting instruction form that I submit?

A:

If you submit a proxy card or voting instruction form without giving specific voting instructions on one or more matters listed in the notice for the meeting, your shares will be voted as recommended by our Board on such matters, and as the proxyholders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

Q:	Can I change my vote or revoke my proxy?

A:

You may change your vote or revoke your proxy at any time before your proxy is voted at the annual meeting. If you are a shareholder of record, you may change your vote or revoke your proxy by: (1) delivering to Yahoo (Attention: Corporate Secretary) at the address on the first page of this proxy statement a written notice of revocation of your proxy; (2) submitting an authorized proxy bearing a later date using one of the alternatives described above under “How can I vote my shares without attending the annual meeting?”; or (3) attending the annual meeting and voting in person. Attendance at the annual meeting in and of itself, without voting in person at the annual meeting, will not cause your previously granted proxy to be revoked. For shares you hold in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or by obtaining a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the annual meeting.

Q:	How many shares must be present or represented to conduct business at the annual meeting?

A:

The quorum requirement for holding and transacting business at the annual meeting is that holders of a majority of the outstanding shares of common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes are counted to determine whether a quorum is present. See “What effect do abstentions and broker non-votes have on the proposals?” below for more information.

Q:	What if a quorum is not present at the meeting?

A:	If a quorum is not present at the scheduled time of the annual meeting, the chairperson of the annual meeting is authorized by our Bylaws to adjourn the meeting without the vote of the shareholders.

Q:	What vote is required to approve each of the proposals?

A:

Election of Directors. Yahoo has adopted a majority voting standard for the election of directors. Under this voting standard, directors will be elected at the annual meeting by a majority of votes cast, meaning that the number of shares voted “FOR” a director must exceed the number of shares voted “AGAINST” that director.

QUESTIONS AND ANSWERS

Bylaws Amendment. Approval of the proposal to amend our Bylaws requires the affirmative vote of a majority of the outstanding shares of our common stock.

Other Proposals. Approval of each of the other proposals (namely, the Company’s proposals to approve our executive compensation, to ratify the appointment of PricewaterhouseCoopers LLP, and to amend and restate our 1995 Stock Plan, as well as the three shareholder proposals) requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal.

Please note, however, that the vote on the Company’s proposals to approve our executive compensation and to ratify the appointment of PricewaterhouseCoopers LLP, as well as the vote on the three shareholder proposals, will be advisory only and will not be binding. The results of the votes on these proposals will be taken into consideration by the Company, our Board or the appropriate committee of our Board, as applicable, when making future decisions regarding these matters.

Q:	What effect do abstentions and broker non-votes have on the proposals?

A:

Abstentions. In all matters other than the election of directors, abstentions have the same effect as votes “AGAINST” the matter. With respect to the election of directors, abstentions with respect to a director nominee will not be counted as votes cast on the election of the director nominee and therefore will not be counted in determining the outcome of the director’s election. Abstentions will be counted as present and entitled to vote for purposes of determining whether a quorum is present at the annual meeting.

Broker Non-Votes. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, a broker is not entitled to vote shares held for a beneficial owner on certain non-routine items, such as the election of directors, the advisory approval of the Company’s executive compensation, the amendment to the Company’s Bylaws, the amendment and restatement of the Company’s 1995 Stock Plan and the shareholder proposals, absent instructions from the beneficial owners of such shares. Consequently, if you hold shares in street name and you do not submit any voting instructions to your broker, your broker may exercise its discretion to vote your shares on the proposal to ratify the appointment of PricewaterhouseCoopers LLP. If your shares are voted on this item as directed by your broker, your shares will constitute “broker non-votes” on each of the non-routine items. Broker non-votes will have the same effect as a vote “AGAINST” the proposal to amend the Company’s Bylaws to provide shareholders with the right to call special meetings of shareholders but will not be counted in determining the outcome of the vote on each of the other non-routine items, although they will count for purposes of determining whether a quorum is present.

Q:	What happens if additional matters are presented at the annual meeting?

A:

If you grant a proxy, the persons named as proxyholders, Marissa A. Mayer and Ronald S. Bell, will each have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting.

Other than the matters and proposals described in this proxy statement, we have not received valid notice of any other business to be acted upon at the annual meeting.

Q:	Who will count the votes?

A:	A representative of Computershare Trust Company, N.A. will tabulate the votes and act as Inspector of Elections.

QUESTIONS AND ANSWERS

Q:	Where can I find the voting results of the annual meeting?

A:

Yahoo will report voting results by filing a Current Report on Form 8-K within four business days following the date of the annual meeting. If final voting results are not known when such report is filed, they will be announced in an amendment to such report within four business days after the final results become known.

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A:

The solicitation of proxies will be conducted by mail, and Yahoo will bear the costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the annual meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the annual meeting to beneficial owners of Yahoo common stock. We may conduct further solicitation personally, telephonically, over the Internet or by facsimile through our officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. The Company has retained Innisfree M&A Incorporated to assist in the solicitation of proxies and related services, for a fee estimated to be approximately $20,000 plus an amount to cover expenses. In addition, we have agreed to indemnify Innisfree against certain liabilities arising out of or in connection with the engagement. We may incur other expenses in connection with the solicitation of proxies for the annual meeting.

Q:	May I propose actions for consideration at next year’s annual meeting or nominate individuals to serve as directors?

A:	Yes. The following requirements apply to shareholder proposals, including director nominations, for the 2015 annual meeting of shareholders.

Requirements for Shareholder Proposals to be Considered for Inclusion in Proxy Materials:

Shareholders interested in submitting a proposal for inclusion in the proxy materials we distribute for the 2015 annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for inclusion, shareholder proposals must be received by us no later than January 7, 2015 and must comply with the Company’s Bylaws and Rule 14a-8 under the Exchange Act regarding the inclusion of shareholder proposals in company-sponsored proxy materials. If we change the date of the 2015 annual meeting of shareholders by more than 30 days from the anniversary of this year’s meeting, shareholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2015 annual meeting of shareholders. Proposals should be sent to Yahoo’s Corporate Secretary at 701 First Avenue, Sunnyvale, California 94089.

Requirements for Shareholder Proposals Not Intended for Inclusion in Proxy Materials and for Nomination of Director Candidates:

Shareholders who wish to nominate persons for election to the Board at the 2015 annual meeting of shareholders or who wish to present a proposal at the 2015 annual meeting of shareholders, but who do not intend for such proposal to be included in the proxy materials distributed by us for such meeting, must deliver written notice of the nomination or proposal to the Corporate Secretary at the above address no earlier than February 25, 2015 and no later than March 27, 2015 (provided, however, that if the 2015 annual meeting of shareholders is held earlier than May 31, 2015 or later than July 20, 2015, nominations and proposals must be received no later than the close of business on the tenth day following the day on which the notice or public announcement of the date of the 2015 annual meeting of shareholders is first mailed or made, as applicable, whichever occurs first). The shareholder’s written notice must include certain information concerning the shareholder and each nominee and proposal, as specified in the Company’s Bylaws, and must comply with the other requirements specified in the Company’s Bylaws. In addition, shareholders may propose director

QUESTIONS AND ANSWERS

candidates for consideration by the Company’s Nominating and Corporate Governance Committee (the “Nominating/Governance Committee”) by following the procedures set forth under “Nominating and Corporate Governance Committee” beginning on page 23 of this proxy statement.

Copy of Bylaws:

To obtain a copy of the Company’s Bylaws at no charge, you may write to Yahoo’s Corporate Secretary at 701 First Avenue, Sunnyvale, California 94089. A current copy of the Bylaws is also available on the Corporate Governance section of the Company’s Investor Relations website at investor.yahoo.net/documents.cfm.

Q:	Are proxy materials for the 2014 annual meeting available electronically?

A:	Yes. This proxy statement and the 2013 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 Form 10-K”), are available electronically at —.

Q:	May I elect to receive Yahoo shareholder communications electronically rather than through the mail?

A:

Yes. If you received your annual meeting materials by mail, we encourage you to help us to conserve natural resources, as well as significantly reduce Yahoo’s printing and mailing costs, by signing up to receive your shareholder communications via e-mail. With electronic delivery, we will notify you via e-mail as soon as the annual report and the proxy statement are available on the Internet, and you will be able to review those materials and submit your shareholder vote online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery:

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Shareholders of record. If you are a shareholder of record (i.e., you hold your Yahoo shares in your own name through our transfer agent, Computershare Trust Company, N.A., or you have stock certificates), visit www-us.computershare.com/Investor.

•	Beneficial owners. If you are a beneficial owner (i.e., your shares are held by a broker, bank or other nominee), visit www.icsdelivery.com/yhoo/index.html to enroll.

Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please contact us by mail at Investor Relations, Yahoo! Inc., 701 First Avenue, Sunnyvale, California 94089 or by telephone at (408) 349-3382.

Proposal 1 — Election Of Directors

Our Board currently consists of seven directors. Two members of the Board, John D. Hayes and Peter Liguori, have notified the Board that they will not stand for reelection at the annual meeting and will no longer serve on the Board following the annual meeting. Our Board has selected eight director nominees for election at the annual meeting, including all of our incumbent directors other than Mr. Hayes and Mr. Liguori, two additional director nominees, Charles R. Schwab and H. Lee Scott, Jr., who are standing for election to the Board for the first time at the annual meeting and one additional director nominee, David Filo, our co-founder who is standing for election to the Board at the annual meeting after last serving as a director in 1996. The Board has increased the size of the Board from seven to eight directors effective immediately prior to the annual meeting if Mr. Filo, Mr. Schwab and Mr. Scott are elected to the Board at the annual meeting.

At the annual meeting, shareholders will elect eight directors to serve until the 2015 annual meeting of shareholders and until the directors’ respective successors are elected and qualified or their earlier death, resignation or removal. Unless marked otherwise, proxies received will be voted “FOR” the election of each of the eight nominees named below.

Voting Standard

Shareholders are not entitled to cumulate votes in the election of directors. All nominees named below have consented to being named in this proxy statement and to serving as directors, if elected. If any nominee of the Board is unable to serve or for good cause will not serve as a director at the time of the annual meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the Board. As of the date of this proxy statement, the Board has no reason to believe that any of the persons named below will be unable or unwilling to stand as a nominee or serve as a director if elected.

Our Bylaws provide that, in an uncontested election, each director will be elected by a majority of votes cast. A “majority of votes cast” means the number of shares voted “FOR” a director exceeds the number of shares voted “AGAINST” that director. Our Corporate Governance Guidelines (the “Guidelines”) include a director resignation policy that requires each incumbent director nominee to submit to the Board an irrevocable letter of resignation from the Board and all committees thereof, which will become effective if that director does not receive a majority of votes cast and the Board determines to accept such resignation. In the event that an incumbent director nominee is not elected, the Nominating/Governance Committee, composed entirely of independent directors, will evaluate and make a recommendation to the Board with respect to the submitted resignation. The Board must decide whether to accept or reject the resignation within 90 days following certification of the shareholder vote. No director may participate in the Nominating/Governance Committee’s or the Board’s consideration of his or her own resignation. Yahoo will publicly disclose the Board’s decision to accept or reject the resignation including, if applicable, the reasons for rejecting a resignation.

The majority voting standard does not apply, however, in a contested election, as further described in our Bylaws. The election of directors at the 2014 annual meeting will not be contested and each of the directors will be elected by a majority of votes cast.

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Nominees

The Board has selected the following eight persons as its nominees for election to the Board at the 2014 annual meeting. Set forth below are their names, their ages as of April 1, 2014, their positions with the Company, and certain other information about them:

Name	Age	Position
David Filo	47	Co-Founder, Chief Yahoo, and Director Nominee
Susan M. James	68	Director
Max R. Levchin	38	Director
Marissa A. Mayer	38	Chief Executive Officer, President, and Director
Thomas J. McInerney	49	Director
Charles R. Schwab	76	Director Nominee
H. Lee Scott, Jr.	65	Director Nominee
Maynard G. Webb, Jr.	58	Chairman of the Board

Each director nominee, other than Mr. Filo, Mr. Schwab, and Mr. Scott, was elected as a director at the Company’s annual meeting of shareholders held on June 25, 2013, to hold office until the next annual meeting. Mr. Schwab and Mr. Scott are standing for election to the Board for the first time at the annual meeting, and Mr. Filo is standing for election to the Board at the annual meeting after last serving as a director in 1996.

The Nominating/Governance Committee retained the Spencer Stuart firm to conduct a director search. Spencer Stuart identified candidates and provided background information and assessments of qualifications on potential candidates, including Mr. Schwab and Mr. Scott. The Nominating/Governance Committee then reviewed the results of Spencer Stuart’s evaluation and screening, discussed potential nominees and recommended both Mr. Schwab and Mr. Scott to the Board for nomination by the Board. The Board met, discussed and approved the Nominating/Governance Committee’s recommendations. Mr. Schwab was initially identified as a potential candidate by an executive officer and Mr. Scott was initially identified as a potential candidate by our Chief Executive Officer.

We believe that each of the director nominees possesses (i) an ability, as demonstrated by recognized success in his or her field and, with respect to our current directors, prior contributions to the Board, to make meaningful contributions to the Board’s oversight of the Company’s business and affairs and (ii) an impeccable reputation of integrity and competence in his or her personal and professional activities.

Biographical Descriptions

Set forth below is a brief biographical description of each of our director nominees. The primary experience, qualifications, attributes and skills of each of our director nominees that led to the conclusion of the Nominating/Governance Committee and the Board that such nominee should serve as a member of the Board are also described in the following paragraphs.

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David Filo, a founder of Yahoo and Chief Yahoo, has served as an officer of Yahoo since March 1995, and served as a director of Yahoo from its founding through February 1996. Mr. Filo is involved in guiding Yahoo’s vision, is involved in many key aspects of the business at a strategic and operational level, and is a stalwart of the Company’s employee culture and morale. Mr. Filo co-developed Yahoo in 1994 while working towards his Ph.D. in electrical engineering at Stanford University, and co-founded Yahoo in 1995. Mr. Filo was selected as a director nominee due to his extensive technical and industry expertise and his unique perspective on the Company’s strategic and technical needs.

Susan M. James has served as a member of our Board since January 2010. Ms. James joined Ernst & Young LLP, a global accounting services firm, in 1975, serving as a partner from 1987 until her retirement in June 2006, and as a consultant from June 2006 to December 2009. During her tenure with Ernst & Young, she was the lead partner or partner-in-charge of audit work for a number of significant technology companies, including Intel Corporation, Sun Microsystems, Inc., Amazon.com, Inc., Autodesk, Inc., and Hewlett-Packard Company, as well as for the Ernst & Young North America Global Account Network. She also served on the Ernst & Young Americas Executive Board of Directors from January 2002 through June 2006. Currently, Ms. James serves as a director of Applied Materials, Inc., a supplier of nanotechnology materials, and Coherent, Inc., a laser and optical component manufacturer. She is a certified public accountant (inactive) and a member of the American Institute of Certified Public Accountants. Ms. James also serves as President and on the board of directors of the Tri-Valley Animal Rescue, a non-profit organization dedicated to providing homes for homeless pets. Ms. James was selected as a director nominee due to her extensive auditing experience and financial expertise, including for complex global technology companies, as well as her public company board and committee experience and her senior leadership experience, which provide her a strong foundation to serve as the Chair of our Audit and Finance Committee.

Max R. Levchin has served as a member of our Board since December 2012. Mr. Levchin is currently an investor in and adviser to emerging technology companies. Since January 2012, Mr. Levchin has been Chairman and Chief Executive Officer of HVF, LLC, a start-up lab focused on extracting insights from recordable information, and since July 2012 the Chairman and Chief Executive Officer of Affirm, Inc., a mobile payments company. Previously, Mr. Levchin was Vice President of Engineering at Google Inc., an Internet technology company, from August 2010 to August 2011. Prior to Google, Mr. Levchin was founder and Chief Executive Officer of Slide, Inc., a developer of social applications and social games, from January 2005 to August 2010, when it was acquired by Google. Prior to founding Slide, Mr. Levchin was Chief Technology Officer and a director at PayPal, an online payment service company, from March 2000 to December 2002, when it was acquired by eBay. Mr. Levchin co-founded Confinity Inc., an Internet and electronics company, in December 1998, and served as the Chief Technology Officer and a director through March 2000, when Confinity merged with X.com and became PayPal. Mr. Levchin founded NetMeridian Software, a developer of early Internet applications, in January 1996, and served as Chief Executive Officer from January 1996 to December 1998. Mr. Levchin also serves as chairman of the boards of directors of Yelp Inc. and Kaggle Inc., and as a director of Evernote Corporation. Mr. Levchin was selected as a director nominee due to his board of directors and committee experience, his senior leadership experience at various technology companies and his extensive experience in developing social, mobile and Internet technologies.

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Marissa A. Mayer has served as our Chief Executive Officer, President and a member of our Board since July 2012. Prior to joining Yahoo, Ms. Mayer served as Vice President of Local, Maps, and Location Services at Google Inc., an Internet technology company, and was responsible for the company’s suite of local and geographical products including Google Maps, Google Earth, Zagat, Street View, and local search, for desktop and mobile. Prior to that position, Ms. Mayer served as Google’s Vice President, Search Products and User Experience, and in a variety of other capacities after joining Google in 1999. Ms. Mayer is a member of the boards of directors of Walmart, Jawbone, the San Francisco Museum of Modern Art and the San Francisco Ballet. Ms. Mayer was selected as a director nominee due to her position as the Company’s Chief Executive Officer and President, which gives her in-depth knowledge of the Company’s operations, strategy, financial condition and competitive position, as well as her extensive experience in Internet technology, design and product execution.

Thomas J. McInerney has served as a member of our Board since April 2012. Mr. McInerney served as Executive Vice President and Chief Financial Officer of IAC/InterActiveCorp (“IAC”), an Internet company, from January 2005 to March 2012. From January 2003 through December 2005, he also served as Chief Executive Officer of the retailing division of IAC (which included HSN, Inc. and Cornerstone Brands). From May 1999 to January 2003, Mr. McInerney served as Executive Vice President and Chief Financial Officer of Ticketmaster, formerly Ticketmaster Online-CitySearch, Inc., a live entertainment ticketing and marketing company. From 1986 to 1988 and from 1990 to 1999, Mr. McInerney worked at Morgan Stanley, a global financial services firm, most recently as a Principal. Mr. McInerney serves on the board of directors of HSN, Inc., a television and online retailer, and Interval Leisure Group, Inc., a provider of membership and leisure services to the vacation industry. Mr. McInerney was selected as a director nominee due to his extensive senior leadership experience at a complex Internet company, his expertise in finance, restructuring, mergers and acquisitions and operations and his public company board and committee experience.

Charles R. Schwab is standing for election to the Board for the first time at the annual meeting. Mr. Schwab has been Chairman and a director of The Charles Schwab Corporation, a financial services firm, since its incorporation in 1986. He served as the Chief Executive Officer of The Charles Schwab Corporation from 1986 to 1997 and from 2004 until 2008, and as its Co-Chief Executive Officer from 1998 to 2003. Mr. Schwab was a founder of Charles Schwab & Co., Inc. in 1971, has been its Chairman since 1978, and served as its Chief Executive Officer from 2004 until 2008. Mr. Schwab is Chairman of Charles Schwab Bank and Chairman and trustee of The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust, Schwab Annuity Portfolios, Laudus Trust and Laudus Institutional Trust, all registered investment companies. Mr. Schwab was selected as a director nominee due to his extensive public company board experience and his financial markets expertise.

H. Lee Scott, Jr. is standing for election to the Board for the first time at the annual meeting. Mr. Scott served as President and Chief Executive Officer of Walmart, a discount retailer, from January 2000 to January 2009 and as an executive officer and Chairman of the Executive Committee of Walmart’s board until January 2011. Prior to serving as President and Chief Executive Officer of Walmart, he held various other positions with Walmart, including Vice Chairman and Chief Operating Officer, as well as Executive Vice President and President and Chief Executive Officer of Walmart U.S. Mr. Scott served as a director of The Goldman Sachs Group, Inc. from May 2010 to May 2011. Mr. Scott currently serves as a director of Walmart and several privately-held companies. Mr. Scott was selected as a director nominee due to his extensive senior leadership experience at a public company and his board of directors experience at public and private companies.

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Maynard G. Webb, Jr. was elected Chairman of the Board in August 2013. He has been a member of our Board since February 2012 and served as interim Chairman of the Board from April 2013 to August 2013. Mr. Webb founded Webb Investment Network, a seed-stage venture capital firm, in June 2010 and serves as its sole Limited Partner. Mr. Webb served as Chairman of the Board of LiveOps, Inc., a provider of cloud contact center solutions, from December 2008 to December 2013 and served as its Chief Executive Officer from December 2006 to July 2011. He is also a founder of Everwise, a cloud-based mentoring platform. Mr. Webb currently serves as a director of salesforce.com, inc., a provider of enterprise cloud computing and social enterprise solutions, and Visa Inc., a global payments technology company. Mr. Webb previously served as a director of AdMob, Inc., a mobile advertising company acquired by Google Inc. in 2009. Mr. Webb was selected as a director nominee due to his extensive senior leadership experience in management, engineering and technical operations, his mobile advertising experience and his deep knowledge of technology company operating environments.

DIRECTORS AND CORPORATE GOVERNANCE

Corporate Governance

Corporate Governance Guidelines

The Board, on the recommendation of the Nominating/Governance Committee, has adopted the Company’s Guidelines to assist the Board in the discharge of its duties and to set forth the Board’s current views with respect to selected corporate governance matters considered significant to our shareholders. The Company’s Guidelines direct our Board’s actions with respect to, among other things, Board composition, director membership criteria, selection of the Chairman of the Board, composition of the Board’s standing committees, director stock ownership, shareholder and other interested party communications with the Board, succession planning, and the Board’s annual performance evaluation. The Company’s Guidelines can be found on the Corporate Governance section of the Company’s Investor Relations website at investor.yahoo.net/documents.cfm.

Director Independence

The Company’s Guidelines provide that the Board shall comprise a majority of directors who, in the business judgment of the Board, qualify as independent directors under applicable listing standards of The NASDAQ Stock Market LLC (“Nasdaq”). There are no family relationships among any of the directors or executive officers of the Company.

Each director’s relationships with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) that have been identified were reviewed, and only those directors (i) who in the opinion of the Board have no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and (ii) who otherwise meet the requirements of the Nasdaq listing standards are considered independent.

The Board has determined that each of Mr. Hayes, Ms. James, Mr. Levchin, Mr. Liguori, Mr. McInerney, Mr. Schwab, Mr. Scott, and Mr. Webb is independent under applicable Nasdaq listing standards for membership on the Board. The Board has also determined, as further described below, that each of these directors is independent under applicable SEC rules and the Nasdaq listing standards for service on the various committees of the Board on which they serve. Ms. Mayer and Mr. Filo are not independent as a result of their employment with the Company as the Chief Executive Officer and Chief Yahoo, respectively. The Board also previously determined that Alfred J. Amoroso, who resigned from the Board effective June 25, 2013, and Daniel S. Loeb, Harry J. Wilson, and Michael J. Wolf, who each resigned from the Board effective July 31, 2013, were independent under applicable SEC rules and the Nasdaq listing standards for membership on the Board and on all committees of the Board on which they served prior to their respective resignations.

The Board considered the transactions described below in making its affirmative determination that each non-employee director and director nominee is independent pursuant to the Nasdaq listing standards and the additional standards established by Nasdaq and the SEC for members of the audit committee and members of the compensation committee. In each case, the Board affirmatively determined that, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship did not, or would not, interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities as a director.

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Transactions in the ordinary course of business with companies for which the following director nominees, directors or former directors served as an executive officer or employee: Mr. Hayes, Mr. Liguori and Mr. Schwab. The amount involved in each of these transactions did not exceed one percent of the recipient entity’s annual gross revenues.

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Relationships and transactions in the ordinary course of business involving aggregate payments greater than or equal to $10,000 with companies for which the following director nominees, directors or former directors served as a non-employee director: Mr. Hayes, Mr. Levchin, Mr. Liguori, Mr. Loeb, Mr. McInerney, Mr. Scott and Mr. Webb. The amount involved in each of these transactions did not exceed one percent of the recipient entity’s annual gross revenues.

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A matching payment of $1,000 in 2012 to a non-profit entity with which Ms. James is affiliated, which was made under the Company-sponsored charitable award program open to all U.S. employees and directors.

Meetings and Committees of the Board

During 2013, the Board held 15 meetings. During 2013, each incumbent director attended at least 75 percent of the aggregate of the total number of meetings of the Board held during the period in which he or she was a director and the total number of meetings held by all of the committees of the Board on which he or she served during the period of his or her service on the committee. Independent directors of our Board meet in regularly scheduled sessions without management. The Chairman of the Board chairs the executive sessions of the Board. The Board has a standing Audit and Finance Committee (“Audit Committee”), Compensation and Leadership Development Committee (“Compensation Committee”), and Nominating/Governance Committee. The Board also forms special committees and subcommittees from time to time. The Board has not determined which committees, if any, Mr. Schwab and Mr. Scott will serve on if elected at the annual meeting.

Committees
Name	Audit and Finance	Compensation and Leadership Development	Nominating and Corporate Governance
John D. Hayes(1)			Chair
Susan M. James	Chair	Member
Max R. Levchin
Peter Liguori(1)			Member
Thomas J. McInerney	Member		Member
Maynard G. Webb, Jr.	Member	Chair
Meetings in 2013	19	13	10

(1)	Mr. Hayes and Mr. Liguori, current members of the Board, are not standing for reelection at the annual meeting.

Audit and Finance Committee. The Board has determined that each member of the Audit Committee is an independent director within the meaning of applicable SEC rules and the Nasdaq listing standards. The Board has determined that each of Ms. James and Mr. McInerney qualifies as an audit committee financial expert within the meaning of SEC rules and satisfies the financial sophistication requirements of the Nasdaq listing standards.

The Audit Committee is governed by a charter, which was amended on January 17, 2014. A copy of the current amended charter is available on the Corporate Governance section of the Company’s Investor Relations website at investor.yahoo.net/documents.cfm.

The overall purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. In fulfilling this purpose, the Audit Committee’s duties and responsibilities include, among other things, (i) the appointment, compensation and oversight of the work of the Company’s independent registered public accounting firm; (ii) review and approval of the independent registered public accounting firm’s engagement, including the pre-approval of audit and permitted non-audit engagements; (iii) oversight of the independent registered public accounting firm’s independence; (iv) review of the results of the year-end audit; (v) review of the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures; (vi) review of management’s financial risk assessment and financial risk management policies, and the Company’s major financial risk exposures and the steps taken to monitor and control such exposures; (vii) establishment of procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; (viii) oversight of certain financial activities; (ix) review of compliance with the Company’s code of ethics; and (x) review and oversight of any related party transactions.

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Compensation and Leadership Development Committee. The Board has determined that each member of the Compensation Committee is an independent director within the meaning of the Nasdaq listing standards, an “outside director” under Section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”) and a “non-employee director” under Exchange Act Rule 16b-3. The Compensation Committee is governed by a charter, which was amended on January 17, 2014. A copy of the current amended charter is available on the Corporate Governance section of the Company’s Investor Relations website at investor.yahoo.net/documents.cfm.

The Compensation Committee’s primary purpose is to oversee the Company’s compensation and employee benefit plans and practices. In carrying out this purpose, the Compensation Committee has, among others, responsibilities that include: (i) reviewing the goals and objectives of the Company’s executive compensation programs and approving or recommending to the Board any changes in these goals and objectives; (ii) reviewing the Company’s equity compensation and other employee benefit plans in light of the Company’s goals and objectives for these plans and approving or recommending to the Board any changes to these plans; (iii) reviewing and approving the compensation level of the Chief Executive Officer, after considering the results of any annual performance evaluation; (iv) reviewing and approving the compensation level of the other executive officers, after considering the results of any annual performance evaluations; (v) reviewing and approving any employment, severance or termination arrangements to be made with any current or former executive officer of the Company; (vi) establishing stock ownership guidelines applicable to the Company’s executive officers and outside directors and monitoring compliance with such guidelines; (vii) establishing the criteria for granting options and other equity-based awards to the Company’s employees and approving the terms of such awards; (viii) reviewing, and recommending to the Board any changes in, the compensation paid to the Company’s non-employee directors; (ix) periodically reviewing the Company’s organizational development activities in order to retain and attract top leadership talent; (x) reviewing whether the Company’s compensation policies and practices create risks that are reasonably likely to create a material adverse effect on the Company; and (xi) reviewing and making recommendations to the Board with respect to shareholder proposals and advisory votes related to executive compensation matters.

The Compensation Committee is also responsible for reviewing and discussing with management the Company’s Compensation Discussion and Analysis and, based on such discussion, making a recommendation to the Board on whether the Compensation Discussion and Analysis should be included in the Company’s proxy statement and/or Annual Report on Form 10-K. The Compensation Committee prepares the Compensation Committee Report for inclusion in the Company’s proxy statement and/or Annual Report on Form 10-K.

The Compensation Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems appropriate, except that the Compensation Committee may not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole. The Compensation Committee may also delegate to one or more officers of the Company certain of its powers specified in the Company’s 1995 Stock Plan, to the extent permitted by law. The Compensation Committee has not delegated and has no current intention to delegate any of its authority with respect to determining executive officer compensation to any subcommittee. The Compensation Committee may confer with the Board in determining the compensation for the Chief Executive Officer. In determining compensation for executive officers other than the Chief Executive Officer, the Compensation Committee considers, among other things, the recommendations of the Chief Executive Officer. However, the Compensation Committee is solely responsible for making the final decisions on compensation for the individuals listed in the Summary Compensation Table in this proxy statement (the “Named Executive Officers”).

Pursuant to its charter, after considering such independence factors as required by the Nasdaq listing standards or applicable SEC rules, the Compensation Committee may retain or obtain the advice of a compensation consultant, legal counsel or other advisers as it deems necessary and appropriate to carry out its duties. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other advisers retained by them. In accordance with the Compensation Committee’s charter, it is the intention of the Compensation Committee that a compensation consultant engaged to advise the Compensation Committee with respect to executive and director compensation will not engage in work for the Company that is unrelated to executive and director compensation without prior approval of the Compensation Committee. The Compensation Committee retained Frederic W. Cook & Co., Inc.

DIRECTORS AND CORPORATE GOVERNANCE

(“FW Cook”) as its independent compensation consultant for 2013, and FW Cook advised the Compensation Committee solely on executive and director compensation. To assist the Compensation Committee during 2013, FW Cook identified trends in executive and director compensation, selected peer companies as points of comparison, determined relevant pay programs, assessed competitive pay levels and appropriate mixes (e.g., the proportion of fixed pay to incentive pay, the proportion of annual cash pay to long-term incentive pay), proposed practices to manage compensation-related risk, and recommended compensation levels for our executive officers and Board members. The Compensation Committee has assessed the independence of FW Cook and concluded that its engagement of FW Cook does not raise any conflict of interest with the Company or any of its directors or executive officers.

Compensation Committee Interlocks and Insider Participation. Ms. James, Mr. Webb (Chair), and Mr. Wilson served on the Compensation Committee during 2013. No person who served as a member of the Compensation Committee during 2013 was or is an officer or employee of the Company. No executive officer of the Company serves or served as a director or member of the compensation committee of another company who employed or employs any member of the Company’s Compensation Committee or Board.

Nominating and Corporate Governance Committee. The Board has determined that each member of the Nominating/Governance Committee is an independent director within the meaning of applicable Nasdaq listing standards. The Nominating/Governance Committee is governed by a charter, which was amended on January 17, 2014. A copy of the current amended charter is available on the Corporate Governance section of the Company’s Investor Relations website at investor.yahoo.net/documents.cfm.

Under its charter, the responsibilities of the Nominating/Governance Committee include: (i) identifying and recommending to the Board individuals qualified to serve as directors of the Company and on the committees of the Board; (ii) advising the Board with respect to matters of board composition, procedures and committees; (iii) assessing the appropriateness of a director nominee who does not receive a “majority of votes cast” in an uncontested election of directors continuing to serve as a director and recommending to the Board the action to be taken with respect to any letter of resignation submitted by such director; (iv) assessing the appropriateness of a director who retires or experiences a change in his or her principal occupation, employer, or principal business affiliation continuing to serve as a director and recommending to the Board the action to be taken with respect to any letter of resignation submitted by such director as required by the Guidelines; (v) developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; and (vi) overseeing the annual evaluation of the Board and its committees.

The Nominating/Governance Committee will consider director candidates recommended by shareholders. The Nominating/Governance Committee may also receive suggestions of candidates from current Board members, the Company’s executive officers or other sources, which may be either unsolicited or in response to requests from the Nominating/Governance Committee. The Nominating/Governance Committee may also, from time to time, engage firms that specialize in identifying director candidates and in 2013, the Nominating/Governance Committee engaged a nationally recognized third party search firm to assist in identifying and evaluating potential director candidates.

In considering director candidates, whether submitted by management, current Board members, shareholders or other persons, the Nominating/Governance Committee will consider the qualifications and suitability of the candidate, and with regard to a candidate submitted by a shareholder, may also consider the number of shares held by the recommending shareholder and the length of time that such shares have been held.

To have a candidate considered by the Nominating/Governance Committee, a shareholder must submit the recommendation in writing and must include the following information:

•	The name of the shareholder and evidence of the shareholder’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

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The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the candidate’s consent to be named as a director if selected by the Nominating/Governance Committee and nominated by the Board.

The Nominating/Governance Committee may require additional information as it deems reasonably required to determine the eligibility of the director candidate to serve as a member of the Board.

The shareholder recommendation and information described above must be sent to the chair of the Nominating/Governance Committee in care of the Corporate Secretary at Yahoo! Inc., 701 First Avenue, Sunnyvale, California 94089. For a candidate to be considered by the Nominating/Governance Committee for nomination to the Board at an upcoming annual meeting, a shareholder recommendation must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of shareholders.

The Nominating/Governance Committee believes that the minimum qualifications for service as a director of the Company are that a nominee possesses (i) an ability, as demonstrated by recognized success in his or her field, to make meaningful contributions to the Board’s oversight of the business and affairs of the Company, and (ii) an impeccable reputation of integrity and competence in his or her personal and professional activities. Pursuant to its charter, the Nominating/Governance Committee’s evaluation of potential candidates is consistent with the Board’s criteria for selecting new directors. Such criteria include the possession of such knowledge, experience, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, and understanding of the Company’s business environment as may enhance the Board’s ability to manage and direct the affairs and business of the Company and, when applicable, the ability of Board committees to fulfill their duties, and considered in the context of an assessment of the perceived needs of the Board at that time. The Nominating/Governance Committee also takes into account, as applicable, the satisfaction of any independence requirements imposed by any applicable laws, regulations or rules and the Company’s Guidelines.

While the Nominating/Governance Committee does not have formal objective criteria for determining the diversity desired or represented on the Board, the committee considers and assesses the diversity (which may include, among other things, an assessment of gender, age, race, national origin, education, professional experience and differences in viewpoints and skills) of potential candidates and the current Board members when evaluating the Board’s composition and recommending candidates for nomination.

In connection with the Nominating/Governance Committee’s consideration of a potential director candidate, the committee may also collect and review publicly available information regarding the person to assess the suitability of the candidate and determine whether the person should be considered further. If the Nominating/Governance Committee determines that the candidate warrants further consideration, the chair or another member of the Nominating/Governance Committee may contact the candidate. Generally, if the candidate expresses a willingness to be considered and to serve on the Board, the Nominating/Governance Committee may request information from the candidate, review his or her accomplishments and qualifications and conduct one or more interviews with the candidate and members of the committee or other Board members. The Nominating/Governance Committee may consider all this information in light of information regarding other candidates that the Nominating/Governance Committee is evaluating for membership on the Board. In certain instances, Nominating/Governance Committee members or other Board members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have first-hand knowledge of the candidate’s accomplishments. The Nominating/Governance Committee’s evaluation process does not vary based on the source of a recommendation of a candidate, although, as stated above, in the case of a candidate recommended by a shareholder, the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

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Board Leadership Structure

Our Board is currently led by an independent director serving as non-executive Chairman. Mr. Webb is currently serving as Chairman of the Board. Our Board has determined that having an independent director serve as the non-executive Chairman of the Board is in the best interests of shareholders at this time because it allows the Chairman to focus on the effectiveness and independence of the Board while the Chief Executive Officer focuses on executing the Company’s strategy and managing the Company’s operations and performance. In the event our Chairman of the Board is not an independent director, our Guidelines provide that the independent directors of the Board will appoint from among themselves a lead independent director with such duties and other responsibilities as may be assigned from time to time by the Board.

The Board’s Role in Risk Oversight

The Board, as a whole and through its committees, serves an active role in overseeing management of the Company’s risks. The Company’s officers are responsible for day-to-day risk management activities. The full Board monitors risks through regular reports from each of the committee chairs and the General Counsel, and is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters. The Board and its committees oversee risks associated with their respective areas of responsibility, as summarized below. Each committee meets with key management personnel and representatives of outside advisers as required.

The Audit Committee reviews risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosures, internal control over financial reporting, investment guidelines and credit and liquidity matters, programs and policies relating to legal compliance and strategy, and the Company’s operational infrastructure, particularly reliability, business continuity and capacity.

The Compensation Committee discusses and reviews compensation arrangements for the Company’s executive officers and other compensation programs to avoid incentives that would promote excessive risk-taking that are reasonably likely to have a material adverse effect on the Company. With respect to the Company’s compensation arrangements, the Company has reviewed its compensation policies and practices and concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In particular, the Compensation Committee, with input from its independent compensation consultant, FW Cook, assessed the compensation arrangements for the Company’s executive officers and reviewed incentive and commission arrangements below the executive level, and concluded that they do not encourage unnecessary or excessive risk-taking. The Compensation Committee believes that the design of the Company’s annual cash and long-term equity incentives for its officers provides an effective and appropriate mix of incentives to focus them on long-term shareholder value creation and does not encourage taking short-term risks at the expense of long-term results.

The Nominating/Governance Committee oversees risks associated with operations of the Board and its governance structure.

Our Board believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of leadership structure as described under “Board Leadership Structure” above.

Policy Against Hedging and Pledging

The Company recognizes that hedging against losses in Company shares may disturb the alignment between shareholders and executives that the Company’s stock ownership policy (as described below in the section titled “Compensation Discussion and Analysis”) and equity awards are intended to build. Accordingly, the Company has incorporated prohibitions on various hedging activities within its insider trading policy, which applies to directors, officers and employees. The policy prohibits all short sales of Company stock and any trading in derivatives (such as put and call options or forward transactions) that relate to Company securities. The insider trading policy also prohibits pledging Company stock as collateral for a loan, purchasing Company stock on margin, and holding Company stock in a margin account.

DIRECTORS AND CORPORATE GOVERNANCE

Code of Ethics

The Board has a code of ethics, which is available on the Corporate Governance section of the Company’s Investor Relations website at investor.yahoo.net/documents.cfm.

The Company’s code of ethics applies to the Company’s directors and employees, including our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Global Controller, and to contractors of the Company. The code of ethics sets forth the fundamental principles and key policies and procedures that govern the conduct of the Company’s business. We intend to disclose any amendment to, or waiver from, the code of ethics for our directors and executive officers, including our Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer or Global Controller or persons performing similar functions, as may be required by applicable SEC and Nasdaq rules by posting such information on our website, at the address and location specified above.

Succession Planning

Management Succession. The Board considers succession planning and senior management development to be one of its most important responsibilities. In accordance with the Company’s Guidelines, the Board is responsible for reviewing the Company’s succession planning and senior management development, considering, among other factors the Board deems appropriate, the Company’s strategic direction, organizational and operational needs, competitive challenges, leadership/management potential and development, and emergency situations. To assist the Board with its review, the Chief Executive Officer shall provide the Board with a performance assessment of senior management and their succession potential to the position of Chief Executive Officer, including in the event of an unexpected emergency, along with a review of any development plans recommended for such individuals. Members of management with high potential to succeed in the Company are provided with additional responsibilities to expose them to diverse areas within the Company, with the goal of developing well-rounded and experienced senior leaders. These individuals may also be positioned to interact more frequently with the Board so that the directors can become familiar with these executives. The Board and the Chief Executive Officer also have the authority to consider persons outside of the Company and to engage third party consultants or search firms to assist in the succession planning process. In addition, the Compensation Committee is responsible for periodically reviewing the Company’s organizational development activities in order to retain and attract top leadership talent. The Compensation Committee reports the summary results of this assessment to the Board.

Director Succession. In accordance with the Company’s Guidelines, succession planning for directors is the responsibility of the full Board, with the assistance of the Nominating/Governance Committee. As described above under “—Nominating and Corporate Governance Committee,” the Nominating/Governance Committee regularly reviews the composition of the Board and assesses the balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole. The Board also discusses the results of the Board’s annual self-evaluation to determine what action, if any, would improve the Board and committee performance. When it is determined that a new director should be added to the Board or that a successor to a current director is necessary or desirable, the Nominating/Governance Committee considers the appropriate mix of experience, skills and attributes required of an individual director that will complement and enhance the effectiveness of the Board as a whole. Based on these skills and attributes, the Nominating/Governance Committee identifies and recommends to the Board individuals qualified to serve as directors of the Company. The full Board then evaluates and selects director nominees for election to the Board at the annual meetings of shareholders and for filling vacancies or new directorships on the Board that may occur between annual meetings. The Nominating/Governance Committee may periodically engage a third party search firm to assist the Nominating/Governance Committee and the Board in identifying potential director candidates for appointment to the Board in the event of both planned and unplanned vacancies on the Board. The Board also periodically considers appropriate successors to the position of Chairman of the Board based on the ideal skills, experiences and characteristics that the Board deems to be in the best interest of the shareholders at that time.

DIRECTORS AND CORPORATE GOVERNANCE

Communications with Directors

The Board has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board, or the non-management directors as a group, any Board committee or any chair of any committee by mail or electronically. To communicate with the Board or any member, group or committee thereof, correspondence should be addressed to the Board or any member, group or committee thereof by name or title. All such correspondence should be sent “c/o Corporate Secretary” at 701 First Avenue, Sunnyvale, California 94089 or electronically to CorporateSecretary@yahoo-inc.com.

All communications received as set forth in the preceding paragraph will be opened and reviewed by the Corporate Secretary or his or her designees for the sole purpose of determining whether the contents represent a message to our directors. The Corporate Secretary or his or her designee will forward copies of all correspondence that, in the opinion of the Corporate Secretary or his or her designee, deals with the functions of the Board or its committees or that he or she otherwise determines requires the attention of any member, group or committee of the Board.

Policy for Director Attendance at Annual Meeting of Shareholders

It is the Company’s policy that directors are invited and encouraged to attend the annual meeting of shareholders. At the 2013 annual meeting of shareholders, all but one of the directors elected to the Board were in attendance.

Director Compensation

Compensation for our non-employee directors consists of an annual cash retainer fee of $80,000 and an annual grant of restricted stock units (“RSUs”) under the 1996 Directors’ Stock Plan (the “Directors’ Plan”) on the date of the annual meeting equal to a number determined by dividing $220,000 by the closing price of the Company’s common stock on the date of grant, provided that the director is serving on the Board immediately following the annual meeting of shareholders.

New directors appointed or elected to the Board (other than in connection with an annual meeting) will receive an initial grant of RSUs upon their appointment or election, with the number of units subject to the grant to be determined as described above and prorated based on the portion of the year that has passed since the last annual meeting. The RSUs granted under the Directors’ Plan vest on a quarterly basis, with the final installment of annual grants vesting on the first to occur of the first anniversary of the date of grant of the award or the day before the annual meeting of shareholders for the calendar year following the year in which the award is granted. The vesting schedule for a prorated grant to a new director will coincide with the remaining vesting schedule applicable to the most recent round of the Company’s annual grants to non-employee directors. The RSUs will generally be paid in an equivalent number of shares of common stock on the earlier of the date the non-employee director’s service terminates and the last quarterly vesting date of the award, subject to any election by the non-employee director to defer the payment date. Subject to the aggregate share limit set forth in the Directors’ Plan, the Board may from time to time prospectively change the relative mixture of stock options and RSUs for the initial and annual award grants to non-employee directors and the methodology for determining the number of shares of the Company’s common stock subject to these grants without shareholder approval.

The Directors’ Plan provides certain benefits that are triggered by certain corporate transactions or death or total disability. In the event of the dissolution or liquidation of the Company, consummation of a sale of all or substantially all of the assets of the Company, or consummation of the merger or consolidation of the Company with or into another corporation in which the Company is not the surviving corporation or any other capital reorganization in which more than 50 percent of the shares of the Company entitled to vote are exchanged (a “Corporate Transaction”), options and RSUs granted under the Directors’ Plan will become fully vested, and the Company will provide each director optionee either a reasonable time within which to exercise the option or a substitute option with comparable terms as to an equivalent number of shares of stock of the corporation succeeding the Company or acquiring its business by reason of such Corporate Transaction. Outstanding RSUs will

DIRECTORS AND CORPORATE GOVERNANCE

generally be paid in an equivalent number of shares of common stock immediately prior to the effectiveness of such Corporate Transaction. In the event of the director’s death or total disability, options and RSUs granted under the Directors’ Plan will become fully vested and, in the case of RSUs, immediately payable.

In addition, our non-employee director compensation program includes additional annual cash retainers of $200,000 for the non-executive Chairman of the Board, $35,000 for the chair of the Audit Committee, $15,000 for the chairs of the Compensation Committee and the Nominating/Governance Committee, and $10,000 for each member (other than the chair) of the Audit Committee. Prior to dissolution of the Transactions Committee in September 2013, the chair of the Transactions Committee received an annual retainer of $35,000 and each member (other than the chair) received $10,000.

A non-employee director may elect to have his or her fees that would otherwise be paid in cash converted into an award of either stock options or RSUs granted under the Directors’ Plan. If the director elects a stock option, the option would cover a number of shares of the Company’s common stock determined by multiplying his or her fee by three and dividing the product by the fair market value (i.e., closing price) of a share of the Company’s common stock on the grant date, which is generally the last day of the calendar quarter for which the applicable fees would have otherwise been paid. The exercise price of the stock option would be equal to the fair market value of a share of the Company’s common stock on the grant date. If the director elects a restricted stock unit award, he or she would be credited with a number of RSUs equal to the amount of his or her fee divided by the fair market value of a share of the Company’s common stock on the grant date, which is generally the last day of the calendar quarter for which the applicable fees would have otherwise been paid. Any stock option or restricted stock unit award granted upon conversion of such fees would be fully vested on the grant date.

In addition, non-employee directors may participate in the Company’s matching charitable awards program, which provides up to $1,000 in matching contributions per calendar year to eligible non-profit organizations. The Company also reimburses its non-employee directors for their out-of-pocket expenses incurred in connection with attendance at Board, committee and shareholder meetings, and other business of the Company.

Director Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for the Company’s non-employee directors as set forth in the Company’s Guidelines with the exact share ownership requirements periodically established by the Board. The current share ownership requirements set by the Board provide that each non-employee director should own shares of the Company’s common stock equal in value to $240,000 (three times the annual Board cash retainer). A non-employee director who does not satisfy the required Company stock ownership level must retain at least 50 percent of the net shares the director receives upon exercise or payment, as the case may be, of a Company equity award. For this purpose, the “net” shares received upon exercise or payment of an award are the total number of shares received, less the shares needed to pay any applicable exercise price of the award. Vested, but unpaid RSUs count toward satisfaction of this threshold, but not vested and unexercised options nor unvested options. Shares held in a trust established by the director (and/or his or her spouse) for estate planning purposes count toward the guidelines if the trust is revocable by the director (and/or his or her spouse) or for the benefit of his or her family members.

DIRECTORS AND CORPORATE GOVERNANCE

Director Compensation Table—2013

The following table presents fiscal year 2013 compensation information for Yahoo’s non-employee directors who served during any part of the year. Yahoo’s one employee director during 2013, Ms. Mayer, received no additional compensation for her service on the Board. (For Ms. Mayer’s compensation as an employee, see the Summary Compensation Table on page 86.)

The “Stock Awards” and “Option Awards” columns below present the aggregate grant date fair value of equity awards (as computed for financial accounting purposes) and do not reflect whether the recipient has realized a financial benefit from the awards (such as by vesting in stock or exercising options).

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	All Other Compensation ($)	Total ($)

Current Directors:
John D. Hayes(5)	0	219,978	85,981	0	305,959
Susan M. James(6)	0	334,894	0	0	334,894
Max R. Levchin(7)	0	219,978	73,338	0	293,316
Peter Liguori	87,120	219,978	0	0	307,098
Thomas J. McInerney	90,000	219,978	0	0	309,978
Maynard G. Webb(8)	0	219,978	210,671	0	430,649

Former Directors:
Alfred J. Amoroso(9)	0	101,537	0	0	101,537
Daniel S. Loeb(10)	52,582	0	0	0	52,582
Harry J. Wilson(11)	0	219,978	54,204	0	274,182
Michael J. Wolf(12)	46,739	219,978	0	0	266,717

(1)

Cash amounts differ, in part, because under the 1996 Directors Plan our non-employee directors may elect to receive their quarterly Board and committee fees in the form of stock options or restricted stock units (“RSUs”) in lieu of cash, see “—Director Compensation,” above. Amounts in this column exclude fees for board service earned in the fourth quarter of 2012 and paid on January 10, 2013, and include fees for board service earned in the fourth quarter of 2013 and paid on January 10, 2014.

(2)

As required by SEC rules, amounts in the columns “Stock Awards” and “Option Awards” present the aggregate grant date fair value of equity awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification™ 718 Compensation—Stock Compensation (“FASB ASC 718”). These amounts do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by vesting in stock or exercising options). For information on the valuation assumptions used in these computations, refer to Note 14—“Employee Benefits” in the Notes to Consolidated Financial Statements in our 2013 Form 10-K.

(3)

On June 25, 2013, each of the non-employee directors elected at the 2013 Annual Meeting of Shareholders other than Mr. Loeb (namely, Ms. James and Messrs. Hayes, Levchin, Liguori, McInerney, Webb, Wilson, and Wolf) was granted an award of 8,815 restricted stock units under the Directors’ Plan. Mr. Loeb waived his right to receive any equity compensation for his service on the Board. Each of these awards had a grant date fair value of $219,978. (The grant date fair values presented in the notes to this table have been determined, as required by applicable SEC rules, based on generally accepted accounting principles and SEC rules.) The number of unvested restricted stock units held on December 31, 2013 by each person listed in the table above was as follows: Mr. Amoroso (0), Mr. Hayes (4,408), Ms. James (4,408), Mr. Levchin (4,408),

DIRECTORS AND CORPORATE GOVERNANCE

Mr. Liguori (4,408), Mr. Loeb (0), Mr. McInerney (4,408), Mr. Webb (4,408), Mr. Wilson (0), and Mr. Wolf (0). The Directors’ Plan provides that non-employee directors may elect to defer payment of restricted stock units in certain circumstances. The number of vested but unpaid restricted stock units held by each person listed in the table above on December 31, 2013 was as follows: Mr. Amoroso (35,281), Mr. Hayes (4,407), Ms. James (36,957), Mr. Levchin (4,407), Mr. Liguori (21,587), Mr. Loeb (0), Mr. McInerney (4,407), Mr. Webb (4,407), Mr. Wilson (0), and Mr. Wolf (0).

(4)

The number of outstanding stock options held on December 31, 2013 by each person listed in the table above was as follows: Mr. Amoroso (0), Mr. Hayes (22,146), Ms. James (0), Mr. Levchin (9,811), Mr. Liguori (0), Mr. Loeb (0), Mr. McInerney (0), Mr. Webb (39,066), Mr. Wilson (876), and Mr. Wolf (0).

(5)

In lieu of cash, Mr. Hayes elected to receive payment of his quarterly Board and committee fees for 2013 in the form of options to purchase the Company’s common stock. Accordingly, Mr. Hayes was granted an option to purchase 3,346 shares on March 31, 2013 with an exercise price of $23.529 per share, which had a grant date fair value of $19,031; an option to purchase 3,133 shares on June 30, 2013 with an exercise price of $25.13 per share, which had a grant date fair value of $22,394; an option to purchase 2,339 shares on September 30, 2013 with an exercise price of $33.17 per share, which had a grant date fair value of $23,570; and an option to purchase 1,761 shares on December 31, 2013 with an exercise price of $40.44 per share, which had a grant date fair value of $20,987.

(6)

In lieu of cash, Ms. James elected to receive payment of her quarterly Board and committee fees for 2013 in the form of restricted stock units. Accordingly, Ms. James was granted an award of 1,221 restricted stock units on March 31, 2013, which had a grant date fair value of $28,729; an award of 1,144 restricted stock units on June 30, 2013, which had a grant date fair value of $28,749; an award of 866 restricted stock units on September 30, 2013, which had a grant date fair value of $28,725; and an award of 710 restricted stock units on December 31, 2013, which had a grant date fair value of $28,712.

(7)

In lieu of cash, Mr. Levchin elected to receive payment of his quarterly Board and committee fees for 2013 in the form of options to purchase the Company’s common stock. Accordingly, Mr. Levchin was granted an option to purchase 2,868 shares on March 31, 2013 with an exercise price of $23.529 per share, which had a grant date fair value of $16,312; an option to purchase 2,686 shares on June 30, 2013 with an exercise price of $25.13 per share, which had a grant date fair value of $19,199; an option to purchase 2,000 shares on September 30, 2013 with an exercise price of $33.17 per share, which had a grant date fair value of $20,154; and an option to purchase 1,483 shares on December 31, 2013 with an exercise price of $40.44 per share, which had a grant date fair value of $17,674.

(8)

In lieu of cash, Mr. Webb elected to receive payment of his quarterly Board and committee fees for 2013 in the form of options to purchase the Company’s common stock. Accordingly, Mr. Webb was granted an option to purchase 3,346 shares on March 31, 2013 with an exercise price of $23.529 per share, which had a grant date fair value of $19,031; an option to purchase 7,659 shares on June 30, 2013 with an exercise price of $25.13 per share, which had a grant date fair value of $54,745; an option to purchase 6,896 shares on September 30, 2013 with an exercise price of $33.17 per share, which had a grant date fair value of $69,490; and an option to purchase 5,656 shares on December 31, 2013 with an exercise price of $40.44 per share, which had a grant date fair value of $67,406.

(9)

Mr. Amoroso’s board service ended on June 25, 2013. In lieu of cash, Mr. Amoroso elected to receive payment of his quarterly Board and committee fees for 2013 in the form of restricted stock units. Accordingly, Mr. Amoroso was granted an award of 2,975 restricted stock units on March 31, 2013, which had a grant date fair value of $69,999; and an award of 1,255 restricted stock units on June 30, 2013, which had a grant date fair value of $31,538.

(10)	Mr. Loeb’s board service ended on July 31, 2013. Mr. Loeb waived any equity compensation for board and committee service.

(11)

Mr. Wilson’s board service ended on July 31, 2013. In lieu of cash, Mr. Wilson elected to receive payment of his quarterly Board and committee fees for 2013 in the form of options to purchase the Company’s common stock. Accordingly, Mr. Wilson was granted an option to purchase 3,665 shares on March 31, 2013 with an exercise price of $23.529 per share, which had a grant date fair value of $20,845; an option to purchase 3,432 shares on June 30, 2013 with an exercise price of $25.13 per share, which had a grant date

DIRECTORS AND CORPORATE GOVERNANCE

fair value of $24,531; and an option to purchase 876 shares on September 30, 2013 with an exercise price of $33.17 per share, which had a grant date fair value of $8,827.

(12)	Mr. Wolf’s board service ended on July 31, 2013.

Required Vote

Each of the directors will be elected by a majority of votes cast, meaning that the number of shares voted “FOR” a director nominee must exceed the number of shares voted “AGAINST” that director nominee. This required vote is explained above in the section titled “Proposal No. 1 Election of Directors—Voting Standard.”

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE UNLESS YOU SPECIFY OTHERWISE IN THE PROXY.

Proposal 2 — Advisory Vote To Approve Executive Compensation

The Company is providing its shareholders with the opportunity to cast a non-binding, advisory vote to approve the compensation of the Named Executive Officers as disclosed in this proxy statement (including in the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis). This proposal is referred to as a “say-on-pay” proposal.

Compensation Philosophy. The second half of 2012 and 2013 brought significant changes in Yahoo’s leadership, including changes in the membership of the Board of Directors. The Compensation Committee, listening to shareholder input and believing in a disciplined pay-for-performance approach to executive compensation, established a rigorous, performance-oriented compensation program for 2013 and continued to maintain performance-based executive compensation programs in 2014. We believe that our program accomplishes the core goals of our compensation philosophy, which are to:

➢	attract and retain the most talented people in an extremely competitive marketplace;

➢	compensate key executives at competitive but responsible levels;

➢	provide equity-based compensation to align executives’ interests with those of our shareholders; and

➢	provide performance-based compensation to enhance the focus on particular goals and to reward those who make the greatest contributions to our performance.

Key Features of our Compensation Programs. Some of the key features of our current executive compensation program include:

✓

We tie pay to performance: both our annual cash incentive bonuses and long-term incentive equity awards are tied to the achievement of performance goals and the ultimate value of the long-term incentive equity awards is tied to our stock price, aligning it with shareholder interests.

✓

Our equity awards in 2013 reflected a balance between multiple short- and long-term incentives. These awards were approximately 50 percent in the form of restricted stock units with time-based vesting requirements, and 50 percent in the form of restricted stock units with time- and performance-based vesting requirements (with multiple financial metrics used to determine performance).

✓

Cash incentive opportunities under our 2013 Executive Incentive Plan also included multiple financial performance metrics, as well as a number of operational objectives. The Compensation Committee also takes the executive’s individual performance into account in determining incentive awards.

Alignment with Shareholder Interests. In years such as 2013, during which our stock price increased more than 100 percent from the start of the year to the end of the year (reflecting an increase in our market capitalization, and value created for shareholders, of nearly $19 billion over that period of time), our executives, through their equity-based compensation, will have the potential to realize gains from this increase in our stock price aligned with the gains realized by our shareholders. In years in which we don’t perform as well, the value our executives may realize from their equity-based compensation will similarly reflect that performance and will be lower.

We also believe that shareholder interests are further served by other executive compensation-related practices that we follow. These practices include:

✓	We do not have minimum payment levels under our Executive Incentive Plan or for our performance-based equity awards.

✓	We do not provide material perquisites.

SAY ON PAY PROPOSAL

✓	We do not pay taxes on our executives’ behalf through “gross-up” payments (other than for a business-related relocation).

✓

Our change-in-control policy has a double-trigger provision (benefits require both a change in control and termination of employment) rather than a single-trigger provision (under which benefits are triggered automatically by any change in control).

✓	We do not reprice “underwater” stock options (stock options where the exercise price is below the then-current market price of our stock) without shareholder approval.

✓	Our executive officers are subject to a stock ownership policy, which requires them to retain a portion of newly vested equity awards until they have satisfied the policy.

✓	We have a recoupment (or “clawback”) policy that allows the Board to recover incentive awards from executives in certain circumstances if Yahoo has to restate its financial results.

✓	We prohibit pledging of, and hedging against losses in, Yahoo securities in our insider trading policy, which is applicable to all employees, including our executive officers.

✓	Our Compensation Committee retains an independent compensation consultant for independent advice and market data.

✓	We seek annual shareholder feedback on our executive compensation program.

Response to Last Year’s Say on Pay Vote. At our annual meeting in June 2013, approximately 92.7 percent of votes cast were in favor of our executive compensation program. The Compensation Committee believes these results demonstrate that shareholders support the significant changes we made to our executive compensation program in late 2012 and early 2013. We retained these executive performance-based compensation programs throughout 2013 and continued to maintain performance-based executive compensation programs in 2014.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Board requests your advisory vote on the following resolution at the annual meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

This vote is an advisory vote only and will not be binding on the Company, the Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board or the Compensation Committee. However, the Compensation Committee will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

The Company’s current policy is to provide shareholders with an opportunity to approve the compensation of the Named Executive Officers each year at the annual meeting of shareholders. It is expected that the next such vote will occur at the 2015 annual meeting of shareholders.

Required Vote

The affirmative vote of the holders of a majority of the Company’s common stock present at the annual meeting in person or by proxy and entitled to vote on this proposal is required to approve, on an advisory basis, the Company’s executive compensation.

SAY ON PAY PROPOSAL

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF EXECUTIVE COMPENSATION. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THIS PROPOSAL UNLESS YOU SPECIFY OTHERWISE IN THE PROXY.

Proposal 3 — Stock Plan Amendment

At the annual meeting, we will ask shareholders to approve the amended and restated version of our Stock Plan (previously referred to as our “1995 Stock Plan”). The amended and restated version of the Stock Plan reflects the amendments described below. You can find the complete text of the amended and restated Stock Plan online. It appears as an annex to the version of this proxy statement that we filed with the SEC at www.sec.gov.

If shareholders approve this Stock Plan proposal, the amendments described below will become effective on the date of the annual meeting:

•

Increase in Aggregate Share Limit. The amended and restated version of the Stock Plan authorizes an increase in the number of shares of our common stock available for award grants under the Stock Plan by an additional [30,000,000] shares (from a current maximum aggregate share limit of 754,000,000 shares to a new maximum aggregate share limit of [784,000,000] shares, with a corresponding increase to the number of shares of our common stock that may be delivered pursuant to options granted under the Stock Plan and qualified as incentive stock options). The proposed additional [30,000,000] shares of our common stock represent [3.0] percent of our issued and outstanding common stock as of March 16, 2014.

•

Change to Full Value Award Share Limit. Currently, the Stock Plan limits the number of shares that may be issued with respect to restricted stock and certain other “full-value awards” granted under the plan by providing that such shares will be counted against the plan’s aggregate share limit as 1.75 shares for every share actually issued in connection with the award. The amended and restated version of the Stock Plan provides that, with respect to shares issued pursuant to restricted stock units and other full-value awards granted after the date of the annual meeting, such shares will be counted against the plan’s aggregate share limit as 2.5 shares for every share actually issued in connection with the award. For purposes of the Stock Plan, a “full-value award” means any award under the Stock Plan except options and stock appreciation rights.

•

Change in Share-Counting Rules. The Stock Plan currently provides that shares that are exchanged by a participant or withheld by the Company as payment in connection with an award under the Stock Plan, as well as any shares exchanged by a participant or withheld by the Company to satisfy the tax withholding obligations related to any award, are not available for subsequent awards under the plan. The Stock Plan also currently provides that shares that are subject to or underlie Stock Plan awards that expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the plan will be available for subsequent awards under the plan. Under the amendments, any shares that are exchanged by a participant or withheld by the Company as payment of an award other than a stock option or stock appreciation right or to satisfy the tax withholding obligations related to such an award would be available for subsequent awards under the Stock Plan (with any such shares becoming available for subsequent awards taking into account the 2.5-to-1 premium share-counting rule discussed above). Under the amendments, any shares that are subject to or underlie a full-value award under the Stock Plan that expires or for any reason is cancelled or terminated, is forfeited, fails to vest, or for any other reason is not paid or delivered under the plan will be available for subsequent awards under the plan; provided that if such full-value award was outstanding on the date of the annual meeting, for every one such share that is so returned to the plan, 2.5 shares shall be available for subsequent awards to take into account the premium share-counting rule discussed above.

•

Extension of Plan Term. The Stock Plan is currently scheduled to expire on April 2, 2019. The amended and restated version of the Stock Plan would extend the Company’s ability to grant new awards under the Stock Plan until April 7, 2024.

STOCK PLAN AMENDMENT

•

Extension of Performance-Based Award Feature. One feature of the Stock Plan enables us to grant certain performance-based awards designed to satisfy the requirements for deductibility of compensation under Section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”). These awards are referred to as “Performance-Based Awards” and are in addition to stock options and stock appreciation rights, separately authorized under the Stock Plan, that may also qualify as performance-based compensation for Section 162(m) purposes. See “Summary Description of the Stock Plan (as Amended)—Performance-Based Awards” below. If shareholders approve the Stock Plan proposal, the Performance-Based Award feature of the Stock Plan will be renewed and extended through the first annual meeting of our shareholders that occurs in 2019 (this expiration time is earlier than the general expiration date of the Stock Plan and is required under applicable tax rules).

As of March 16, 2014, a total of 55,859,129 shares of common stock were subject to outstanding awards under the Stock Plan, and 546,063,648 shares of common stock had been issued pursuant to awards granted under the plan. Of the total number of shares of our common stock that were subject to outstanding awards under the Stock Plan as of March 16, 2014, approximately 12 percent were subject to awards held by our current executive officers, approximately 88 percent were subject to awards held by Yahoo employees other than current executive officers, and none were held by directors. For additional information on our past grants under the Stock Plan and how these numbers are calculated, please see “Aggregate Past Grants Under the Stock Plan” below. For more information on the potential dilutive impact of the amendments to the Stock Plan, please see “Potential Dilution,” and “Equity Compensation Plans” below.

As of March 16, 2014, under all of the Company’s equity compensation plans (including awards assumed by the Company in connection with acquisitions but excluding the Employee Stock Purchase Plan) there were:

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a total of 16,184,864 shares of the Company’s common stock subject to outstanding options (with a weighted-average exercise price of $19.7039 per share and a weighted-average contractual term of 3.55 years);

•	a total of 48,054,721 shares subject to outstanding restricted stock units and other full-value awards;

•	a total of 56,993,140 shares available for future award grants under the Stock Plan; and

•	a total of 4,752,800 shares available for future award grants under the Directors’ Plan.

The above bullets reflect outstanding performance-based awards based on the maximum number of shares that may be delivered pursuant to the award, regardless of whether the award’s goals have been established.

We grant equity awards under the Stock Plan because we believe that it is in our shareholders’ best interests to include equity awards, denominated in shares of common stock or with a value derived from the value of our common stock, as a component of the overall pay package for our executives and select employees because such awards align the interests of award holders with those of our shareholders. Equity awards with performance-based vesting requirements, as well as cash bonus opportunities structured under the Performance-Based Awards feature of the Stock Plan, also encourage award holders to focus on specific goals. We also believe that awards under the Stock Plan are important in attracting and retaining employees in a competitive labor market, which is essential to our long-term growth and success.

We believe the number of shares of our common stock currently available for new award grants under the Stock Plan does not give us sufficient authority and flexibility to adequately provide for future incentives. We believe that the increase in the Stock Plan share limit will allow us to continue to grant awards under the Stock Plan that are payable in shares of common stock through approximately the end of 2017. Please see the discussion under “Potential Dilution” below. We believe that the other Stock Plan amendments described above give the Company greater flexibility to structure future incentives, and that the change in the full-value award ratio (from 1.75:1 to 2.5:1) is appropriate.

If shareholders do not approve this Stock Plan proposal, the amendments described above will not be effective but the other terms and conditions of the Stock Plan will continue in effect.

STOCK PLAN AMENDMENT

Summary Description of the Stock Plan (as Amended)

The principal features of the Stock Plan, including the amendments, are summarized below. The following summary of the Stock Plan does not purport to be complete and is subject to and qualified in its entirety by reference to the complete text of the amended and restated Stock Plan, which appears as an annex to the version of this proxy statement that we filed with the SEC. Any shareholder of the Company may obtain a copy of the amended and restated Stock Plan document by sending a written request to Yahoo’s Corporate Secretary at the Company’s principal executive offices.

General

The maximum number of shares of the Company’s common stock that currently may be issued or transferred pursuant to awards granted under the existing Stock Plan is 754,000,000 shares. If shareholders approve this Stock Plan proposal, this limit will be increased to [784,000,000] shares. Shares issued in respect of any full-value award (which generally includes all awards other than options and stock appreciation rights) granted under the Stock Plan after June 25, 2009 are counted against the plan’s aggregate share limit as 1.75 shares for every one share actually issued in connection with the award. For example, if 100 shares are issued with respect to a restricted stock award granted under the Stock Plan after June 25, 2009, then 175 shares are counted against the plan’s aggregate share limit in connection with that award. If shareholders approve this Stock Plan proposal, this ratio will increase from 1.75:1 to 2.5:1 effective for full-value awards granted after the annual meeting. Shares issued in respect of any full-value award granted under the Stock Plan on or before June 25, 2009 are counted against the plan’s aggregate share limit at the applicable ratio in effect under the plan on the date of grant of the award.

The maximum number of shares of common stock which may be subject to options and stock appreciation rights granted under the Stock Plan to any one individual during any calendar year is 15,000,000, subject to adjustment as provided in the Stock Plan.

To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the Stock Plan. In connection with the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise relates shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. (For purposes of clarity, if an option relates to 100,000 shares and is exercised in full at a time when the net number of shares due to the participant (after any netting of shares to cover the exercise price and/or tax withholding) is 15,000 shares, 100,000 shares shall be charged against the applicable share limits with respect to such exercise.) Currently, shares that are reacquired or withheld by the Company to pay the exercise price of an award granted under the Stock Plan, as well as any shares reacquired or withheld to satisfy the tax withholding obligations related to any award, are not available for subsequent awards under the plan. If shareholders approve this Stock Plan proposal, then effective on the date of the annual meeting shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any full-value award granted under the Stock Plan, as well as any shares exchanged by a participant or withheld by the Company to satisfy the tax withholding obligations related to any full-value award granted under the Stock Plan, will be available for subsequent awards under the Stock Plan (with any such shares becoming available for subsequent awards taking into account the 2.5-to-1 premium share-counting rule discussed above for full-value awards). Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of a stock option or stock appreciation right granted under the Stock Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any stock option or stock appreciation right, will not be available for subsequent awards under the Stock Plan. Currently, shares that are subject to or underlie awards that expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the Stock Plan are available for subsequent awards under the Stock Plan as if such awards had never been granted. If shareholders approve this Stock Plan proposal, then effective on the date of the annual meeting, shares that are subject to or underlie a full-value award under the Stock Plan that expires or for any reason is cancelled or terminated, is forfeited, fails to vest, or for any other reason is not paid or delivered under the plan will be available for subsequent awards under the plan; provided that if such full-value

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award was outstanding on the date of the annual meeting, for every one such share that is so returned to the plan, 2.5 shares shall be available for subsequent awards to take into account the premium share-counting rule discussed above. The Stock Plan’s share limit will not be increased by shares that are purchased by the Company (including, without limitation, using proceeds received from the payment of the exercise price of stock options) on the market.

The Stock Plan is not a tax-qualified deferred compensation plan under Section 401(a) of the U.S. Internal Revenue Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

On March 14, 2014, the closing price of the Company’s common stock was $37.60, as reported on the NASDAQ Global Select Market.

Purpose

The purposes of the Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants of the Company and to promote the success of the Company’s business.

Administration

The Stock Plan may be administered by the Board of Directors or by a committee of independent directors of the Board of Directors. The Board has delegated general administrative authority for the Stock Plan to the Compensation Committee. A committee may delegate some or all of its authority with respect to the Stock Plan to another committee of directors, and certain limited authority to grant awards to employees other than executive officers may be delegated to one or more officers of the Company. (The appropriate acting body, be it the Board of Directors, a committee within its delegated authority, or an officer within his or her delegated authority is referred to in this proposal as the “Administrator.”) Members of the Board of Directors receive no additional compensation for their services in connection with the administration of the Stock Plan.

All questions of interpretation or application of the Stock Plan are determined by the Board of Directors or its appointed committee, and its decisions are final, conclusive and binding upon all participants.

Eligibility

The Stock Plan provides that awards may be granted to employees (including officers and employee directors) and consultants of the Company or any of its subsidiaries. The Administrator selects the participants who will receive awards under the Stock Plan and determines the types and terms of awards to be granted and the number of shares subject to these awards. In making these determinations, a number of factors are taken into account, including the duties and responsibilities of the participant, the value of the participant’s services to the Company, the participant’s present and potential contribution to the success of the Company, and other relevant factors. As of March 16, 2014, there were approximately 12,108 employees eligible to receive grants under the Stock Plan.

Term

The term of any award granted under the Stock Plan will not exceed seven years.

Options and Stock Appreciation Rights

Options granted under the Stock Plan may be either incentive stock options, within the meaning of Section 422 of the U.S. Internal Revenue Code, or nonqualified stock options, as designated in the terms of the applicable award agreement. Incentive stock options are subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the Stock Plan. Incentive stock options may be granted only to employees of the Company or a subsidiary. A stock appreciation right will entitle the participant to receive an

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amount equal to the excess of the fair market value of a share on the date of exercise of the stock appreciation right over the grant price thereof. The Administrator will determine whether a stock appreciation right will be settled in cash, shares or a combination of cash and shares. The per-share exercise price of options and the per-share grant price of stock appreciation rights granted under the Stock Plan may not be less than the fair market value of the common stock, which generally is defined as the closing price of the common stock on NASDAQ Global Select Market on the date of grant.

Restricted Stock

Restricted stock awards granted under the Stock Plan are subject to those terms and conditions, including the duration of the period during which, and the conditions under which, the restricted stock may be forfeited to the Company, as may be determined by the Administrator in its sole discretion.

Restricted Stock Units

Restricted stock units (or “RSUs”) granted under the Stock Plan are subject to those terms and conditions, including the duration of the period during which, and the conditions under which, the restricted stock units may be forfeited to the Company, as may be determined by the Administrator in its sole discretion. Restricted stock units that become vested are paid in cash, shares, other securities or other property, as determined in the sole discretion of the Administrator in accordance with the applicable award agreement.

Dividend Equivalents

Dividend equivalents entitle the award recipient to receive cash or shares of the Company’s common stock corresponding to the amount of dividends paid with respect to a specified number of shares. The Administrator may provide, at the date of grant or thereafter, that dividend equivalents will be paid or distributed when accrued; provided, that dividend equivalents (other than dividend equivalents not related to another award) will be subject to all conditions and restrictions of the underlying awards to which they relate (including, without limitation, any performance-based vesting requirements). Dividend equivalents may be awarded on a free-standing basis or, except as noted below, in connection with another award, and may be paid currently or on a deferred basis. Dividend equivalents may not be granted on options or stock appreciation rights.

Performance-Based Awards

Under Section 162(m) of the Internal Revenue Code, a company cannot take a tax deduction in any tax year for compensation it pays to its Chief Executive Officer and certain other executive officers in excess of $1 million. Compensation that qualifies as “performance-based,” however, is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the company’s shareholders.

Under the Stock Plan, the Administrator can grant awards with performance-based vesting or payment requirements (“Performance-Based Awards”) that are designed to satisfy the “performance-based” exception under Section 162(m). These Performance-Based Awards can be equity-based or cash-based and are in addition to stock options and stock appreciation rights, separately authorized under the Stock Plan, which may also qualify as performance-based for Section 162(m) purposes. Examples of Performance-Based Awards granted under the Stock Plan include our performance RSUs and the cash bonus opportunities under our Executive Incentive Plan (all of which are more fully described in the “Compensation Discussion and Analysis” section, below). There can be no assurance, however, that the compensation intended to qualify for deductibility under Section 162(m) awarded or paid by the Company will be fully deductible.

STOCK PLAN AMENDMENT

Under the amendments, the Administrator will be able to set performance goals for Performance-Based Awards based on any of the following criteria:

•	revenue

•	revenue excluding traffic acquisition costs

•	revenue growth (organic and acquisition related)

•	operating expenses

•	operating expenses less traffic acquisition costs

•	EBITDA

•	gross profit

•	operating cash flow

•	operating income

•	net income

•	net earnings

•	earnings per share (basic or diluted)

•	cash flow from operations

•	capital expenditures

•	free cash flow
•	return on equity or on assets or on net investment

•	cost containment or reduction

•	costs as a percentage of revenues

•	stock price

•	total shareholder return

•	unique users (including daily or monthly)

•	active users (daily or monthly)

•	mobile users

•	app users

•	registered users

•	paying subscribers

•	paying users

•	paying relationships

•	category reach

•	page views
•	video streams

•	search queries

•	revenue per search

•	search click revenue

•	paid clicks

•	price-per-click

•	ads sold

•	ads served

•	ad impressions

•	number of advertisers

•	sell-through rate

•	price-per-ad

•	visits per user

•	user frequency

•	user retention

•	user time

•	app or product installs

•	market share (measured by any of the above criteria)

•	or any combination thereof

These criteria may relate to Company performance on a consolidated basis or at one or more subsidiary, segment, division, business unit or product type (including, without limitation, mobile and native), and the performance targets may be set on an absolute or relative basis (including, without limitation, relative to the performance of other companies), all as the Administrator may determine. To the extent applicable, these criteria are used as applied under generally accepted accounting principles or in the financial reporting of the Company or of its subsidiaries from time to time. The performance measurement period with respect to an award may range from three months to seven years. To the extent provided in the applicable award agreement, performance targets and/or performance measurements shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other items specified by the Administrator at the time of establishing the targets. The Administrator must establish criteria and targets in advance of applicable deadlines under the U.S. Internal Revenue Code and while the attainment of the performance targets remains substantially uncertain.

Performance-Based Awards may be granted to employees (including officers and employee directors) of the Company or any of its subsidiaries and may be paid in stock or in cash. The maximum aggregate stock payment that may be made pursuant to Performance-Based Awards (other than options or stock appreciation rights) granted to any participant in any one calendar year is 2,000,000 shares of common stock (or cash of equivalent value at the time of payment). Performance-Based Awards payable only in cash and not related to shares of the Company’s common stock that are granted to any participant in any one calendar year will not provide for payment of more than $20,000,000. Before any Performance-Based Award (other than an option or stock

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appreciation right) is paid, the Administrator must certify that the performance target or targets have been satisfied. The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

One of the requirements of the “performance-based exception” under Section 162(m) is shareholder approval of the plan under which the awards are granted. In the case of Performance-Based Awards, shareholders must also approve the material terms of the performance goals pursuant to which compensation is paid under the awards. For this purpose, these material terms include the employees eligible to receive Performance-Based Awards, a description of the business criteria on which the performance goal is based, and the maximum compensation that can be paid to an employee under the performance goal during any specified period (each, as disclosed above as to the Performance-Based Award feature of the Stock Plan). In order to continue to grant Performance-Based Awards, we are required to obtain this approval at least every five years. Our shareholders last approved the material terms of the performance goals for Performance-Based Awards under the Stock Plan in June 2009. Approval of this Proposal 3 will constitute approval of the material terms of the performance goals in the Stock Plan and the extension of the Performance-Based Award feature of the Stock Plan through our first annual meeting of shareholders that occurs in 2019.

Adjustments Upon Changes in Capitalization, Dissolution, Liquidation or Sale

In the event of an extraordinary cash dividend or a dividend of stock or other property (other than cash) by the Company or if any other change, such as a stock split, is made in the Company’s capitalization that results in an increase or decrease in the number of outstanding shares of common stock without receipt of consideration, appropriate adjustment will be made, if applicable, in the exercise or grant price of each outstanding award, the number of shares subject to each award, the number of shares available for issuance under the Stock Plan and the other share limits under the plan. No adjustment would be made for ordinary cash dividends, although certain dividend equivalent rights may be granted under the Stock Plan. Dividend equivalents, and the limits on dividend equivalents, are discussed above.

In the event of the dissolution or liquidation of the Company, each award will terminate unless otherwise provided by the Administrator. Additionally, the Administrator may provide that awards granted under the Stock Plan will vest and become non-forfeitable, as to all or any part of such award, as of the date of such dissolution or liquidation. In the event of a sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each award under the Stock Plan will be assumed or an equivalent award will be substituted by the successor corporation or a parent or subsidiary of such successor corporation, unless the Administrator determines and in lieu of such assumption or substitution, that the award will vest and become non-forfeitable, as to all or any part of such award, as of the date of such transaction. If the Administrator makes an award exercisable or non-forfeitable in lieu of assumption or substitution in the event of a merger or sale of assets, it will notify the holder that such award will be exercisable for a period of thirty days from the date of such notice, and thereafter will terminate.

No Repricing

In no case (except due to an adjustment to reflect a stock split or similar event, or any repricing that may be approved by shareholders) will the Administrator (1) amend an outstanding stock option or stock appreciation right to reduce the exercise or grant price of the award, (2) provide for the cancellation, exchange, or surrender of an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) provide for the cancellation, exchange, or surrender of an outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or grant price that is less than the exercise or grant price of the original award.

Transfer Restrictions

Subject to certain exceptions contained in the Stock Plan, awards under the Stock Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally

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exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator may, however, permit certain transfers of awards to family members for estate or tax planning purposes, provided that such transfers comply with applicable federal and state securities laws and are not made for value.

No Limit on Other Authority

The Stock Plan does not limit the authority of the Board of Directors or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority including, without limitation, the authority to assume equity awards from time to time in connection with acquisitions of other companies.

Amendment and Termination

The Administrator may amend or terminate the Stock Plan or any portion thereof at any time; provided that no such amendment or termination will be made without shareholder approval if such approval is necessary to comply with any tax, securities or regulatory law or requirement or any applicable stock exchange requirement with which the Administrator intends the Stock Plan to comply. In addition, shareholder approval will be required for any amendment that (i) materially increases the benefits accruing to participants under the Stock Plan, (ii) materially increases the number of securities that may be issued under the Stock Plan, (iii) materially modifies the requirements for participation in the Stock Plan, or (iv) is otherwise deemed a material amendment by the Administrator pursuant to applicable law or accounting or stock exchange rules. However, no action by the Administrator or shareholders may adversely affect the rights of any recipient of an award granted under the Stock Plan without the consent of the recipient. The Stock Plan is currently scheduled to terminate in April 2019, provided that any options or awards then outstanding under the Stock Plan will remain outstanding until they expire by their terms. If shareholders approve this Stock Plan proposal, the term of the plan will be extended through April 7, 2024.

Federal Income Tax Aspects of the Stock Plan

The U.S. federal income tax consequences of the Stock Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

With respect to nonqualified stock options, the Company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the Company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the Stock Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the Stock Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), the Company may not be permitted to deduct the portion of the

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compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) of the U.S. Internal Revenue Code may not be permitted to be deducted by the Company in certain circumstances.

Specific Benefits under the Stock Plan

The Company has not approved any awards that are conditioned on shareholder approval of this Stock Plan proposal and is not currently considering any specific new award grants under the Stock Plan (other than routine new hire and retention awards, consistent with past practice, that are within the current share limits and terms of the Stock Plan and not contingent on this proposal). If the amendments for the Stock Plan had been in effect in 2013, the Company expects that its award grants for 2013 would not have been different from those actually made in 2013 under the Stock Plan. For more information regarding those awards, please see the following discussion and, for more detailed information on the awards granted to our named executive officers during 2013, see the “Executive Compensation” section, below.

Potential Dilution

The following paragraphs include additional information to help you assess the potential dilutive impact of the Company’s equity awards and the amendments to the Stock Plan.

The following table shows the total number of shares of our common stock that were subject to outstanding restricted stock unit awards granted under the Stock Plan, that were subject to outstanding stock options granted under the Stock Plan, and that were available for new award grants under the Stock Plan as of December 31, 2013 and as of March 16, 2014. No other type of award was outstanding under the Stock Plan as of either of those dates.

	As of December 31, 2013(1)	As of March 16, 2014
Shares subject to outstanding stock options (excluding performance-based stock options)	9,590,987	7,489,204
Shares subject to outstanding performance-based stock options(2) (3)	4,161,920	5,743,043
Shares subject to outstanding restricted stock unit awards (excluding performance-based awards)	43,602,782	41,182,127
Shares subject to outstanding performance-based restricted stock unit awards(2)(3)	473,109	1,374,028
Shares available for new award grants(2)(3)	75,674,608	63,903,419

(1)

December 31, 2013 information is presented after giving effect to determinations of our 2013 performance (which means the performance-based options and restricted stock units that were forfeited in connection with our 2013 performance determinations are considered as not outstanding and as available for new award grants).

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(2)

This table treats the maximum number of shares subject to performance-based awards (i.e., the number that would vest if we achieved the award’s maximum performance level) as outstanding and not available for new award grants. Under our award terms, performance options cannot vest over 100 percent of target, while performance RSUs can vest up to 200 percent of target. If the table presented these awards based on target performance:

•	shares subject to outstanding performance-based stock options would not change;

•	shares subject to outstanding performance-based restricted stock units would decrease by 32,300 shares at December 31, 2013 and by 687,014 shares at March 16, 2014; and

•	shares available for new award grants would increase by 56,525 shares at December 31, 2013 and by 1,202,274 shares at March 16, 2014.

(3)

As required by SEC and accounting rules, if a performance-based award has multiple performance periods, the portion (or “tranche”) relating to each period is treated as a separate grant, which is not considered to be granted or outstanding until its goals are established. As of December 31, 2013 we had not established goals for any post-2013 tranches, and as of March 16, 2014 we had not established goals for any post-2014 tranches of our performance-based awards; accordingly the table above does not include such future tranches. If such future performance tranches were included at the maximum performance levels:

•	shares subject to outstanding performance-based stock options would increase by 5,521,618 shares at December 31, 2013 and by 1,942,969 shares at March 16, 2014;

•	shares subject to outstanding performance-based restricted stock units would increase by 3,089,392 shares at December 31, 2013 and by 2,838,463 shares at March 16, 2014; and

•	shares available for new award grants would decrease by 10,928,054 shares at December 31, 2013 and by 6,910,278 shares at March 16, 2014.

We also maintain the Directors’ Plan, an Employee Stock Purchase Plan, and from time to time may assume equity awards in connection with acquisitions. As of December 31, 2013 and March 16, 2014, a total of 212,578 shares and 195,398 shares, respectively, of the Company’s common stock were subject to all outstanding awards granted under the Directors’ Plan, a total of 3,756,876 shares and 3,474,354 shares, respectively, of the Company’s common stock were subject to all outstanding awards that the Company has assumed in acquisitions, and a total of 15,293,713 shares and 14,552,022 shares, respectively, of the Company’s common stock remained available for purchase under our Employee Stock Purchase Plan. Of the Directors’ Plan awards outstanding as of December 31, 2013, 71,899 shares were then subject to outstanding stock options and 140,679 shares were then subject to outstanding restricted stock unit awards. Of the Directors’ Plan awards outstanding as of March 16, 2014, 71,899 shares were then subject to outstanding stock options and 123,499 shares were then subject to outstanding restricted stock unit awards. Of the assumed awards outstanding as of December 31, 2013, 1,062,680 shares were then subject to outstanding stock options and 2,694,196 shares were then subject to outstanding restricted stock unit awards. Of the assumed awards outstanding as of March 16, 2014, 937,749 shares were then subject to outstanding stock options and 2,536,605 shares were then subject to outstanding restricted stock unit awards.

(In this proxy statement, the number of shares of the Company’s common stock subject to restricted stock and restricted stock unit awards granted under the Stock Plan or the Directors’ Plan during any particular period or outstanding on any particular date is presented based on the number of shares of the Company’s common stock covered by those awards after giving effect to stock splits but before applying the 1.75:1 or other applicable premium share-counting rules under the Stock Plan and the Directors’ Plan, as applicable. See note (6) to the Equity Compensation Plan Information table, below.)

The weighted-average number of shares of the Company’s common stock issued and outstanding in each of the last three fiscal years is 1,274,240,000 shares issued and outstanding in 2011; 1,192,775,000 shares issued and outstanding in 2012; and 1,052,705,000 shares issued and outstanding in 2013 (these amounts are calculated according to GAAP on the same basis as our income statement line item “shares used in per share calculations—basic”). The number of shares of the Company’s common stock issued and outstanding was 1,014,390,580 shares at December 31, 2013 and 1,012,836,052 shares at March 16, 2014.

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The total number of shares of the Company’s common stock subject to awards that the Company granted under the Stock Plan over the last three fiscal years, and to date (as of March 16, 2014) for 2014, are as follows (with performance awards presented based on the maximum number of shares subject to each goal at the time the goal was established, and treating each performance tranche as having been granted in the year during which its goals were established, consistent with SEC and accounting rules):

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32,398,617 shares subject to awards granted in 2011 (which was 2.5 percent of the weighted-average number of shares of the Company’s common stock issued and outstanding in 2011), of which 6,818,534 shares were subject to stock option awards (excluding performance-based vesting options), zero shares were subject to performance-based vesting options, 20,990,323 shares were subject to restricted stock unit awards (excluding performance-based awards), and 4,589,760 shares were subject to performance-based restricted stock unit awards (including tranches of prior awards) for which goals were established in 2011;

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33,749,675 shares subject to awards granted in 2012 (which was 2.8 percent of the weighted-average number of shares of the Company’s common stock issued and outstanding in 2012), of which 8,828,440 shares were subject to stock option awards (excluding performance-based vesting options), zero shares were subject to performance-based vesting options for which goals were established in 2012, 24,604,835 shares were subject to time-based restricted stock unit awards (excluding performance-based awards but including the tranches of prior performance-based awards for which goals would have been established in 2012 but for the Compensation Committee’s decision to convert such tranches to time-based awards), and 316,400 shares were subject to performance-based restricted stock unit awards for which goals were established in 2012;

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36,312,558 shares subject to awards granted in 2013 (which was 3.4 percent of the weighted-average number of shares of the Company’s common stock issued and outstanding in 2013), of which zero shares were subject to stock option awards (excluding performance-based vesting options), 4,847,878 shares were subject to the tranches of performance-based vesting options for which goals were established in 2013, 30,355,035 shares were subject to restricted stock unit awards (excluding performance-based awards), and 1,109,645 shares were subject to the tranches of performance-based restricted stock unit awards for which goals were established in 2013; and

•

10,668,065 shares subject to awards granted in 2014 as of March 16, 2014 (which was 1.1 percent of the number of shares of the Company’s common stock issued and outstanding as of March 16, 2014), of which zero shares were subject to stock option awards (excluding performance-based vesting options), 2,958,352 shares were subject to the tranches of performance-based vesting options for which goals were established in 2014, 6,343,965 shares were subject to restricted stock unit awards (excluding performance-based awards), and 1,365,748 shares were subject to the tranches of performance-based restricted stock unit awards (including tranches of prior awards) for which goals were established in 2014.

The Compensation Committee anticipates that the [30,000,000] additional shares requested for the Stock Plan (which represent [3.0] percent of the number of shares of the Company’s common stock issued and outstanding as of March 16, 2014), together with the 56,993,140 shares available for new award grants under the Stock Plan on March 16, 2014 (as presented in the table above, adjusted to reserve sufficient shares to cover potential payment of outstanding performance-based awards at maximum payment levels) and assuming shares become available for new awards as a result of usual levels of forfeitures of outstanding awards and tax-related net share settlements of full-value awards, will provide the Company with flexibility to continue to grant equity awards under the Stock Plan through approximately the end of 2017. However, this is only an estimate, in the Company’s judgment, based on current circumstances. The total number of shares that are subject to the Company’s award grants under the plan in any one year or from year-to-year may change based on any number of variables, including, without limitation, the value of the Company’s common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of employees, changes in the number of officers, whether and the extent to which vesting conditions applicable to equity-based awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the type of awards the Company grants and how the Company chooses to balance total compensation between cash and equity-based awards.

STOCK PLAN AMENDMENT

Aggregate Past Grants under the Stock Plan

As of March 16, 2014, awards covering 1,062,543,099 shares of the Company’s common stock had been granted under the Stock Plan since its inception. (This number includes shares subject to awards that expired or terminated without having been exercised or paid, which therefore became available for new award grants under the Stock Plan.) The following table presents information as of March 16, 2014 regarding the distribution of those awards among the persons and groups identified below, as well as information regarding aggregate option exercises and restricted stock vesting events prior to that date and holdings of options and unvested restricted stock units as of that date. The Company’s non-employee directors are not eligible to receive award grants under the Stock Plan. All historical share information in this section has been adjusted to reflect stock splits.

As required by SEC and accounting rules, if a performance-based award has multiple performance periods, the portion (or “tranche”) relating to each period is treated as a separate grant, which is not considered to be granted or outstanding until its goals are established. As of March 16, 2014, we had not established goals for the post-2014 tranches of certain performance-based restricted stock units and performance-based stock options; accordingly those future tranches are not included in the total above, or in the table below.

	Stock Options(1)(2)						Restricted Stock Units(2)(3)
	Number of Shares Subject to Past Grants		Number of Shares Acquired on Exercise		Number of Shares Underlying Outstanding Options		Number of Shares Subject to Past Grants	Number of Shares/ Units Vested	Number of Units Outstanding and Unvested
Person or Group					Exercisable	Unexercisable
Named Executive Officers:
Marissa A. Mayer	3,807,687		108,000		2,087,764	1,269,230	3,157,909	1,196,465	1,821,963
Ken Goldman	839,789		0		331,717	419,894	690,795	234,693	421,231
David Filo	1,700,000		1,700,000		0	0	0	0	0
Ronald S. Bell	595,900		315,333		26,000	0	510,605	200,925	257,374
Henrique de Castro(4)	1,889,526		0		1,634,438	0	2,013,778	1,556,702	0

All current executive officers as a group (4 persons)	6,943,376		2,123,333		2,445,481	1,689,124	4,359,309	1,632,083	2,500,568
All former and current employees (excluding current executive officers), as a group	879,230,544		473,759,735		8,286,924	810,718	169,272,240	65,810,865	40,126,314
All current non-executive directors (including nominees), as a group (8 persons)	0		0		0	0	0	0	0
All former non-executive directors, as a group (20 persons)	2,737,632	(5)	2,737,632	(5)	0	0	0	0	0
Each other person who has received 5% or more of the options, warrants or rights under the Stock Plan	N/A		N/A		N/A	N/A	N/A	N/A	N/A

Total for all award recipients	888,911,552		478,620,700		10,732,405	2,499,842	173,631,549	67,442,948	42,626,882

(1)	Includes stock appreciation rights in addition to stock options. As of March 16, 2014, no stock appreciation rights were outstanding.

(2)

For performance-based awards: (a) the number of shares subject to past grants is limited to performance tranches for which goals have been established and is presented based on the maximum number of shares originally subject to such goals; similarly (b) the number of shares subject to outstanding awards is limited to performance tranches for which goals have been established and is presented based on the maximum number of shares potentially issuable as of March 16, 2014. As of March 16, 2014, we have not established goals for the post-2014 tranches of certain performance-based restricted stock units and performance-based stock options. If post-2014 performance tranches were included at the maximum performance levels:

•	the total number of shares subject to past option grants would increase by 3,832,495 shares;

•	the total number of shares subject to unexercisable options would increase by 1,942,969 shares;

STOCK PLAN AMENDMENT

•	the total number of shares subject to past restricted stock unit grants would increase by 2,987,201 shares; and

•	the total number of outstanding and unvested restricted stock units would increase by 2,767,736 units.

(3)	Includes restricted stock awards, in addition to restricted stock units. As of March 16, 2014 no restricted stock awards were outstanding under the Stock Plan.

(4)	Mr. de Castro’s employment with the Company terminated on January 16, 2014.

(5)

Non-employee directors are not eligible to receive awards under the current Stock Plan. This number represents an option granted to Mr. Kern (a director) in 1996, which is no longer outstanding. Mr. Kern resigned from the Board in May 2012.

Equity Compensation Plans

For additional information on our equity compensation plans, please see the “Equity Compensation Plan Information” section, below.

Required Vote; Interests of Directors and Executive Officers

The affirmative vote of the holders of a majority of the Company’s common stock present at the annual meeting in person or by proxy and entitled to vote on this proposal is required to approve the amended and restated Stock Plan.

Employee directors and all of the Company’s executive officers are eligible for awards under the Stock Plan, and thus they have a personal interest in the approval of the amendments to the Stock Plan.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE AMENDED AND RESTATED STOCK PLAN AS DESCRIBED ABOVE. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THIS PROPOSAL UNLESS YOU SPECIFY OTHERWISE IN THE PROXY.

Proposal 4 — Ratification of Appointment of Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since February 1996 and has been appointed by the Audit Committee to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. Although ratification of the appointment of PricewaterhouseCoopers LLP is not required by our organizational documents or applicable law, the Audit Committee and the Board believe it is a good corporate governance practice to request shareholder ratification of the Audit Committee’s appointment of the Company’s independent registered public accounting firm. In the event that ratification of this appointment is not approved by a majority of the shares of common stock of the Company represented at the annual meeting in person or by proxy and entitled to vote on the matter, the Audit Committee will consider this fact in connection with its future appointment of an independent registered public accounting firm. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the Company’s common stock present at the annual meeting in person or by proxy and entitled to vote on this proposal is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THIS PROPOSAL UNLESS YOU SPECIFY OTHERWISE IN THE PROXY.

Proposal 5 — Bylaws Amendment

To enhance our shareholders’ rights, our Board of Directors is proposing, for approval by our shareholders, an amendment to our Bylaws (the “Bylaws Amendment”) to permit a person (or group of persons) beneficially owning at least 25 percent of our outstanding common stock and who has held the stock in a net long position continuously for at least one year to call a special meeting of shareholders. Currently, only the Chairman of our Board, our Chief Executive Officer or our Board may call a special meeting of our shareholders.

Our Board believes that the proposed Bylaws Amendment strikes an appropriate balance between enhancing shareholder rights and avoiding situations that could arise if the threshold were set so low that a small minority of shareholders could call a special meeting to consider a matter of little or no interest to other shareholders. Organizing and preparing for a special meeting involves substantial expense and requires significant attention from our directors and officers, diverting their focus from performing their primary functions of overseeing and operating our business in the best interests of all shareholders. For every special meeting, we must provide each shareholder with a notice of meeting and proxy materials at significant legal, printing and mailing expenses, as well as other costs normally associated with holding a shareholder meeting. In light of the resulting financial expense and possible disruption to our business of holding a special meeting, our Board believes special meetings should only be called to consider matters that a significant base of our shareholders believe warrant immediate attention and cannot be delayed until the next annual meeting.

Establishing a 25 percent threshold for the right of shareholders to call a special meeting provides shareholders with a meaningful ability to call a special meeting while ensuring that the matter being proposed for consideration has significant support among our shareholders. In addition, the “net long position” and one year holding requirements ensure that the shareholders seeking to exercise the special meeting right have more than just a short term-term interest in Yahoo. A shareholder’s “net long position” means those shares of common stock of the Company as to which the shareholder possesses (i) the sole right to vote or direct the voting, (ii) the sole economic incidents of ownership (including the right to profits and risk of loss) and (iii) the sole power to dispose of or direct the disposition.

The Bylaws Amendment contains procedural and informational requirements for shareholders to call a special meeting, and provides that a special meeting requested by shareholders otherwise meeting the ownership and holding period requirements is not required to be called if (i) the request for a special meeting does not comply with the procedural and informational requirements, (ii) the business specified in the special meeting request is not a proper subject for shareholder action under applicable law, (iii) our Board has called or calls for an annual or special meeting of shareholders to be held within 90 days after the Secretary of Yahoo receives the special meeting request and our Board determines that the business of such meeting includes the business specified in the special meeting request, (iv) the special meeting request is received by the Secretary of Yahoo during the period commencing 90 days prior to the anniversary date of the prior year’s annual meeting of shareholders and ending on the date of the final adjournment of the next annual meeting of shareholders, (v) an identical or substantially similar item was presented at any meeting of shareholders held within 90 days prior to receipt by the Secretary of Yahoo of the special meeting request or (vi) the special meeting request was made in a manner that violated Regulation 14A under the Exchange Act or other applicable law.

Our Board is strongly committed to good corporate governance practices and believes the proposed Bylaws Amendment is in the best interests of Yahoo and its shareholders.

This description of the proposed Bylaws Amendment is a summary and is qualified by and subject to the full text of the Bylaws Amendment, which is attached to this proxy statement as Annex A. Additions of text to our Bylaws contained in Annex A are indicated by underlining, and deletions of text are indicated by strike-outs.

BYLAWS AMENDMENT

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock is required to approve the amendment to the Company’s Bylaws to provide shareholders with the right to call special meetings.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE COMPANY’S BYLAWS TO PROVIDE SHAREHOLDERS THE RIGHT TO CALL SPECIAL MEETINGS OF SHAREHOLDERS. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THIS PROPOSAL UNLESS YOU SPECIFY OTHERWISE IN THE PROXY.

Proposal 6 — Shareholder Proposal

Mr. John Harrington, 1001 2nd Street, Suite 325, Napa, CA, 94559, has represented that he owns 500 shares of the Company’s common stock and has given notice of his intention to present a proposal at the annual meeting. The proposal and the proponent’s supporting statement appear below in italics.

The Board opposes adoption of the proposal and asks shareholders to review the Board’s response, which follows the proposal and the proponent’s supporting statement.

The Board recommends that you vote “AGAINST” the shareholder proposal.

Shareholder Proposal

Whereas, while Human Rights have traditionally been the domain of international law, in the era of globalization and technological change, privacy and freedom of expression have become among the most salient policy issues for multinational corporations;

Whereas, it is internationally acknowledged that “existing legal frameworks…are no longer appropriate” for handling the explosion of communications and content crossing international boundaries, and “conceptualizations of existing human rights laws have not kept up with the modern and changing communications and surveillance capabilities”(1);

Whereas, our international exposure to conflict in human rights is significant as Yahoo operates in 60 countries in a highly competitive, elaborate network of partners and subsidiaries with complex social demands and complicated legal systems, all in an extremely unsettled regulatory environment;

Whereas, Yahoo works in countries with poor human rights records, have faced legal claims including unlawful activity and personal injury, and are continually at risk of negatively affecting human rights through our operations and compliance with foreign governments;

Whereas, our company is facing mounting uncertainties regarding national and international government regulations and human rights laws;

Whereas, Yahoo is exposed to significant harm to our business operations and financial condition because of extraordinary demands on our resources with the unprecedented surveillance frequency, capacity, and government requests for data, as well as increasing compliance costs for numerous and sometimes conflicting US and foreign laws, regulations, and their interpretations;

Whereas, all of these risks may expose Yahoo to potentially significant civil or criminal liabilities, penalties, and negative publicity, damaging our reputation and our business;

Whereas, nations, democratic and authoritarian alike, are actively crafting rules regarding free speech and privacy(2), and multinational corporations are increasingly influencing legal and regulatory frameworks and proving a defining force in technological global governance(3);

Whereas, none of our current Directors or Corporate Committees have any explicit responsibility for overseeing human rights issues, including privacy and freedom of speech; be it therefore

RESOLVED that the shareholders request the Board to direct the Governance Committee to create a standing committee to oversee the Company’s responses to domestic and international developments in human rights that affect our company.

(1)	https://en.necessaryandproportionate.org/text

(2)	http://www.newrepublic.com/article/113045/free-speech-internet-silicon-valley-making-rules

(3)	Ibid

SHAREHOLDER PROPOSAL

Supporting Statement

The committee should be directed, as a minimum to address human rights issues of private and government surveillance, and rights of freedom of expression and association. As one of our Executives recently wrote on a corporate blog regarding surveillance and human rights, “The United States should lead the world when it comes to transparency, accountability, and respect of civil liberties and human rights.”(4) With the growing importance of multinational corporation participation in the defining of new, international laws and regulations, and with the significant harm our company faces in the wake of this new era, our company needs to actively consider human rights issues at the highest level.

(4)	http://yahoopolicy.tumblr.com/post/60753842342/yahoo-files-suit-demanding-greater-accountability-from

Board of Directors’ Statement AGAINST Shareholder Proposal

The Board opposes the proposal because Yahoo already has in place extensive policies and practices that the Board believes are effective to oversee Yahoo’s responses to domestic and international developments in human rights affecting Yahoo, including freedom of expression and privacy rights.

In 2008, in recognition that Yahoo’s business, products, technology and operating footprint increasingly intersect with freedom of expression and privacy issues around the world, Yahoo launched the Yahoo Business & Human Rights Program (the “BHRP”). The BHRP is guided by Yahoo’s commitment to human rights and brings together a core team of senior professionals from across Yahoo to integrate human rights decision-making into Yahoo’s business operations. The BHRP implements its mission through a number of core initiatives, including:

•	Developing an accountability framework, designed to assess Yahoo’s performance in meeting Yahoo’s overall goals relating to human rights issues;

•	Developing guiding principles and operational guidelines that translate Yahoo’s support for freedom of expression and privacy into practical steps to be followed by employees;

•

Conducting Human Rights Impact Assessments, which examine the human rights landscape in prospective new markets, evaluate the potential challenges to freedom of expression and privacy that might result from the proposed offering of Yahoo’s services in those markets, and offer strategic approaches to protect the rights of Yahoo’s users in those markets;

•	Engaging with internal and external stakeholders such as users, employees, civil society groups, domestic and foreign governments and shareholders;

•

Establishing and maintaining a website (yahoobhrp.tumblr.com) and email alias (bhrp@yahoo-inc.com) to inform internal and external stakeholders about Yahoo’s human rights initiatives and to provide a mechanism to engage directly with stakeholders;

•

Launching and hosting learning forums and other events focused on efforts to protect and promote human rights in the Internet, communications and technology sector, including (1) the Yahoo Business & Human Rights Summit in 2009, 2010 and 2011, (2) Yahoo’s Change Your World series of events held in Cairo, Washington D.C. and Mexico City in 2012, and (3) Yahoo’s “User First” human rights boot camp for technology start-ups in 2013;

•

Creating the Yahoo Human Rights Fund, which Yahoo established to provide humanitarian and legal support to political dissidents who have been imprisoned for expressing their views online, as well as assistance to their families; and

•

Establishing Yahoo Human Rights Fellowships, international fellowships at Stanford University and Georgetown University, which Yahoo established for the purpose of advancing scholarship on global values and the Internet.

Through Yahoo’s founding leadership role in the Global Network Initiative (“GNI”), Yahoo is also working to translate the principles of freedom of expression and privacy into practical standards for use in Yahoo’s business. The

SHAREHOLDER PROPOSAL

GNI resulted from a collaborative, multi-year effort involving an international group of information and communications technology companies, human rights organizations, academics, investors and technology leaders. GNI members are committed to protecting freedom of expression and privacy, partnering with others to ensure collective governance and accountability, and promoting the GNI and its objectives throughout the world.

The GNI has produced principles that provide direction and guidance to information and communications technology companies to assist them in protecting and advancing freedom of expression and privacy when they encounter laws, regulations and policies that interfere with these fundamental human rights. Yahoo has adopted policies and procedures to implement these principles and, along with other participating companies, agreed to undergo an annual assessment by an independent third party to ensure that the principles are reflected in Yahoo’s business operations.

In January 2014, the GNI published on its website (www.globalnetworkinitiative.org) the results of the independent third party’s 2013 assessment of Yahoo’s human rights policies, which found that Yahoo is making good faith efforts to implement GNI’s principles.

In 2013, Yahoo also published its first global transparency report on government requests for user data and committed to regularly update this information on its website. A copy of this report is available in the “Corporate Governance” section of Yahoo’s investor relations website, investor.yahoo.net, under “Transparency.”

The Global Head and Senior Legal Director of Yahoo’s BHRP, who reports to Yahoo’s Vice President and Deputy General Counsel, Global Public Policy, is responsible for overseeing the initiatives described above and for leading Yahoo’s efforts to promote privacy and free expression on the Internet and to identify innovative solutions to human rights challenges. Yahoo’s Board receives updates prepared by the BHRP on issues related to global human rights risks and opportunities through quarterly policy reports from Yahoo’s General Counsel. The Board believes that the BHRP and its core team of Yahoo employees, under the oversight of Yahoo’s Vice President and Deputy General Counsel, Global Public Policy, and Yahoo’s General Counsel, are in the best position, through their day-to-day involvement in Yahoo’s business operations and detailed understanding of the legislative and regulatory landscape in which Yahoo operates, to oversee Yahoo’s human rights practices and initiatives and to make informed judgments as to what policies and practices are most likely to promote the best interests of Yahoo’s users, shareholders and other stakeholders.

Through the policies and practices described above, the Board believes that Yahoo has in place an effective system for overseeing Yahoo’s responses to domestic and international developments in human rights affecting Yahoo and that the creation of a standing committee of the Board is not necessary or advisable and would involve making regular BHRP updates to a subset of the Board, rather than to the full Board, as is Yahoo’s current practice.

Required Vote

The affirmative vote of the holders of a majority of the shares of common stock present, in person or represented by proxy, and entitled to vote on the proposal is required to approve this proposal.

Recommendation of the Board of Directors

FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “AGAINST” THIS PROPOSAL UNLESS YOU SPECIFY OTHERWISE IN THE PROXY.

Proposal 7 — Shareholder Proposal

The Comptroller of the State of New York as Trustee for the New York State Common Retirement Fund (the “Fund”), 633 Third Avenue – 31st Floor, New York, NY 10017, and Marco Consulting Group Trust 1 (the “Trust”), 550 W. Washington Boulevard, Suite 900, Chicago, IL 60661, have given notice of their intention to co-present a proposal at the annual meeting. The Fund has represented that it owns 2,909,897 shares of the Company’s common stock and the Trust has represented that it owns 167,141 shares of the Company’s common stock. The proposal and the co-proponents’ supporting statement appear below in italics.

The Board opposes adoption of the proposal and asks shareholders to review the Board’s response, which follows the proposal and the co-proponents’ supporting statement.

The Board recommends that you vote “AGAINST” the shareholder proposal.

Shareholder Proposal

Whereas, corporate lobbying exposes our company to risks that could adversely affect Yahoo!’s stated goals, objectives, and ultimately shareholder value, and

Whereas, we rely on the information provided by our company to evaluate goals and objectives, and we, therefore, have a strong interest in full disclosure of Yahoo!’s lobbying to assess whether Yahoo!’s lobbying is consistent with its expressed goals and in the best interests of shareholders and long-term value.

Resolved, the shareholders of Yahoo!, Inc. (“Yahoo!”) request the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Yahoo! used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Yahoo!’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s decision making process and the Board’s oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Yahoo! is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels. Neither “lobbying” nor “grassroots lobbying communications” include efforts to participate or intervene in any political campaign or to influence the general public or any segment thereof with respect to an election or referendum.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Yahoo!’s website.

SHAREHOLDER PROPOSAL

Supporting Statement

As shareholders, we encourage transparency and accountability in the use of corporate funds to influence legislation and regulation both directly and indirectly. Yahoo! is listed as a member of the Business Roundtable, which spent over $26 million on lobbying in 2011 and 2012. Yahoo! does not disclose its membership in, or payments to, trade associations, or the portions of such amounts used for lobbying. Transparent reporting would reveal whether company assets are being used for objectives contrary to Yahoo!’s long-term interests.

Yahoo! spent approximately $5.25 million in 2011 and 2012 on direct federal lobbying activities (opensecrets.org). This figure does not include state lobbying, where Yahoo! also lobbies, reportedly spending $200,991 lobbying in California in 2011 and 2012. Yahoo! does not disclose its membership in or contributions to tax-exempt organizations that write and endorse model legislation, such as Yahoo!’s service on the Communications and Technology Task Force of the American Legislative Exchange Council (ALEC). More than 50 companies, including Amazon.com, Intuit and Symantec, have publicly left ALEC because their business objectives and values did not align with ALEC’s activities.

Board of Directors’ Statement AGAINST Shareholder Proposal

The Board believes that Yahoo is an effective participant in the public policy process at all levels of government consistent with its policies and the federal, state and local laws which govern such activities. Yahoo operates in a dynamic industry and is subject to numerous laws and regulations that govern a wide variety of matters related to its business. Actions by national, state and local officials to change existing laws and regulations or to enact new or additional laws and regulations can significantly impact Yahoo’s business and operations and affect its profitability and competitiveness. Consequently, the Board believes that engaging in the public policy process to promote and protect the long-term interests of Yahoo and its users is in the best interests of its shareholders.

Company Oversight

Yahoo’s Vice President and Deputy General Counsel, Global Public Policy, oversees Yahoo’s participation in the U.S. political process and its compliance with federal, state and local laws governing its lobbying activities and contributions (including contributions to social welfare, non-profit organizations and trade associations that have a public policy purpose). Any such expenditure by Yahoo exceeding $100,000 also requires approval of Yahoo’s General Counsel. In addition, Yahoo’s Board receives regular updates concerning Yahoo’s policy positions and trade association memberships. Political spending activity is also reported annually to the Board.

Yahoo’s participation in the U.S. political process

Yahoo’s U.S. Public Policy team engages in dialogue with U.S. government officials to explain Yahoo’s business and to exchange views on key public policy issues related to Yahoo’s business. Yahoo also maintains memberships in trade associations that help advance its business objectives.

Yahoo also provides transparency and accountability with respect to its public policy initiatives, and in 2013 adopted a political engagement disclosure policy and guidelines setting forth its policies related to involvement in the U.S. political process. Yahoo publicly discloses these policies in the “Corporate Governance” section of its investor relations website, investor.yahoo.net, under “Transparency.” In addition, as part of a comprehensive effort to ensure compliance with all applicable laws relating to political activities, Yahoo’s Code of Ethics provides guidelines concerning lobbying activities by employees on behalf of Yahoo. These guidelines explain what lobbying encompasses and the importance of complying with laws and regulations regarding those activities. Yahoo also requires that all lobbying activities be coordinated with and approved by the Yahoo Global Public Policy Office.

SHAREHOLDER PROPOSAL

As reflected in its policies, Yahoo is fully committed to complying with all applicable U.S. state and federal laws concerning lobbying activities, including all laws requiring public disclosure. Under the Lobbying Disclosure Act of 1995, as amended, Yahoo files publicly available quarterly and semi-annual reports that disclose specific information on Yahoo activities associated with influencing U.S. Federal legislation through communications with members, officers or employees of Congress or with any covered executive branch official. The report also quantifies Yahoo’s lobbying expenditures for the quarter, describes the specific pieces of legislation that were the subject of Yahoo’s lobbying efforts and identifies the individuals who lobbied on Yahoo’s behalf. Outside consultants who lobby on Yahoo’s behalf are also required to file reports detailing their lobbying efforts for Yahoo. These reports from Yahoo and its consultants are all available on the websites of the Secretary of the United States Senate and the Clerk of the United States House of Representatives. To provide increased transparency, Yahoo provides links to its reports under “Transparency” in the “Corporate Governance” section of its investor relations website.

Like many major corporations, Yahoo is a member of various social welfare organizations and trade associations to help advance our long-term public policy agenda and related business interests and goals. To provide increased transparency concerning Yahoo’s membership in these organizations, Yahoo publicly discloses under “Transparency” in the “Corporate Governance” section of its investor relations website a list of the U.S.-based social welfare and trade associations with which we have a substantial relationship for a public policy purpose. In addition, those portions of the dues Yahoo pays to trade associations that are attributable to lobbying are reflected in the publicly available quarterly and semi-annual lobbying reports Yahoo files with the U.S. Senate and Clerk of the U.S. House of Representatives.

Given Yahoo’s extensive disclosures described above, the Board believes that the preparation and publication of the report called for in this proposal would be an unnecessary duplication of already existing publicly available materials. The additional report requested would not add to the shareholders’ understanding of Yahoo’s lobbying activities and would impose unnecessary additional costs and burden on the Company.

Required Vote

The affirmative vote of the holders of a majority of the shares of common stock present, in person or represented by proxy, and entitled to vote on the proposal is required to approve this proposal.

Recommendation of the Board of Directors

FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “AGAINST” THIS PROPOSAL UNLESS YOU SPECIFY OTHERWISE IN THE PROXY.

Proposal 8 — Shareholder Proposal

Michael Loeb, c/o Trillium Asset Management, LLC, 711 Atlantic Avenue, Boston, MA 02111, and the Congregation of the Sisters of Charity of the Incarnate Word, 4503 Broadway, San Antonio, TX 78209, have given notice of their intention to co-present a proposal at the annual meeting. Mr. Loeb has represented that he owns 800 shares of the Company’s common stock. The proposal and the co-proponents’ supporting statement appear below in italics.

The Board opposes adoption of the proposal and asks shareholders to review the Board’s response, which follows the proposal and the co-proponents’ supporting statement.

The Board recommends that you vote “AGAINST” the shareholder proposal.

Shareholder Proposal

Political Contribution Disclosure

Resolved, that the shareholders of Yahoo! Inc. (“Yahoo” or “Company”) hereby request Yahoo! provide a report, updated semiannually, disclosing the Company’s:

1. Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2. Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a. The identity of the recipient as well as the amount paid to each; and

b. The title(s) of the person(s) in the Company responsible decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website. Payments used for lobbying are not encompassed by this proposal.

Supporting Statement

Long-term shareholders of Yahoo! support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, parties, or organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is in the best interest of the company and its shareholders, while gaps in transparency and accountability may expose Yahoo! to risks that could threaten long-term shareholder value. The Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”

Yahoo! contributed at least $1.1 million in corporate funds since the 2002 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org) However, Yahoo! ranked poorly in the 2013 CPA-Zicklin Index of Corporate Political Accountability and Disclosure, which rated the top 200 of the S&P 500 companies, scoring just 5.7 out of 100 points.

SHAREHOLDER PROPOSAL

Relying on publicly available data does not provide a complete picture of Yahoo!’s political spending. At many companies, management does not know how third-party groups use corporate money politically. This proposal asks Yahoo! to disclose all of its political expenditures, including payments to trade associations and other tax-exempt organizations. This governance reform would bring our Company in line with a growing number of leading companies, including Exelon, Microsoft, and Ebay that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets.

Board of Directors’ Statement AGAINST Shareholder Proposal

The Board opposes this proposal because Yahoo already has an effective system to ensure accountability and oversight of its political contributions and expenditures. Beginning in 2013, Yahoo adopted a political engagement and disclosure policy and guidelines. Under this policy, Yahoo expanded its disclosures beyond those required to comply with federal, state and local laws and Yahoo now makes significant public disclosures concerning its political activities, policies and contributions in the “Corporate Governance” section of its investor relations website, investor.yahoo.net, under “Transparency.” The additional reports requested in the shareholder proposal would not provide any meaningful additional benefits to shareholders and would impose undue burdens on the Company. It should be noted that prior to Yahoo’s adoption in 2013 of enhanced public disclosures concerning our political activities and contributions, one of the co-proponents of this proposal submitted an almost identical proposal at Yahoo’s 2013 annual meeting of shareholders. The Board opposed that proposal, and it was rejected by Yahoo’s shareholders.

Company Oversight

Yahoo’s Vice President and Deputy General Counsel, Global Public Policy oversees Yahoo’s participation in the U.S. political process and its compliance with federal, state and local laws governing Yahoo’s political activities and contributions (including contributions to social welfare, non-profit organizations and trade associations that have a public policy purpose). Any such expenditure exceeding $100,000 also requires the approval of our General Counsel. In addition, Yahoo’s Board receives regular updates concerning Yahoo’s policy positions and trade association memberships. Political spending activity is also reported annually to the Board.

Yahoo’s participation in the U.S. political process

Yahoo seeks to continue to be an effective participant in the political process by making prudent political contributions and expenditures consistent with our policies and applicable law. We operate in a dynamic industry and are subject to numerous laws and regulations covering a wide variety of matters related to our business. Changes to existing laws and regulations or new laws and regulations can significantly impact our business and operations and affect our profitability and competitiveness. Consequently, Yahoo believes that participation in the political process to promote and protect the interests of Yahoo and its users is in the best interest of shareholders.

In 2002, Yahoo formed the Yahoo! Inc. Political Action Committee (the “Yahoo PAC”), which allows Yahoo employees in the United States to voluntarily contribute personal funds and join together to make political contributions to federal candidates, political party committees, and/or political action committees who support policies important to Yahoo and its shareholders. The activities of the Yahoo PAC are subject to comprehensive regulations by the federal government, including detailed disclosure requirements. The Yahoo PAC is managed in a nonpartisan manner by our U.S. Public Policy team and is operated in compliance with all applicable laws. In making decisions concerning Yahoo PAC contributions, our U.S. Public Policy team considers candidates who represent the communities in which our employees live and work, those who serve on relevant committees or in leadership roles and those who support or supported policies and initiatives important to Yahoo. The Yahoo PAC files regular reports of receipts and disbursements in excess of $200 with the Federal Election Commission, which are made available publicly. Yahoo also publicly discloses disbursements from the Yahoo PAC under “Transparency” in the “Corporate Governance” section of its investor relations website.

SHAREHOLDER PROPOSAL

Direct corporate contributions are not allowed to federal candidates; however, many states allow corporate contributions to state and local candidates. As a corporation, Yahoo does make political contributions to support state and local candidates consistent with its public policy agenda and business interests. All states require that contributions be disclosed either by the recipient or by the donor and these disclosures are publicly available. Yahoo also publicly discloses its disbursements under “Transparency” in the “Corporate Governance” section of its investor relations website.

While direct corporate contributions are not allowed to federal candidates, in its Citizens United decision, the U.S. Supreme Court held that corporations such as Yahoo could make independent expenditures supporting or opposing candidates for federal office. Nevertheless, we have not made such expenditures.

Like many major corporations, Yahoo participates in various social welfare organizations and trade associations to help advance our long-term public policy agenda and related business interests and goals. To provide increased transparency concerning Yahoo’s membership in these organizations, Yahoo publicly discloses under “Transparency” in the “Corporate Governance” section of its investor relations website a list of the U.S.-based social welfare and trade associations with which we have a substantial relationship for a public policy purpose.

Given the policy and guidelines already adopted by Yahoo and described above, the Board believes that Yahoo has in place an effective system of accountability and oversight for political contributions and expenditures and that the extensive disclosures Yahoo makes concerning its political activities and contributions provide significant transparency to our shareholders and other interested parties. The Board believes that the concerns cited in the shareholder proposal are addressed by Yahoo’s existing oversight policies and disclosures and that the additional reports requested in the proposal would not provide any additional benefit to shareholders and would impose undue burdens on Yahoo.

Required Vote

The affirmative vote of the holders of a majority of the shares of common stock present, in person or represented by proxy, and entitled to vote on the proposal is required to approve this proposal.

Recommendation of the Board of Directors

FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “AGAINST” THIS PROPOSAL UNLESS YOU SPECIFY OTHERWISE IN THE PROXY.

Beneficial Ownership of Principal Shareholders and Management

The following table presents the number of shares of our common stock that were beneficially owned as of March 16, 2014 (except where another date is indicated) by (i) known beneficial owners of five percent or more of our common stock, (ii) each current director and director nominee, (iii) each Named Executive Officer, and (iv) all current directors and current executive officers of the Company as a group.

Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock Outstanding(2)
FMR LLC(3)	118,827,630	11.7%
245 Summer Street Boston, MA 02210
David Filo	71,061,390	7.0%
701 First Avenue Sunnyvale, CA 94089
BlackRock, Inc.(4)	56,653,322	5.6%
40 East 52nd Street New York, NY 10022
Marissa A. Mayer(5)	2,790,216	*
Henrique de Castro(6)	2,392,877	*
Ken Goldman(7)	484,827	*
Ronald S. Bell(8)	150,230	*
Maynard G. Webb, Jr.(9)	69,914	*
Susan M. James(10)	60,590	*
John D. Hayes(11)	48,937	*
Thomas J. McInerney(12)	24,791	*
Peter Liguori(13)	23,791	*
Max R. Levchin(14)	22,999	*
H. Lee Scott, Jr.(15)	10,000	*
Charles R. Schwab(16)	0	*
All current directors and current executive officers as a group (10 persons)(17)	74,737,685	7.4%

*	Less than 1 percent.

(1)

The number of shares beneficially owned by each person or group as of March 16, 2014 (except where another date is indicated) includes shares of common stock that such person or group had the right to acquire on or within 60 days after that date, including, but not limited to, upon the exercise of options and vesting and payment of restricted stock units. Shares subject to vested restricted stock units under the Directors’ Plan are generally payable on the earlier of the first anniversary of the date of grant or the date the director’s service terminates, subject to deferred issuance at the director’s election in some cases. To our knowledge, except as otherwise indicated in the footnotes to this table and subject to applicable community property laws, each shareholder named in the table has the sole power to vote or direct the voting of (voting power), and the sole power to sell or otherwise direct the disposition of (dispositive power), the shares set forth opposite such shareholder’s name.

BENEFICIAL OWNERSHIP

(2)

For each person and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 1,012,836,052 shares of common stock outstanding (excluding treasury shares) on March 16, 2014 and the number of shares of common stock that such person or group had the right to acquire from the Company on or within 60 days of that date, including, but not limited to, upon the exercise of options and upon vesting and payment of restricted stock units.

(3)

Beneficial ownership information is as of December 31, 2013 and is based on information contained in the Schedule 13G Amendment No. 1 filed with the SEC on February 14, 2014 by FMR LLC and its chairman, Edward C. Johnson 3d. Such amendment states that FMR LLC is deemed to be the beneficial owner of over 116 million of the shares shown above by virtue of its control over Fidelity Management & Research Company and Fidelity SelectCo, LLC, each of which in turn is deemed to be the beneficial owner of its shares as a result of its acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Such amendment further states that (a) FMR LLC has sole voting power over 2,492,716 shares, shared voting power over no shares, sole dispositive power over 118,827,630 shares, and shared dispositive power over no shares; and (b) Mr. Johnson has neither sole nor shared voting power over any shares, sole dispositive power over 118,827,630 shares, and shared dispositive power over no shares.

(4)

Beneficial ownership information is as of December 31, 2013 and is based on information contained in the Schedule 13G filed with the SEC on February 11, 2014 by BlackRock, Inc. The Schedule 13G states that Blackrock, Inc. has sole voting power over 45,806,131 shares, shared voting power over 24,646 shares, sole dispositive power over 56,628,676 shares, and shared dispositive power over 24,646 shares.

(5)

Includes 2,087,764 shares issuable upon exercise of options that are exercisable on or within 60 days after March 16, 2014 under the 1995 Stock Plan, and 47,983 shares issuable pursuant to restricted stock units vesting within 60 days after March 16, 2014 under the 1995 Stock Plan.

(6)

Includes 1,634,438 shares issuable upon exercise of options that are exercisable on or within 60 days after March 16, 2014 under the 1995 Stock Plan. Mr. de Castro served as the Company’s Chief Operating Officer until his employment terminated on January 16, 2014. His beneficial ownership amount is based on information in the most recent Form 4 Mr. de Castro filed with the SEC regarding Yahoo stock (dated December 29, 2013), adjusted to give effect to subsequent transactions through March 16, 2014 of which the Company is aware in connection with employment-related equity awards.

(7)

Includes 331,717 shares issuable upon exercise of options that are exercisable on or within 60 days after March 16, 2014 under the 1995 Stock Plan, and 19,115 shares issuable pursuant to restricted stock units vesting within 60 days after March 16, 2014 under the 1995 Stock Plan.

(8)

Includes 26,000 shares issuable upon exercise of options that are exercisable on or within 60 days after March 16, 2014 under the 1995 Stock Plan, and 6,096 shares issuable pursuant to restricted stock units vesting within 60 days after March 16, 2014 under the 1995 Stock Plan.

(9)

Includes 39,066 shares issuable upon exercise of options that are exercisable on or within 60 days after March 16, 2014 under the Directors’ Plan, 2,204 shares issuable pursuant to restricted stock units vesting within 60 days after March 16, 2014 under the Directors’ Plan, 4,407 shares subject to vested but unpaid restricted stock units as of March 16, 2014 under the Directors’ Plan, and 24,237 shares held by the Webb Family Trust. Mr. Webb has shared voting and dispositive power over the shares held by the Webb Family Trust. Does not include 6,371 shares subject to options that were automatically awarded to Mr. Webb on March 31, 2014 under the Directors’ Plan in lieu of cash fees for Board service during the first quarter of 2014 (which amount was not determinable at March 16, 2014).

(10)

Includes 2,204 shares issuable pursuant to restricted stock units vesting within 60 days after March 16, 2014 under the Directors’ Plan, and 36,957 shares subject to vested but unpaid restricted stock units as of March 16, 2014 under the Directors’ Plan.

BENEFICIAL OWNERSHIP

(11)

Includes 22,146 shares issuable upon exercise of options that are exercisable on or within 60 days after March 16, 2014 under the Directors’ Plan, 2,204 shares issuable pursuant to restricted stock units vesting within 60 days after March 16, 2014 under the Directors’ Plan, 4,407 shares subject to vested but unpaid restricted stock units as of March 16, 2014 under the Directors’ Plan, and 3,000 shares in a managed account over which Mr. Hayes has a right to obtain investment and voting control within 60 days. Does not include 824 shares held by Mr. Hayes’ wife in a managed account as UTMA custodian for their adult sons, or 1,984 shares subject to options that were automatically awarded to Mr. Hayes on March 31, 2014 under the Directors’ Plan in lieu of cash fees for Board service during the first quarter of 2014 (which amount was not determinable at March 16, 2014).

(12)

Includes 2,204 shares issuable pursuant to restricted stock units vesting within 60 days after March 16, 2014 under the Directors’ Plan, and 4,407 shares subject to vested but unpaid restricted stock units as of March 16, 2014 under the Directors’ Plan.

(13)

Includes 2,204 shares issuable pursuant to restricted stock units vesting within 60 days after March 16, 2014 under the Directors’ Plan, and 4,407 shares subject to vested but unpaid restricted stock units as of March 16, 2014 under the Directors’ Plan.

(14)

Includes 9,811 shares issuable upon exercise of options that are exercisable on or within 60 days after March 16, 2014 under the Directors’ Plan, 2,204 shares issuable pursuant to restricted stock units vesting within 60 days after March 16, 2014 under the Directors’ Plan, and 4,407 shares subject to vested but unpaid restricted stock units as of March 16, 2014 under the Directors’ Plan. Does not include 1,671 shares subject to options that were automatically awarded to Mr. Levchin on March 31, 2014 under the Directors’ Plan in lieu of cash fees for Board service during the first quarter of 2014 (which amount was not determinable at March 16, 2014).

(15)	Includes 10,000 shares held by the Lee and Linda Scott Revocable Trust, over which Mr. Scott has shared voting and shared dispositive power.

(16)	Beneficial ownership information is as of April 2, 2014.

(17)

Includes 2,516,504 shares issuable upon exercise, by directors and executive officers, of options that are exercisable on or within 60 days after March 16, 2014 under the Directors’ Plan or the 1995 Stock Plan, respectively, 86,418 shares issuable pursuant to restricted stock units vesting within 60 days after March 16, 2014 under the Directors’ Plan or the 1995 Stock Plan, and 58,992 shares subject to vested but unpaid restricted stock units under the Directors’ Plan as of March 16, 2014. Does not include 10,026 shares subject to options that were automatically awarded to certain directors on March 31, 2014 under the Directors’ Plan in lieu of cash fees for Board service during the first quarter of 2014 (which amounts were not determinable at March 16, 2014).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and, subject to certain exceptions, persons who beneficially own more than 10 percent of the Company’s common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership on Form 3 and changes in ownership of the Company’s common stock on Forms 4 or 5. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during its fiscal year ended December 31, 2013 all filing requirements applicable to the Reporting Persons were timely met, with the exception of a Form 4 for Mr. Goldman reporting share-based tax withholding arising from a March 2013 RSU vesting event, which was filed late.

Equity Compensation Plan Information

The following table presents information as of December 31, 2013 regarding shares of the Company’s common stock that may be issued under the Company’s equity compensation plans, including the Stock Plan, the Directors’ Plan and the Employee Stock Purchase Plan. Each of these plans has been approved by the Company’s shareholders. The Company does not maintain any equity incentive plans that have not been approved by shareholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders(1)	58,036,353	(2)(3)(4)	$21.4506	(4)(5)	95,292,269	(4)(6)

(1)

This table does not include the equity awards we assumed in connection with the acquisition of other companies. As of December 31, 2013, an additional 1,065,019 shares of our common stock were subject to outstanding acquired-company stock options (at a weighted average exercise price of $7.7896 per share), and an additional 2,694,196 shares of the Company’s common stock were subject to outstanding acquired-company restricted stock units (including shares issuable as contingent payment of the acquisition price subject to the continued employment of acquired employees through contractual vesting dates).

(2)

Includes 13,822,465 shares subject to outstanding stock option awards and 44,213,888 shares subject to outstanding restricted stock unit awards as of December 31, 2013, after giving effect to determinations of our 2013 performance (which means the performance-based options and RSUs that were forfeited in connection with our 2013 performance determinations are not considered outstanding for purposes of this table).

(3)

Includes the maximum number of shares potentially issuable in connection with performance-based restricted stock units granted in July 2012 which are scheduled to vest based on the Company’s total stockholder return (TSR) over a three-year performance period ending July 1, 2015. As of December 31, 2013, a maximum of 64,600 shares (including a target number of 32,300 shares) were subject to such restricted stock units.

(4)

As required by SEC and accounting rules, if a performance-based award has multiple performance periods, the portion (or “tranche”) relating to each period is treated as a separate grant, which is not considered to be outstanding until its goals are established. As of December 31, 2013, we had not established goals for the post-2013 tranches of certain performance-based RSU awards and performance-based stock options. Specifically, as of December 31, 2013, an additional 5,521,620 performance-based options (all with an exercise price of $18.87 per share) and a maximum of 3,160,118 performance-based RSUs (including a target number of 1,580,059 RSUs), had been awarded but were not considered to be outstanding for accounting purposes (or for purposes of this table) because the applicable performance goals had not yet been established; therefore the underlying shares are classified as available for future issuance in the table above.

(5)	Calculated exclusive of outstanding restricted stock unit awards.

(6)

Of these shares, 75,245,756 were available for award grant purposes under the Stock Plan, 4,752,800 were available for award grant purposes under the Directors’ Plan, and 15,293,713 were available under the Employee Stock Purchase Plan, in each case as of December 31, 2013. Subject to certain express limits of the Stock Plan, shares available under the Stock Plan generally may be used for any type of award authorized under that plan including options, stock appreciation rights, restricted stock and other forms of awards granted or denominated in shares of our common stock or units of our common stock. Each share that is issued in respect of any full-value award under the Stock Plan (i.e., awards other than options and stock appreciation rights with an exercise or base price that is no less than the fair market value of a share of common stock on the date the award is granted) counts against the Stock Plan’s share limit as: 1.75 shares for awards granted on or after May 19, 2005 but prior to June 12, 2007; 2.00 shares for awards

EQUITY COMPENSATION PLANS

granted on or after June 12, 2007 but prior to June 25, 2009; and 1.75 shares for awards granted on or after June 25, 2009. Each share issued in respect of any full-value award granted under the Directors’ Plan (i.e., awards other than options with an exercise price that is no less than the fair market value of a share of common stock on the date the award is granted) after the 2006 annual meeting counts as 1.75 shares for every one share actually issued in connection with the award.

Our Executive Officers

Executive officers are elected by and serve at the discretion of the Board. The names of our current executive officers, their ages as of April 1, 2014 and their positions with the Company are set forth below, followed by certain other information about them:

Name	Age	Position
Marissa A. Mayer	38	Chief Executive Officer, President and Director
Ronald S. Bell	48	General Counsel and Secretary
David Filo	47	Co-Founder, Chief Yahoo and Director Nominee
Ken Goldman	64	Chief Financial Officer

Please refer to “Proposal No. 1 Election of Directors—Nominees” for biographies of Ms. Mayer and Mr. Filo.

Ronald S. Bell became our General Counsel in August 2012 and our Secretary in July 2012 and has been a Vice President of Yahoo since 2001. Mr. Bell served as our interim General Counsel in July 2012; our Deputy General Counsel, Americas Region from March 2010 to July 2012; our Deputy General Counsel, North America Region from January 2008 to March 2010; our Deputy General Counsel, Transactions and Business Counseling from June 2001 to January 2008; and in various other positions in the Yahoo legal department from July 1999 to June 2001. Prior to joining Yahoo, Mr. Bell served as senior corporate counsel at Apple Computer, Inc. and as an associate at the law firm of Sonnenschein Nath & Rosenthal.

Ken Goldman became our Chief Financial Officer in October 2012. Prior to joining the Company, Mr. Goldman served as Chief Financial Officer of Fortinet Inc., a provider of unified threat management solutions, from September 2007 to October 2012. From November 2006 to August 2007, Mr. Goldman served as Executive Vice President and Chief Financial Officer of Dexterra, Inc., a provider of mobile enterprise software. From August 2000 until March 2006, Mr. Goldman served as Senior Vice President, Finance and Administration, and Chief Financial Officer of Siebel Systems, Inc., a supplier of customer software solutions and services which was acquired by Oracle Corporation in January 2006. Mr. Goldman serves on the board of directors of Infinera Corporation, a provider of digital optical networking systems, NXP Semiconductors N.V., a semiconductor company, Gigamon Inc., a network traffic solutions provider, TriNet Group Inc., a provider of a comprehensive human resources solution for small to medium-sized businesses, and Yahoo Japan Corporation.

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program for 2013 and the goals that drive the design of the program. Our Compensation Committee is responsible for reviewing our executive compensation program and approving the compensation arrangements for our executive officers.

Highlights

Highlights of this CD&A, explained in greater detail throughout this discussion, include:

•

2013 marked the second consecutive year of delivering significant returns to our shareholders as our stock price more than doubled during the year (from $19.90 on December 31, 2012 to $40.44 on December 31, 2013).

•	We returned approximately $3.3 billion to our shareholders through share repurchases in 2013 at an average price of $25.95 per share.

•	The fourth quarter of 2013 marked our 8th consecutive quarter of revenue ex-TAC growth (year over year) in our search business and the highest quarterly search revenue ex-TAC since 2009.

•	We refreshed all of our core products and grew both mobile users and users overall.

•	We continued to invest in people, building our management team, and hiring the best people to position the Company for long-term growth.

•

We reaffirmed our commitment to performance-based compensation in 2013, with significant performance-based elements included in our annual cash bonus plan and equity awards for executives to align with shareholder interests.

•	Our Executive Incentive Plan for 2013 does not have a minimum funding level and includes operating objectives that are distinct from the metrics used in our performance-based equity awards.

•

Our program includes other practices that we believe serve shareholder interests such as not providing tax “gross-up” payments (other than for a business-related relocation), and maintaining a clawback policy, a stock ownership policy, and a no-hedging policy.

2013 Company Overview

The second half of 2012 and 2013 brought significant changes in Yahoo’s leadership, including changes in our executive leadership team and membership of our Board of Directors. Marissa A. Mayer was appointed Chief Executive Officer in July 2012. Under Ms. Mayer’s leadership, we focused immediately on creating a more performance-oriented culture. At the center of this performance-oriented culture is Ms. Mayer’s and the Board’s vision for long-term growth. To drive this vision, the management team has invested in strategic business priorities around the daily habits of our users, including making our products inspiring and entertaining, in order to create value for shareholders.

EXECUTIVE COMPENSATION

The Compensation Committee, listening to shareholder input and believing in a disciplined pay-for-performance approach to executive compensation, established rigorous, performance-oriented compensation programs. The three key pillars of this approach are:

•	recruit the great talent necessary to revitalize Yahoo and position the Company to grow revenue and build shareholder value over the long-term;

•	develop compensation packages to attract and to retain that talent, and that the Compensation Committee believes are in line with market norms; and

•	tie the compensation system to performance and deliver the majority of compensation in a manner that is closely aligned with the interests of our shareholders.

To attract the executives that the Board believed would best position the Company for long-term growth, the Company provided “make-whole arrangements” to buy-out compensation value that the executives forfeited upon leaving their prior employers. These “make-whole arrangements” are a typical part of new-hire compensation packages for senior executives and represent one-time recruiting costs, not incremental compensation. Make-whole arrangements were entered into with Ms. Mayer, Mr. Goldman, and Mr. de Castro. The Compensation Committee viewed the costs of the “make-whole” compensation arrangements as a prudent long-term investment needed to secure the management team that our CEO and Board believed brought a unique set of highly valuable skills and experiences that are essential to the Company’s growth and success and would best serve long-term shareholder interests. Mr. de Castro left the Company in January 2014. The major component of Mr. de Castro’s severance benefits, discussed in more detail on page 82, involved the acceleration of his make-whole arrangement, the value of which increased substantially following the date of his hire as a result of the significant appreciation in our stock price. As of the end of this year when Ms. Mayer’s make-whole fully vests, we will have no outstanding material make-wholes with our senior executives. We do not currently anticipate having the need to provide make-wholes of the type provided to Ms. Mayer, Mr. de Castro and Mr. Goldman. If in the future, the Board and Compensation Committee determined that it would be in the best interests of the Company and its shareholders to provide a make-whole as part of a new hire package for a senior executive, they would, as in the past, do so only after a thorough evaluation and weighing of all of the expected benefits versus the potential costs to the Company.

Shareholder Value – During 2013, we returned approximately $3.3 billion to our shareholders through share repurchases. We also increased our share buyback authorization by $5 billion in November 2013. Our stock price has increased 140 percent since July 17, 2012 (the date Ms. Mayer started as our CEO), from a closing price on Nasdaq of $15.60 on July 17, 2012 to a closing price on Nasdaq of $37.60 on the last trading day preceding March 16, 2014. With approximately 1.2 billion shares of Yahoo common stock outstanding on July 17, 2012 and approximately 1.0 billion shares of Yahoo common stock outstanding on March 16, these stock price increases resulted in the creation of approximately $19.5 billion of shareholder value from July 17, 2012 through March 16, 2014 (based on the $22.00 per share increase in stock price over this period and the change in the number of shares outstanding).

EXECUTIVE COMPENSATION

The following chart shows the percentage change in the daily closing price of a share of Yahoo common stock on Nasdaq from July 17, 2012 through March 16, 2014, using the July 17, 2012 closing price as the base price.

Yahoo Stock Price Percentage Change

from July 17, 2012 through March 16, 2014

Strategy – During 2013, we focused on triggering a chain reaction of growth which starts with hiring talented people to build engaging products, those products drive increased traffic, the increased traffic drives increased advertiser interest, which ultimately drives revenue growth. We are committed to building our products with a focus on mobile first. Today we have over 400 million monthly mobile users, an increase of more than 150 million users since we launched our new Mobile and Emerging Products team in October 2012. Another key element of our overall strategy is executing on acquisitions to accelerate our efforts to grow our technical talent base, to enhance our technology and core products, and to expand our audience and engagement. We completed over 30 acquisitions in 2013, including Tumblr which is an important part of our long-term growth strategy.

People – During 2013, we continued to invest in people, building out our management team and hiring the best talent. We also continued to focus on our talent management initiatives including: setting aggressive quarterly and annual goals for the Company, teams and individual employees and rigorous quarterly performance reviews to promote accountability and effectiveness. Finally, our compensation strategies for executive officers continued to emphasize performance-based awards reflecting the core principle that our leaders’ financial interests should align with those of our shareholders.

Products – In 2013, we accelerated our pace of innovation, refreshing every core product and launching nearly a dozen new product experiences focusing, in particular, on mobile devices. These investments furthered our mission to make user’s daily habits more inspiring and entertaining.

Traffic – In 2013, we saw positive traffic trends, especially in mobile. By the end of the year, our monthly mobile users grew to more than 400 million. These numbers do not include Internet Message Access Protocol or Tumblr users.

EXECUTIVE COMPENSATION

Revenue – The fourth quarter of 2013 marked our 8th consecutive quarter of revenue ex-TAC growth (year over year) in our search business and the highest quarterly search revenue ex-TAC since 2009. Management continued to demonstrate its commitment to managing costs while investing for long-term growth in 2013.

Capital Efficiency – We ended the year with $5 billion in cash, cash equivalents and marketable securities. We improved our capital structure in 2013 by raising $1.4 billion of convertible notes, net of costs, at very attractive rates, and further strengthened our balance sheet by generating $786 million in free cash flow. We positioned the Company well to begin 2014 with the financial flexibility to make key investments for growth.

Named Executive Officers

Our “Named Executive Officers” are the executive officers listed in the Summary Compensation Table on page 86. They include:

•	Marissa A. Mayer, Chief Executive Officer and President;

•	Ken Goldman, Chief Financial Officer;

•	David Filo, Co-Founder and Chief Yahoo; and

•	Ronald S. Bell, General Counsel and Secretary.

As a founder, Mr. Filo has a significant ownership interest in Yahoo, receives an annual base salary of $1, and during 2013 he did not participate in any of the cash and equity incentive programs we provided to our other executive officers. References to “Named Executive Officers” in this CD&A generally do not include Mr. Filo.

In accordance with applicable SEC rules, Henrique de Castro, former Chief Operating Officer, is also a Named Executive Officer. Mr. de Castro left the company in January 2014.

2013 Shareholder Say-On-Pay Vote

Yahoo annually offers shareholders the opportunity to cast an advisory vote on our executive compensation program. This annual vote is known as the “say-on-pay” proposal. At our annual meeting in June 2013, approximately 92.7 percent of votes cast were in favor of our executive compensation program for 2012. The Compensation Committee believes these results demonstrate that shareholders support the significant changes we made to our executive compensation program in late 2012 and early 2013. We retained these performance-based executive compensation programs throughout 2013 and continued to maintain performance-based executive compensation programs in 2014. When making future compensation decisions for Named Executive Officers, the Compensation Committee will continue to consider the opinions that shareholders express through say-on-pay votes.

EXECUTIVE COMPENSATION

Compensation Goals and Practices

Our core executive compensation philosophy is to:

•	Attract and retain the most talented people in an extremely competitive marketplace.

•	Compensate key executives at competitive but responsible levels.

•	Provide equity-based compensation to align executives’ interests with those of our shareholders.

•	Provide performance-based compensation to enhance the focus on particular goals and to reward those who make the greatest contributions to our performance.

We also believe shareholder interests are further served by other executive compensation-related practices that we follow. These practices include:

✓

We tie pay to performance: both our annual cash incentive bonuses and long-term incentive equity awards are tied to the achievement of performance goals and the ultimate value of the long-term incentive equity awards is tied to our stock price, aligning it with shareholder interests.

✓	Our equity awards in 2013 reflect a balance between multiple short- and long-term incentives.

✓	We do not have minimum payment levels under our Executive Incentive Plan or for our performance-based equity awards.

✓	We do not provide material perquisites.

✓	We do not pay taxes on our executives’ behalf through “gross-up” payments (other than for a business-related relocation).

✓

Our change-in-control policy has a double-trigger provision (benefits require both a change in control and termination of employment) rather than a single-trigger provision (under which benefits are triggered automatically by any change in control).

✓	We do not reprice “underwater” stock options (stock options where the exercise price is below the then-current market price of our stock) without shareholder approval.

✓	Our executive officers are subject to a stock ownership policy, which requires them to retain a portion of newly vested equity awards until they have satisfied the policy.

✓	We have a recoupment (or “clawback”) policy that allows the Board to recover incentive awards from executives in certain circumstances if Yahoo has to restate its financial results.

✓	We prohibit pledging of, and hedging against losses in, Yahoo securities in our insider trading policy, which is applicable to all employees, including our executive officers.

✓	Our Compensation Committee retains an independent compensation consultant for independent advice and market data.

✓	We seek annual shareholder feedback on our executive compensation program.

To determine compensation for our Chief Executive Officer, the Compensation Committee may confer with the Board. To determine the compensation for the other Named Executive Officers, the Compensation Committee considers, among other factors, the Chief Executive Officer’s recommendations. In the end, though, the Compensation Committee alone decides the appropriate compensation for the Chief Executive Officer and our other Named Executive Officers.

EXECUTIVE COMPENSATION

Executive Compensation Program Elements

To attract key people and keep them invested in Yahoo’s future, we strive to offer them market-competitive “total direct compensation,” which refers to the combination of the executive’s base salary, annual cash bonus opportunity, and long-term incentive equity award value based on customary grant-date valuation principles.

Mix of Compensation to Emphasize Performance

We provide base salaries that the Compensation Committee believes, in its judgment, are competitive. The Compensation Committee believes, however, that our executives will be incentivized to make their greatest contribution to Yahoo if a substantial portion of their compensation is tied to Yahoo’s stock price or other performance goals. To that end, we design annual cash and long-term equity incentives that reward executives for attaining performance goals and creating shareholder value. These incentives make up the majority of each executive’s total direct compensation opportunity. Because these incentives depend on Yahoo’s performance, our executives’ actual compensation could be significantly less—or more—than the targeted levels.

Our emphasis on equity- and performance-based compensation is reflected in the following chart which shows that 93.3 percent of the intended mix of Ms. Mayer’s 2013 target annual total direct compensation is performance-based and/or dependent upon the value of our common stock. Ms. Mayer’s intended mix of annual compensation includes base salary, target cash incentive bonus, grant date value of annual equity awards of which 50 percent have time-based vesting and 50 percent have both time-based and performance-based vesting. For purposes of this chart, the grant date value of annual equity awards is presented by multiplying the total number of shares subject to the awards approved by the Compensation Committee in 2013 by the fair market value of a share of our common stock on the date of the award, with the performance-based portion of the award presented at the target level.

Determining Compensation Levels

In setting specific salary, target annual cash bonus and equity award levels for each Named Executive Officer and our other senior officers, the Compensation Committee considers and assesses, among other factors it may consider relevant:

•	The compensation levels at our peer companies for comparable positions.

•

Various subjective factors relating to the individual recipient—the executive’s scope of responsibility, prior experience, past performance, advancement potential, impact on results, and compensation level relative to other Yahoo executives.

•	As to equity awards, the executive’s historical total compensation, including prior equity grants, the number and value of unvested shares, and the timing of vesting of those awards.

The Compensation Committee gives no single factor any specific weight. Each executive’s compensation level, as well as the appropriate mix of equity award types and other compensation elements, ultimately reflects the Compensation Committee’s business judgment in consideration of these factors and shareholder interests. Executive compensation levels and elements of our executive compensation program are not targeted to specific market or peer group levels.

EXECUTIVE COMPENSATION

Elements of Compensation

The elements of our executive compensation program are set forth below. The Compensation Committee retains discretion to adjust from time to time the different types of compensation that may be awarded to executives.

Element		Rationale

Base Salary		Ensure a fixed level of annual cash compensation for our executives.

Annual Cash Bonus		Focus executives’ efforts on—and reward them for achieving—short-term goals that we believe are important to long-term success.

Long-Term Incentive Equity Awards

• Typically make up the greatest portion of an executive’s total direct compensation opportunity to help ensure alignment between our executives’ interests and shareholders’ interests, and to enhance long-term executive retention.

• May be in the form of stock options or RSUs, and may have time-based or performance-based vesting.

• All equity grants are made under our 1995 Stock Plan, which has been approved by our shareholders.

è	Stock Options With Performance-Based Vesting Requirements

• Exercise price cannot be less than the closing price of our common stock on the grant date.

• We believe that all options have a performance-based element because the option holder realizes value only if our shareholders also realize value.

• Options that vest based on performance vest only if certain performance goals established by the Compensation Committee are met, encouraging executives to focus on specific goals for a particular period. Maximum vesting is 100 percent of the shares subject to the award.

è è	Restricted Stock Units With Performance-Based Vesting Requirements Restricted Stock Units With Time-Based Vesting Requirements

• Vested RSUs are payable in shares of our common stock and further link recipients’ interests with those of our shareholders.

• Under customary grant-date valuation principles, the grant-date value of a stock option is less than the grant-date value of an RSU award covering an equal number of shares. Thus, fewer RSUs are awarded (when compared with stock options) to convey the same grant-date value. The Compensation Committee makes these distinctions, in its judgment, to help minimize the dilutive effect of the awards on our shareholders.

• RSUs with time-based vesting offer more predictable value than options or performance-based vesting awards and are particularly attractive as a retention incentive.

• RSUs that vest based on performance vest only to the extent that certain performance goals established by the Compensation Committee are met, encouraging executives to focus on specific goals for a particular period.

EXECUTIVE COMPENSATION

Element	Rationale

Other Compensation Arrangements

•  401(k) plan with company matching contributions of up to $4,375 available, but we do not provide pensions or other retirement benefits for our executive officers.

•  No material perks for any executives.

•  Certain severance benefits, described below under “Severance and Change-in-Control Severance Benefits” and “Potential Payments Upon Termination or Change in Control,” are provided to compete for key executives and preserve the stability of the executive team.

2013 Executive Compensation Program

2013 Base Salaries

The base salaries for each of Ms. Mayer, Mr. Goldman and Mr. de Castro were established in their offer letters, which Yahoo negotiated with each executive in 2012. In February 2013, the Compensation Committee reviewed the base salaries of these executives and kept them at their 2012 levels: $1.0 million for Ms. Mayer, and $600,000 for each of Mr. Goldman and Mr. de Castro. The Compensation Committee did approve an increase in Mr. Bell’s base salary from $500,000 to $600,000, effective December 1, 2012, due to his increased responsibilities following organizational changes within the Company. We believe this increase was appropriate to keep Mr. Bell’s salary competitive in light of his increased responsibilities and to bring his salary in line with other senior executives at his level.

2013 Annual Cash Bonuses under the Executive Incentive Plan

In keeping with Yahoo’s performance-based compensation philosophy, the Compensation Committee approved the 2013 annual bonus plan for the Named Executive Officers, the Executive Incentive Plan, in February 2013. Bonuses under the Executive Incentive Plan are determined by multiplying an executive’s target bonus opportunity by a Company Performance Factor, and by an Individual Performance Factor, within an overall limit, as shown by this diagram:

There is no minimum bonus payment guaranteed under the plan, and the Compensation Committee has discretion under the plan to reduce (including to $0) the amount of any bonus otherwise payable to a participant as determined based on performance. We believe that Compensation Committee discretion to reduce the amount of any bonus is appropriate to help mitigate the risks associated with the short-term nature of annual bonus plans. Each executive’s maximum bonus under the Executive Incentive Plan was capped at 200 percent of the executive’s target bonus amount (or, if less, a percentage of our adjusted EBITDA for the year as described below).

Target Bonus. The Compensation Committee assigned each Named Executive Officer a target bonus expressed as a percentage of annual base salary. For 2013, Ms. Mayer’s target bonus was 200 percent of her base salary, and the target bonus for each of the other Named Executive Officers was 90 percent of his base salary. The target bonuses for each of Ms. Mayer, Mr. Goldman and Mr. de Castro were established in their offer letters, which Yahoo negotiated with each executive in 2012. Mr. Bell’s target bonus was set to be in line with other senior executives at his level.

EXECUTIVE COMPENSATION

Company Performance Factor. The Company Performance Factor under the plan was determined based on the Company’s attainment of both financial and operational goals. The Compensation Committee selected revenue excluding traffic acquisition costs (or “revenue ex-TAC”), operating income, and free cash flow as the metrics to assess our financial performance. These metrics were selected because, as stated in the Company’s periodic reports filed with the SEC, these were key metrics used by management to measure the performance of the business. The Compensation Committee set the following target performance goals for these metrics based on the Company’s 2013 financial plan:

•	Revenue ex-TAC: $4,600 million

•	Operating Income: $829 million

•	Free Cash Flow: $710 million

The Executive Incentive Plan provided for revenue ex-TAC, operating income, free cash flow, and (as discussed below) adjusted EBITDA to be determined on an adjusted basis to mitigate the financial statement impact of certain types of events not contemplated by our 2013 financial plan. Specifically, adjustments were made to mitigate the financial statement impact of certain acquisitions, restructuring charges, goodwill impairments, legal settlements, changes in foreign exchange rates, and certain items related to our Search and Advertising Services and Sales Agreement with Microsoft. The purpose of these adjustments is to mitigate extraordinary events that may occur during the year and align bonus payouts with measures that reflect managements’ actual performance during the year.

To assess our operational performance, the Compensation Committee identified a number of goals for the year that targeted key areas for growing our business. The operational goals included hiring and developing key new talent, expanding our user base and market share for search, enhancing our mobile services, increasing developer and sales productivity, and developing new partnerships and increasing our partnership revenue. Operational goals are intended to enhance executives’ focus on key operating objectives that we believe are important to our long-term success. No specific measurement metrics were assigned to the operational goals and the Compensation Committee retained discretion to determine their level of attainment.

Bonus Limit. As noted above, bonuses under the 2013 Executive Incentive Plan were capped at 200 percent of the executive’s target bonus. In addition to this cap, aggregate bonuses payable to the Named Executive Officers were subject to a maximum of three percent of our adjusted EBITDA for 2013. This additional performance-based limit on bonuses was intended to help preserve Yahoo’s tax deduction for bonuses paid under the plan, and was allocated among the Named Executive Officers. For these purposes, “adjusted EBITDA” means our income from operations before depreciation, amortization and stock-based compensation expense, adjusted as described below. Under this framework, Ms. Mayer’s maximum bonus was capped at 1.5 percent of our 2013 adjusted EBITDA, and the maximum bonus for each of Messrs. Goldman, Bell and de Castro was 0.5 percent of our 2013 adjusted EBITDA. In setting each executive’s final bonus, the Compensation Committee could exercise only downward discretion from these limits. At the end of 2013, the Compensation Committee determined that our 2013 adjusted EBITDA (adjusted in accordance with the Executive Incentive Plan as described above) was $1,597 million. This framework resulted in a maximum bonus for each Named Executive Officer that was greater than 200 percent of the executive’s target bonus. Accordingly, each executive’s bonus was capped at 200 percent of the executive’s target bonus amount.

2013 Executive Incentive Plan Payout. After the end of the year, the Compensation Committee determined the bonuses to be awarded to each executive under the 2013 Executive Incentive Plan.

EXECUTIVE COMPENSATION

The Compensation Committee applied the following weightings and payout scale to determine the payout factor for the financial performance component of the plan:

Performance Metric (and Weighting)	Target Performance Goal (in millions)	Payout Schedule*
Revenue ex-TAC (60%)	$4,600

•    achievement ≥  110% of goal: 200% payout

•    achievement = 105% of goal: 125% payout

•    achievement = 100% of goal: 100% payout

•    achievement = 95% of goal: 50% payout

•    achievement < 95% of goal: 0% payout

Operating Income (20%)	$829	• achievement ≥ 120% of goal: 200% payout • achievement = 110% of goal: 125% payout • achievement = 100% of goal: 100% payout • achievement ≤ 90% of goal: 0% payout
Free Cash Flow (20%)	$710	• achievement ≥ 150% of goal: 200% payout • achievement = 125% of goal: 125% payout • achievement = 100% of goal: 100% payout • achievement ≤ 90% of goal: 0% payout
* For achievement between the stated percentages, payout is determined by linear interpolation.

For 2013, the Compensation Committee determined that our actual performance, and corresponding payout percentages, with respect to these metrics were as follows, each after giving effect to the Executive Incentive Plan adjustment provision described above:

Performance Metric (and Weighting)	Actual Performance (in millions)	Actual Performance as a Percentage of Target	Payout Percentage
Revenue ex-TAC (60%)	$4,403	95.7%	57.0%
Operating Income (20%)	$720	86.9%	0%
Free Cash Flow (20%)	$800	112.7%	112.7%

Accordingly, the payout factor for the financial performance component of the 2013 Executive Incentive Plan was 57 percent, the weighted average of the three payout percentages in the chart above.

The Compensation Committee also considered the Company’s operational performance for the year. While the Compensation Committee considered the operational goals noted above and management’s assessment of the Company’s performance against those goals, the Compensation Committee exercised its discretion to assess the overall operational performance of the Company for the year and did not assign any particular weighting to any of the goals. Based on its assessment, the Compensation Committee assigned an achievement level of 95 percent for the operational goals component. The Compensation Committee believed that this achievement level appropriately reflected management’s strong operational performance during the year against the operational goals outlined above. In particular, the Committee recognized the hiring of a talented leadership team, technical talent and key media talent; the revitalization of the employee base and building of a strong performance culture; the growth in mobile and overall users; the significant increase in product innovation and refresh of all core products; the growth in search revenue ex-TAC; the negotiation of new partner deals; and the development of new simplified ad platforms for advertisers.

EXECUTIVE COMPENSATION

The Compensation Committee weighted the financial and operational metrics under the Executive Incentive Plan 67 percent and 33 percent, respectively, to give greater emphasis to the objective financial measures. Accordingly, the Compensation Committee determined that the “Company Performance Factor” under the 2013 Executive Incentive Plan was 70 percent (2/3 multiplied by 57 percent, plus 1/3 multiplied by 95 percent, rounded to the nearest whole percentage).

The Compensation Committee also determined an “Individual Performance Factor” for each Named Executive Officer based on its assessment of the executive’s performance during the year. The Compensation Committee assigned an Individual Performance Factor greater than 100 percent for Ms. Mayer, Mr. Goldman, and Mr. Bell, because of their strong individual performance and efforts during the year, which the Compensation Committee believed contributed significantly to the Company’s increased stock price during 2013 and achievement of the Company’ operational goals. More specifically:

•

Ms. Mayer had revitalized the Company’s employee base, continued to build her leadership team, increased the pace of product innovation and refreshes, spearheaded the acquisition of Tumblr, and attracted new customers and increased traffic.

•	Mr. Goldman successfully managed the Company’s costs, its stock buyback program, its Japanese Yen hedge program, and its very successful zero coupon convertible notes offering.

•

Mr. Bell re-positioned the legal team to better support the Company’s changing, faster-paced business, successfully managed the Company’s litigation strategy on very some high profile, significant matters, and executed some significant patent sales which benefitted the Company.

The Compensation Committee determined that Mr. de Castro’s bonus would be zero because the Compensation Committee believed that he did not meet the performance standards necessary to receive an annual bonus for 2013.

The table below shows the target bonus and final bonus amount for each Named Executive Officer who participated in the Executive Incentive Plan for 2013.

Name	Base Salary	Target Bonus as a Percentage of Base Salary	Target Bonus	Final 2013 Bonus(1)	Final 2013 Bonus as a Percentage of Target Bonus
Marissa A. Mayer	$1,000,000	200%	$2,000,000	$1,700,000	85%
Ken Goldman	$600,000	90%	$540,000	$500,000	93%
Ronald S. Bell	$600,000	90%	$540,000	$450,000	83%
Henrique de Castro	$600,000	90%	$540,000	$0	0%

(1)	These amounts are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. As noted above, Mr. Filo did not participate in the 2013 Executive Incentive Plan.

2013 Long-Term Incentive Equity Awards

2013 Annual Grants. In February 2013, the Compensation Committee approved annual equity awards to each of the Named Executive Officers (other than Mr. Filo and Mr. de Castro). These awards were approximately 50 percent in the form of RSUs with time-based vesting requirements, and 50 percent in the form of RSUs with time- and performance-based vesting requirements. The Compensation Committee believes that this combination strikes an appropriate balance between creating a long-term retention incentive for our executives and establishing performance goals that further align the executives’ interests with Yahoo’s business objectives for that year and with increasing shareholder value.

EXECUTIVE COMPENSATION

In determining the levels for these grants, the Compensation Committee considered the factors identified above under “Determining Compensation Levels” in its judgment. Ms. Mayer’s offer letter with Yahoo also contemplates that the target value of her annual awards will not be less than $12 million, which is the value of the annual equity award she was granted. Our equity awards granted to Mr. Goldman in 2012 were initially intended to represent three years’ worth of grants. However, the Compensation Committee re-assessed target annual total direct compensation levels for similar positions at our peer group companies, identified below, and determined that Mr. Goldman’s target annual total direct compensation level was below the median for those positions. The Compensation Committee determined it was appropriate to make an award to Mr. Goldman in 2013 so that his target annual total direct compensation level would be more competitive and reflect better alignment with other senior executives at his level within the Company. Mr. de Castro was not granted an annual equity award for 2013 because the awards granted to him upon his joining Yahoo in November 2012 were intended to represent four years’ worth of grants. The Compensation Committee believed that Mr. Bell’s award level was appropriate based on his performance and its assessment of compensation levels at our peer companies for comparable positions. Each of these 2013 awards (other than those to Ms. Mayer) is subject to a four-year vesting schedule. The Compensation Committee increased the vesting schedule to four years (as compared to the three-year awards granted in 2012) in order to help promote retention of the executive team. Ms. Mayer’s awards are subject to a three-year vesting schedule, which is consistent with the Compensation Committee’s intent when it negotiated Ms. Mayer’s offer letter. All of the 2013 awards that are subject only to time-based vesting requirements vest on a monthly basis after a one year “cliff” to better align with the Compensation Committee’s assessment of competitive practices.

The performance metrics and goals for the performance-based vesting requirements are set near the beginning of each year covered by the award. The Company is in a transition period as the new management team executes its strategy to reposition the Company for long-term growth. Further, the Company operates in a highly competitive, rapidly changing industry. Selecting metrics and setting goals on an annual basis at this time allows the Compensation Committee to assess progress and changes in our business and changes in our industry to ensure that the metrics and goals selected align with the Company’s progress and strategic priorities and what the Compensation Committee believes are in the Company’s long-term best interests.

The metrics used to measure performance for 2013 for purposes of the awards (and their weightings) were revenue ex-TAC (60 percent), operating income (20 percent), and free cash flow (20 percent). As noted above, these are key metrics used by management to measure the performance of the business. The Compensation Committee believed it was appropriate to use the same key financial metrics for the performance equity awards and the Executive Incentive Plan for 2013 to maintain management’s focus on these key metrics, in particular revenue growth, as they execute their transition strategy to reposition the Company for long-term growth and to build shareholder value. The Compensation Committee also believed this was appropriate given that it selected three different financial metrics rather than just one and weighted them according to relative importance. Although the financial metrics were the same under the Executive Incentive Plan, 2013 bonuses under the Executive Incentive Plan were determined not just on the achievement of these financial metrics but also on the achievement of operational goals and individual performance factors.

The Compensation Committee provided for revenue ex-TAC, operating income and free cash flow to be determined on an adjusted basis to mitigate the financial statement impact of certain types of events not contemplated by our 2013 financial plan. Adjustments were made for the same items as discussed under “2013 Annual Cash Bonuses under the Executive Incentive Plan—Company Performance Factor” above.

The Compensation Committee will evaluate the appropriate metrics for use under our equity awards and for use under the Executive Incentive Plan each year.

EXECUTIVE COMPENSATION

The specific 2013 financial targets for the performance-based awards were as follows:

Performance Metric (and Weighting)	Target Performance Goal (in millions)	Performance Vesting Schedule*
Revenue ex-TAC (60%)	$4,600	• achievement ≥ 110% of goal: 200% vest • achievement = 105% of goal: 125% vest • achievement = 100% of goal: 100% vest • achievement = 95% of goal: 50% vest • achievement < 95% of goal: 0% vest
Operating Income (20%)	$829	• achievement ≥ 120% of goal: 200% vest • achievement = 110% of goal: 125% vest • achievement = 100% of goal: 100% vest • achievement ≤ 90% of goal: 0% vest
Free Cash Flow (20%)	$710	• achievement ≥ 150% of goal: 200% vest • achievement = 125% of goal: 125% vest • achievement = 100% of goal: 100% vest • achievement ≤ 90% of goal: 0% vest
* For achievement between the stated percentages, vesting is determined by linear interpolation.

For 2013, the Compensation Committee determined that our actual performance, and corresponding vesting percentages, with respect to these metrics were as follows, each after giving effect to the adjustment provision described above:

Performance Metric (and Weighting)	Actual Performance (in millions)	Actual Performance as a Percentage of Target	Vesting Percentage
Revenue ex-TAC (60%)	$4,403	95.7%	57.0%
Operating Income (20%)	$720	86.9%	0%
Free Cash Flow (20%)	$800	112.7%	112.7%

Accordingly, the 2013 tranche of each performance-based RSU award vested on the date of the committee’s determination at 57 percent of target, the weighted average of the three vesting percentages in the chart above. The Compensation Committee intended the target performance goals for the 2013 awards to be challenging.

Determination of Vesting of 2012 Performance Options. As described in detail in our proxy statement filed in 2013, Ms. Mayer, Mr. Goldman and Mr. de Castro each were granted stock options in November 2012 that were subject to both time-based and performance-based vesting requirements (in other words, specific performance goals need to be achieved and the executive must satisfy continued employment requirements in order for vesting to occur).

Ms. Mayer received two option grants. For her first option grant, which was part of her 2012 annual equity award, the Compensation Committee established three performance periods: the first half of 2013, the 2013 year and the 2014 year, with one-third of the options allocated to each of these periods. For her second grant, which was part of a one-time retention grant, the Compensation Committee established five performance periods: the first half of 2013 and each year from 2013 through 2016, with one-fifth of the options allocated to each of these periods. For Mr. Goldman’s performance option, the Compensation Committee established three performance

EXECUTIVE COMPENSATION

periods: the 2013, 2014 and 2015 years, with one-third of the options allocated to each of these periods. For Mr. de Castro’s performance option, the Compensation Committee established four performance periods: the first half of 2013, and the 2013, 2014 and 2015 years, with one-fourth of the options allocated to each of these periods.

For each of these performance options, 50 percent of the options were eligible to vest based on our revenue ex-TAC relative to the goals established for the applicable performance period, 30 percent of the options were eligible to vest based on our operating income relative to the goals established for the applicable performance period, and 20 percent of the options were eligible to vest based on our free cash flow relative to the goals established for the applicable performance period. The following chart shows the portion of the corresponding options that will vest based on the percentage attainment of the applicable goal:

Performance Metric (and Weighting)	Vesting Threshold	Performance Vesting Schedule*
Revenue ex-TAC (50%)	80% of Goal	• achievement ≥ 100% of goal: 100% vest • achievement = 90% of goal: 50% vest • achievement ≤ 80% of goal: 0% vest
Operating Income (30%) Free Cash Flow (20%)	60% of Goal	• achievement ≥ 100% of goal: 100% vest • achievement = 80% of goal: 50% vest • achievement ≤ 60% of goal: 0% vest
* For achievement between the stated percentages, vesting is determined by linear interpolation.

The actual performance goals for these performance-based stock options are set near the beginning of the applicable performance period. The goals for the performance periods ending in 2013 were set in January 2013. Under applicable accounting rules, the accounting grant date fair value of performance-based stock options for a particular performance period is determined when the corresponding performance goals are set. Accordingly, under applicable SEC rules, our November 2012 performance-based stock options are disclosed in our compensation tables below as compensation for 2013 and later years (i.e., the year in which the corresponding performance goals are set), even though such awards were approved by the Compensation Committee in November 2012.

For the first half of 2013 performance period (applicable to Ms. Mayer’s retention and 2012 annual grants and Mr. de Castro’s grant), the Compensation Committee established target performance goals of $2,185.3 million for revenue ex-TAC, $319.2 million for operating income and $265.0 million for free cash flow. For the 2013 performance period (applicable to each of the grants listed above), the Compensation Committee established target performance goals of $4,600 million for revenue ex-TAC, $829 million for operating income and $710 million for free cash flow. With respect to both performance periods, the Compensation Committee provided for performance to be determined on an adjusted basis to mitigate the financial statement impact of certain types of events not contemplated by our 2013 financial plan. Adjustments were made for the same items as discussed under “2013 Annual Cash Bonuses under the Executive Incentive Plan—Company Performance Factor” above.

In July 2013, the Compensation Committee determined that, for the first half of 2013, our revenue ex-TAC was $2,135.5 million (or 97.7 percent of the goal), our operating income was $317.9 million (or 99.6 percent of the goal), and our free cash flow was $300.3 million (or 113.3 percent of the goal) for purposes of these awards. Accordingly, the Compensation Committee determined that 94 percent of the portion of each of these awards that related to performance for the first half of 2013 vested.

In February 2014, the Compensation Committee determined that, for 2013, our revenue ex-TAC was $4,403 million (or 95.7 percent of the goal), our operating income was $720 million (or 86.9 percent of the goal), and our free cash flow was $800 million (or 112.7 percent of the goal) for purposes of these awards. Accordingly, the Compensation Committee determined that 79 percent of the portion of each of these awards that related to performance for 2013 vested. As noted above, Mr. de Castro’s employment with Yahoo terminated in January 2014. As part of his severance arrangement, he vested in the portion of his options that was eligible to vest based on 2013 performance.

EXECUTIVE COMPENSATION

CEO Equity Awards

A substantial portion of Ms. Mayer’s equity awards that appear as 2013 compensation in the Summary Compensation Table were performance-based options approved by the Compensation Committee in 2012 as part of her recruitment package. These performance-based options were part of the retention award and the 2012 annual award that Ms. Mayer negotiated in her July 2012 offer letter when she joined Yahoo. Although they were approved by the Compensation Committee in 2012, they include multiple performance periods. Under applicable accounting rules, for purposes of the Summary Compensation Table, the accounting grant date is based on when the performance goals for the period were established which was in January 2013.

The following table presents Ms. Mayer’s equity awards that are considered to be 2013 grants under SEC and accounting rules:

CEO Equity Awards

Award	Type	Approval Date	Vesting Tranche	Performance Period	Grant Date Fair Value ($)
Retention	Performance option	July 2012	1 of 5	1H’13(1)	4,154,184
			2 of 5	2013	4,154,184

Total Retention Component					8,308,368
2012 Annual	Performance option	July 2012	1 of 3	1H’13(1)	2,769,454
			2 of 3	2013	2,769,460

Total 2012 Annual Component					5,538,914
2013 Annual	Performance RSU	Feb. 2013	1 of 3	2013	2,078,068
	Time-based RSU (3 year vesting)	Feb. 2013	n/a	n/a	6,234,248

Total 2013 Annual Component					8,312,316

(1)

Each of the retention performance option and the 2012 annual performance option had performance tranches relating to the first-half of 2013, as well as full-year 2013. The 2013 half-year tranche was established in lieu of the second half of 2012 because performance goals could not meaningfully be established while Ms. Mayer was still developing her financial plan in 2012.

Grant Practices

The Compensation Committee has adopted a schedule for granting new-hire and retention equity awards. Under this schedule, equity awards are granted at regularly scheduled meetings throughout the year, except during Closed Window Periods (as defined below), when no equity awards may be granted. This schedule is designed so that awards are not granted during the period commencing on the tenth day of the last month of each quarter and ending two business days after our quarterly earnings release (the “Closed Window Period”).

Severance and Change-in-Control Severance Benefits

Severance Agreements. We have entered into severance arrangements with our senior officers, including the Named Executive Officers (other than Mr. Filo) currently employed with Yahoo, to provide severance should Yahoo terminate their employment in certain circumstances. These agreements are referred to as “Severance Agreements.” The Compensation Committee believes that providing our executives with specified benefits in the event of a termination of employment by Yahoo without “cause” is consistent with competitive practices. It also helps us retain executives and maintain leadership stability. Furthermore, the Compensation Committee believes that adopting uniform terms, as reflected in the Severance Agreements, helps to ensure that our executives are treated fairly and consistently, and helps avoid the need to negotiate severance in connection with each termination of employment.

EXECUTIVE COMPENSATION

We provided Severance Agreements to Ms. Mayer, Mr. Goldman, Mr. de Castro and Mr. Bell in the form approved by the Compensation Committee. These Severance Agreements were modified to reflect any specific severance arrangements negotiated and included in the executive’s offer letter.

Change-In-Control Severance. We maintain “Change-in-Control Severance Plans” that, together, cover all of our full-time employees, including each Named Executive Officer.

The Compensation Committee believes that the occurrence, or potential occurrence, of a change-in-control transaction may create uncertainty for our executives and other key employees. The Change-in-Control Severance Plans are designed to help retain our employees and maintain a stable work environment leading up to and during changes in control by providing employees certain economic benefits in the event their employment is actually or constructively terminated in connection with such a change.

Benefits under the Change-in-Control Severance Plans are provided only on a “double-trigger” basis, which means that benefits are paid only if two events occur: a change in control of Yahoo and a termination of the participant’s employment. Furthermore, the plans do not provide tax gross-ups for potential excise or other taxes on any benefits that are paid. We have the ability, subject to certain limitations, to terminate or amend the plans before a change in control.

Equity Award Provisions. Recipients of long-term incentive equity awards are also entitled to limited severance benefits with respect to awards granted before the applicable severance event. The Compensation Committee believes that these benefits are consistent with general competitive practices and that they help maximize executive retention, which is one of Yahoo’s objectives in making the awards.

The material terms of the Severance Agreements and the Change-in-Control Severance Plans, as well as any benefits that may be provided to the Named Executive Officers under their respective employment or equity award agreements in connection with a termination of their employment or a change in control, are described below in the section titled “Potential Payments Upon Termination or Change in Control.”

Material Compensation Committee Actions After 2013

In February 2014, the Compensation Committee approved cash and equity compensation for 2014 for each of the Company’s senior executive officers. The Compensation Committee did not increase any Named Executive Officer’s base salary or target bonus for 2014, except that the Compensation Committee selected Mr. Filo to participate in the annual cash bonus plan for senior executives for 2014 (the “2014 Executive Incentive Plan”) and established his target bonus as $1 million.

The Compensation Committee also adopted the 2014 Executive Incentive Plan, which follows the same general framework as the 2013 Executive Incentive Plan. Bonuses under the 2014 Executive Incentive Plan will be determined by multiplying the participant’s target bonus by a performance factor determined based on the Company’s financial and operational performance and the participant’s individual performance as determined by the Compensation Committee. For 2014, the metrics used to determine the Company’s financial performance will be revenue (as determined under GAAP) and mobile revenue (as defined for purposes of the plan). As with 2013, there is an overall bonus limit based on a percentage of adjusted EBITDA for 2014 and individual limits on the bonus amounts of each participant. Performance against each of these metrics is subject to certain adjustments provided for in the 2014 Executive Incentive Plan. No minimum payment is required under the plan and the Compensation Committee retains discretion under the plan to reduce the amount (including to $0) of any bonus otherwise payable to a participant as determined based on performance.

In addition, the Compensation Committee approved the grant of annual equity awards for 2014 to each of the Company’s senior executives (other than Mr. Filo). The awards were in the form of restricted stock units similar to the annual equity awards for 2013 described above. All of the restricted stock units vest over four years (or three years in the case of Ms. Mayer). One-half of the restricted stock units awarded to each executive are also subject to performance-based vesting requirements in each year. The performance metrics and goals for the

EXECUTIVE COMPENSATION

Performance RSUs will be set on an annual basis. For 2014, the metrics used to measure the Company’s performance for 2014 (and their weightings) will be the Company’s revenue, as determined under GAAP (70 percent), and adjusted EBITDA, as defined for purposes of the awards (30 percent), subject in each case to adjustments specified by the Compensation Committee. These metrics will also be used to determine vesting for the portions of the performance-based restricted stock unit awards and performance-based stock options granted to our senior executives prior to 2014 that are eligible to vest based on our 2014 performance.

The Compensation Committee chose revenue and mobile revenue as the metrics for the Executive Incentive Plan because it is critically important that the Company focus on increasing revenue and specifically mobile revenue in 2014. Now, the Company has substantially completed its transition to the Microsoft search platform, it will be giving guidance on revenue determined in accordance with GAAP rather than revenue ex-TAC and so will use GAAP revenue as the metric for the plan. For the same reason, the Compensation Committee chose to also use GAAP revenue for the performance equity awards rather than revenue ex-TAC. Adjusted EBITDA was chosen as the second metric for the performance equity awards because it is a key metric used by management to evaluate operating performance.

De Castro Separation. Mr. de Castro’s employment with the Company terminated in January 2014. Mr. de Castro received the severance benefits for a termination without cause provided for in his offer letter dated October 15, 2012, his executive severance agreement (reflecting the terms in his offer letter) dated February 28, 2013, and his equity award agreements. See “Potential Payments Upon Termination or Change in Control—De Castro Separation” below. The specific benefits included:

•	cash severance equal to annual base salary, annual target bonus, and 2013 bonus (which was determined to be zero); and

•

12 months accelerated vesting of his time-based RSU award, post-termination vesting of the 2013 tranche of his performance options (which vested at 79 percent); and accelerated vesting of the entire unvested portion of his make-whole RSU award.

The performance options and make-whole RSU award constituted 81% of his severance, calculated as of his termination date. The performance options when granted would only have value if the Company’s stock price appreciated and the performance metrics were met. The performance metrics were met at the 79 percent payout level and the stock price appreciated nearly 160 percent between the date of his offer letter and the date of his termination.

The Board believed at the time Mr. de Castro was hired that he had a unique set of highly valuable skills and experiences that would be key to returning the Company to long-term growth and success. As indicated in last year’s proxy statement, there were one-time recruiting costs associated with buying-out the significant compensation value that Mr. de Castro forfeited upon leaving his prior employer. This buy-out was not incremental compensation, but a “make-whole” for compensation that he forfeited to join Yahoo. Such make-whole arrangements are a typical part of new-hire compensation packages for senior executive officers. In structuring his make-whole arrangement and overall compensation package, the Compensation Committee considered peer data and received advice from its independent advisors. As is customary, Mr. de Castro negotiated protection of this make-whole RSU award in the event he was terminated by Yahoo. The increase in the value of the make-whole RSU award, and other equity-based awards that accelerated on Mr. de Castro’s termination in accordance with his offer letter, from his date of hire to the date of his termination was again due to the significant increase in Yahoo’s stock price during that period.

EXECUTIVE COMPENSATION

The following chart shows the value of Mr. de Castro’s severance as determined at the time of his offer letter and as of his termination date, illustrating the impact that the increase in our stock price had on his benefits (with RSUs valued based on the closing price of a share of our stock on the applicable date, and stock options valued based on the difference between the exercise price of the options and the closing price of our stock on the applicable date):

	Severance Value on Offer Letter Signing Date (October 15, 2012)	Severance Value on Termination Date (January 16, 2014)
Cash	$ 1.14 million	$ 1.14 million
Time-Based RSUs(1)	$ 3.74 million	$ 9.62 million
Performance Options(2)	$ 0.00 million	$16.02 million
Make-Whole RSUs(3)	$12.12 million	$31.18 million
Total	$16.99 million	$57.96 million
Yahoo Stock Price	$15.68	$40.34

(1)	Of the 953,895 time-based RSUs awarded to Mr. de Castro, 238,474 became vested as a result of his severance, and 457,076 were forfeited.

(2)

Of the 3,779,051 performance options awarded to Mr. de Castro, 746,362 became vested as a result of his severance, and 2,144,613 were forfeited (including forfeitures due to application of the performance metrics for 2013 performance periods).

(3)	Of the 1,059,883 make-whole RSUs awarded to Mr. de Castro, 772,832 became vested as a result of his severance, the remaining unvested RSUs.

Independent Consultant and Peer Group

The Compensation Committee retains an independent consultant, Frederic W. Cook & Co. (“FW Cook”), to advise it on executive and director compensation. FW Cook provides no other services to Yahoo. The Compensation Committee has assessed the independence of FW Cook and concluded that its engagement of FW Cook does not raise any conflict of interest with the Company or any of its directors or executive officers.

To assist the Compensation Committee during 2013, FW Cook identified trends in executive and director compensation, selected peer companies as points of comparison, determined relevant pay programs, assessed competitive pay levels and appropriate mixes (e.g., the proportion of fixed pay to incentive pay, the proportion of annual cash pay to long-term incentive pay), proposed practices to manage compensation-related risk, and recommended compensation levels for our executive officers and Board members.

Because we operate in a highly competitive industry, identifying the most comparable competitors was an important first step in the Compensation Committee’s decision-making process for 2013. FW Cook obtained and evaluated data on peer companies from SEC filings. Where the peer company data on comparable management positions was lacking, the Compensation Committee also considered compensation survey data from the Radford Executive Survey. The Compensation Committee used this information to guide its decisions on executive compensation, including the reasonableness of those arrangements in relation to the competitive demands of our industry.

EXECUTIVE COMPENSATION

In consultation with FW Cook, the Compensation Committee considered compensation data for the following companies for 2013:

•	Adobe Systems Incorporated

•	Amazon.com Inc.

•	AOL Inc.

•	Apple Inc.

•	eBay Inc.

•	Electronic Arts Inc.

•	Facebook, Inc.
•	Google Inc.

•	Groupon, Inc.

•	Intuit Inc.

•	Microsoft Corporation

•	Oracle Corporation

•	salesforce.com, inc.

•	Zynga Inc.

We refer to this group of companies as our “peer group” or our “peer companies” for 2013. We selected these companies as our peers based on the following considerations:

•	they have technology or media components that are similar to our business,

•	they compete with us for talent, and/or

•	they have certain financial characteristics in common with us.

However, given the breadth of our business and the rapidly changing environment in which we compete, we found it difficult to identify directly comparable companies. Each peer group company is comparable to us in certain respects, but not in others. How companies structure their top management also complicates the comparisons. A company still run by its founders, for example, may have a very different compensation arrangement from a company that hires outside executives, which we attempt to take into account.

Based on these criteria, the Compensation Committee determined it would be appropriate to add four new companies (Facebook, Groupon, salesforce.com and Zynga) to the peer group for 2013 and to drop nine companies (Activision Blizzard, EMC, Expedia, IAC/InterActive, Juniper Networks, NetApp, QUALCOMM, SAP AG and Symantec) that had been included in our 2012 peer group. As of the beginning of 2013 when the peer group was selected, Yahoo ranked close to the median of the peers in revenue, market capitalization and number of employees.

The Compensation Committee believes that the nature of our business and the environment in which we operate require flexibility. When setting compensation, the Compensation Committee considers the facts and circumstances and applies them to each individual executive. The Compensation Committee does not try to target specific market levels or match any particular peers. Instead, the peer group compensation data creates a context for competitive pay levels and informs the Compensation Committee’s decisions.

Stock Ownership Policy

As described above, we believe that our executive officers should have a significant financial stake in Yahoo. To better align the interests of our executive officers with those of our shareholders, we have adopted a stock ownership policy that requires key personnel to hold specified amounts of Yahoo stock. Under the policy, the Chief Executive Officer should own Yahoo common stock with a value of at least six times his or her base salary, each of our executive officers should own Yahoo common stock with a value of at least two and a half times the executive’s base salary, and our Chief Development Officer and our Chief Marketing Officer should own Yahoo common stock with a value of at least the officer’s annual base salary.

EXECUTIVE COMPENSATION

Shares subject to unvested or unexercised equity awards are not considered owned by the executive for purposes of the policy. An executive covered by the policy who does not satisfy the applicable stock ownership level must retain at least 50 percent of the net shares that executive receives upon exercise or payment, as the case may be, of a Yahoo equity award for as long as he or she is covered by the policy or until the applicable ownership level is met. For this purpose, the “net” shares received upon exercise or payment of an award are the total number of shares received, less the shares needed to pay any applicable exercise price of the award and any tax obligations related to the exercise or payment.

Recoupment Policy

We maintain a recoupment (“clawback”) policy for incentive awards paid to executive officers. In the event of a restatement of incorrect Yahoo financial results, this policy permits the Board, if it determines appropriate in the circumstances and subject to applicable laws, to seek recovery of the incremental portion of the incentive awards paid or awarded to our executive officers in excess of the awards that would have been paid or awarded based on the restated financial results.

Policy with Respect to Section 162(m)

Under Section 162(m) of the Internal Revenue Code, a corporation cannot take a tax deduction in any tax year for compensation it pays to its Chief Executive Officer and certain other executive officers in excess of $1 million. Compensation that qualifies as “performance-based,” however, is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation’s shareholders.

The Company and the Compensation Committee review and consider the deductibility of executive compensation under Section 162(m). We believe that the gains realized at the time of exercise of nonqualified stock options granted under the terms of our shareholder-approved stock plan are deductible in accordance with Section 162(m). In addition, the Compensation Committee generally structures performance-based grants of RSUs with the intent that they qualify for deductibility in accordance with Section 162(m). As described above, the Compensation Committee also structured the 2013 Executive Incentive Plan with the intent that bonuses paid under the plan would qualify for deductibility under Section 162(m). The rules and regulations promulgated under Section 162(m) are complicated, however, and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to qualify under Section 162(m). There can be no assurance that the compensation intended to qualify for deductibility under Section 162(m) awarded or paid by the Company will be fully deductible. The Compensation Committee does from time to time approve compensation arrangements for our executive officers that do not satisfy the requirements of Section 162(m) when it believes that other considerations outweigh the tax deductibility of the compensation. In addition, discretionary bonuses and time-based vesting RSUs do not satisfy the requirements of Section 162(m). From time to time there are circumstances where we believe discretionary bonuses are appropriate, such as to provide a retention incentive or as a “make-whole” for newly-hired employees for compensation forfeited on leaving another employer. We also believe time-based vesting RSUs are an appropriate component of our executive compensation program for the reasons discussed above in this CD&A.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the disclosures contained in the CD&A section of this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A section be included in this proxy statement.

Compensation and Leadership Development

Committee of the Board of Directors*

    Maynard Webb (Chair)

    Susan M. James

*	Mr. Wilson served as a member of the Compensation Committee until he resigned as a member of the Board in July 2013.

COMPENSATION TABLES

The tables on the following pages present compensation information regarding our Chief Executive Officer, Marissa A. Mayer; our Chief Financial Officer, Ken Goldman; and the three other most highly compensated persons serving as executive officers at year-end 2013: David Filo, Ronald S. Bell, and Henrique de Castro. These five individuals are our “Named Executive Officers.” We did not have any executive officer turnover during 2013, though Mr. de Castro left the Company in January 2014.

As required by SEC rules, in these tables performance-based awards are treated as having been granted in the year in which their performance goals were established (and if an award has multiple performance periods, the portion relating to each period is treated as a separate grant).

Summary Compensation Table—2011–2013

The following table presents 2011–2013 compensation information for our Named Executive Officers. As required by SEC rules, stock awards (RSUs) and option awards are shown as compensation for the year in which they were granted (even if they have multi-year vesting schedules), and are valued based on their grant date fair values for accounting purposes. Accordingly, the table includes stock and option awards granted in the years shown even if they were scheduled to vest in later years, and even if they were subsequently forfeited (such as upon the executive’s termination). The stock and option columns do not describe financial benefits actually realized by our executives (such as by vesting in stock or exercising options).

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)		Stock Awards ($)(2)(3)(4)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Marissa A. Mayer(7)	2013	1,000,000	2,250	(8)	8,312,316	13,847,283	1,700,000	73,863	24,935,712
Chief Executive Officer	2012	454,862	0		35,000,002	0	1,120,000	40,540	36,615,404
Ken Goldman(9)	2013	600,000	0		2,597,612	2,290,527	500,000	4,615	5,992,754
Chief Financial Officer	2012	116,667	100,000		7,262,357	0	0	29	7,479,053
David Filo	2013	1	0		0	0	0	0	1
Co-Founder and Chief Yahoo	2012	1	0		0	0	0	0	1
	2011	1	0		0	0	0	0	1
Ronald S. Bell(10)	2013	600,000	0		3,896,386	0	450,000	4,615	4,951,001
General Counsel	2012	442,763	206,800		558,300	0	443,200	4,424	1,655,487
Henrique de Castro(11)	2013	600,000	0		0	10,307,359	0	37,001	10,944,360
Former Chief Operating Officer	2012	84,092	1,100,000		37,999,991	0	0	29	39,184,112

EXECUTIVE COMPENSATION

(1)	Salary and bonus columns include amounts earned in, or awarded for performance during, the specified year (even if paid out early in the following year).

(2)

As required by SEC rules, the stock and option award columns present the aggregate grant date fair value of equity awards granted during the years shown as computed for accounting purposes in accordance with FASB ASC 718. Accordingly, these columns include awards that have not yet vested, as well as awards that were later forfeited (such as upon the executive’s termination); these columns do not reflect financial benefits actually realized. For information on the assumptions used in the grant date fair value computations, refer to Note 14—“Employee Benefits” in the Notes to Consolidated Financial Statements in our 2013 Form 10-K.

(3)	For a list of 2013 stock and option awards, see the Grants of Plan-Based Awards Table, below.

(4)

The Company has awarded performance-based options and RSUs where the vesting of the awards was subject, in part, to the Company’s financial performance during various performance periods in 2013. Under the terms of these awards, performance goals for the 2013 periods were established by the Compensation Committee in early 2013. As noted above, performance-based awards are treated for accounting purposes (and for purposes of our tables) as having been granted on the date the performance goals were established and, if an award has multiple performance periods, the portion (or “tranche”) of the award relating to each period is treated as a separate grant. As required by SEC rules, we calculate each tranche’s grant date fair value based on the performance outcome we originally (on the accounting grant date) judged to be probable. In every case, we considered target performance to be probable, so the grant date fair values included in our tables are based on an expectation that the performance awards would vest at target. Under their terms, the performance options cannot vest in excess of target, whereas the performance RSUs can vest up to 200 percent of target. The performance RSUs awarded in 2013 include performance tranches related to 2013, 2014, 2015 and, in most cases, 2016. The following table presents the grant date fair values of the performance RSUs’ 2013 tranches under two sets of assumptions: (a) assuming that the annual performance target would be achieved, which we originally judged to be the probable outcome, and (b) assuming that the highest level of performance condition would be achieved:

	2013 Performance-Based Restricted Stock Unit Awards
Name	Tranche	Aggregate Grant Date Fair Value (Based on Probable Outcome) ($)	Aggregate Grant Date Fair Value (Based on Maximum Performance) ($)
Marissa A. Mayer	2013	2,078,068	4,156,137
Ken Goldman	2013	519,522	1,039,045
Ronald S. Bell	2013	779,273	1,558,546

(5)	This column reports bonuses under the Company’s cash bonus plan (the Executive Incentive Plan) earned in the specified year and paid early in the following year.

(6)

Amounts presented in the “All Other Compensation” column for 2013 include: for Ms. Mayer, security services for which the Company paid $50,000 pursuant to her employment agreement (which were in addition to security provided at business facilities and during business travel), reimbursement of $18,248 in attorney’s fees under the terms of her employment agreement, Company 401(k) plan matching contributions of $4,375, charitable matching contributions of $1,000, and group term life insurance premiums valued at $240; for Mr. Goldman, Company 401(k) plan matching contributions of $4,375, and group term life insurance premiums valued at $240; for Mr. Bell, Company 401(k) plan matching contributions of $4,375, and group term life insurance premiums valued at $240; and for Mr. de Castro, reimbursement of $25,000 in attorney’s fees under the terms of his employment agreement, business-related relocation for which the Company paid $11,761, and group term life insurance premiums valued at $240.

On two occasions in 2013, family members and guests accompanied Ms. Mayer during business travel on Company-chartered aircraft. Their presence resulted in no incremental cost to the Company because we leased the entire aircraft and were not charged based on the number of passengers.

EXECUTIVE COMPENSATION

(7)	Ms. Mayer was hired as our Chief Executive Officer and President, and joined our Board, effective on July 17, 2012.

(8)

Under the Company’s Invention Recognition Award program, which is open to all full-time employees, Ms. Mayer earned bonuses totaling $2,250 for being among the inventors named in two pending patent applications filed by the Company in 2013.

(9)	Mr. Goldman was hired as our Chief Financial Officer effective on October 22, 2012.

(10)

Mr. Bell was appointed as our interim General Counsel (and as an executive officer) on July 12, 2012, and as our General Counsel on August 13, 2012. As permitted by SEC rules, the table above does not present Mr. Bell’s compensation prior to the year of his appointment as an executive officer.

(11)	Mr. de Castro was hired as our Chief Operating Officer effective November 12, 2012. His employment with the Company terminated on January 16, 2014, see “—De Castro Separation,” below.

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards Table—2013

The following table presents all plan-based awards granted to the Named Executive Officers during 2013. For a description of these awards, see the CD&A, above, and the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” below.

In accordance with SEC rules, this table treats performance awards as having been granted in the year in which the performance goals were established (and if an award has multiple performance periods, the portion (or “tranche”) relating to each period is treated as a separate grant).

The column “Grant Date Fair Value of Stock and Option Awards” presents the aggregate grant date fair value of each grant (as computed for financial accounting purposes), which does not reflect whether the executive has actually realized a financial benefit from the grant (such as by vesting in stock or exercising options).

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)		Target (#)	Maximum (#)

Marissa A. Mayer
Performance Option (1H 2013 tranche of 2012 award)	1/18/2013					(3)		507,691	(4)		18.87	2,769,454
Performance Option (FY 2013 tranche of 2012 award)	1/18/2013					(3)		507,692	(4)		18.87	2,769,460
Performance Option (1H 2013 tranche of retention award)	1/18/2013					(3)		761,537	(4)		18.87	4,154,184
Performance Option (FY 2013 tranche of retention award)	1/18/2013					(3)		761,537	(4)		18.87	4,154,184
Annual Cash Bonus Opportunity	2/28/2013	(5)	2,000,000	4,000,000	(6)							N/A
Performance RSU (2013 tranche of 2013 award)	2/28/2013					29,261	(7)	97,539	195,079			2,078,068
Time-Based RSU (2013 annual award)	2/28/2013									292,619		6,234,248

Ken Goldman
Performance Option (2013 tranche of initial award)	1/18/2013					(3)		419,895	(4)		18.87	2,290,527
Annual Cash Bonus Opportunity	2/28/2013	(5)	540,000	1,080,000	(8)							N/A
Performance RSU (2013 tranche of 2013 award)	2/28/2013					7,315	(7)	24,385	48,770			519,522
Time-Based RSU (2013 annual award)	2/28/2013									97,540		2,078,090

David Filo(9)

Ronald S. Bell
Annual Cash Bonus Opportunity	2/28/2013	(5)	540,000	1,080,000	(8)							N/A
Performance RSU (2013 tranche of 2013 award)	2/28/2013					10,973	(7)	36,577	73,154			779,273
Time-Based RSU (2013 annual award)	2/28/2013									146,309		3,117,113

Henrique de Castro
Performance Option (1H 2013 tranche of initial award)	1/18/2013					(3)		944,762	(4)		18.87	5,153,677
Performance Option (FY 2013 tranche of initial award)	1/18/2013					(3)		944,763	(4)		18.87	5,153,682
Annual Cash Bonus Opportunity	2/28/2013	(5)	540,000	1,080,000	(8)							N/A

(1)

Amounts represent cash bonus opportunities under the Company’s Executive Incentive Plan (“EIP”). Each participant in the EIP is assigned a target bonus each year, as shown in the “target” column. For 2013, the

EXECUTIVE COMPENSATION

EIP provided that each executive’s actual bonus would be determined by adjusting his or her target bonus by (a) a Company performance factor and (b) if so determined by the Compensation Committee, an individual performance factor. The Company performance factor would be determined by the Compensation Committee based on the Company’s performance relative to financial and operational goals established early in the year. Any individual performance factor would be determined by the Compensation Committee based on the individual’s performance. The Compensation Committee retained discretion under the EIP to adjust bonuses upwards or downwards (including to zero), but only within the plan’s overall performance-based funding limit of three percent of the Company’s adjusted EBITDA (as defined in the plan and subject to further adjustments set forth in the plan), which limit was further allocated among the Named Executive Officers as described in notes (6) and (8) below. In addition, bonuses under the plan could not exceed 200 percent of the executive’s target bonus. The EIP bonuses actually paid to our Named Executive Officers for 2013 are presented in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

(2)

As required by SEC rules, these amounts present the aggregate grant date fair value of the awards computed in accordance with FASB ASC 718. These amounts do not reflect whether the recipient has actually realized a financial benefit (such as by vesting in stock or exercising options). For information on the valuation assumptions used in these computations, see Note 14—“Employee Benefits” in the Notes to Consolidated Financial Statements included in our 2013 Form 10-K.

(3)

The performance options did not have any vesting thresholds. As described in the CD&A, each of these options was subject to three performance measures for the applicable performance period (the fiscal year (“FY”) or first half (“1H”) of the fiscal year, as noted in the table above). The portion of the option allocated to each measure would not vest if the Company did not achieve that measure’s minimum performance level. If the Company performed above that measure’s minimum level but less than 100 percent of its target level, the portion of the option allocated to that measure would vest based on linear interpolation between zero percent and 100 percent.

(4)	As described in the CD&A, the performance options cannot vest over 100 percent of target.

(5)	There was no threshold bonus under the 2013 EIP.

(6)

Under the EIP, Ms. Mayer’s maximum bonus for 2013 was the lesser of 1.5 percent of the Company’s adjusted EBITDA (subject to adjustment as set forth in the plan document) and 200 percent of her target bonus. The EIP authorized the Compensation Committee to exercise downward discretion from such limit to establish her actual bonus, based on the factors described in note (1) above.

(7)

This amount reflects the 50 percent vesting threshold related to the award’s revenue ex-TAC metric. As described in the CD&A, each of these awards was subject to three performance measures. The portion of the award allocated to each measure would not vest unless the Company achieved that measure’s minimum performance level. If the Company performed above that measure’s minimum level but less than 100 percent of its target level, the portion of the award allocated to that measure would vest based on linear interpolation (a) between 50 percent and 100 percent in the case of the revenue ex-TAC metric, and (b) between zero percent and 100 percent in the case of the other two performance metrics. See “2013 Executive Compensation Program—2013 Long-Term Equity Awards” in the CD&A.

(8)

Under the EIP, the maximum individual bonus for each of Messrs. Goldman, Bell and de Castro was the lesser of 0.5 percent of the Company’s adjusted EBITDA (subject to adjustment as set forth in the plan document) and 200 percent of the executive’s target bonus. The EIP authorized the Compensation Committee to exercise downward discretion from such limit to establish each executive’s actual bonus, based on the factors described in note (1) above.

(9)	Mr. Filo did not receive any plan-based awards in 2013.

EXECUTIVE COMPENSATION

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements and 2012 Recruitment Grants

Marissa A. Mayer. In July 2012, the Company entered into an employment offer letter with Ms. Mayer to serve as our Chief Executive Officer. The letter has no specified term, and Ms. Mayer’s employment with the Company is on an at-will basis. The letter provides that Ms. Mayer will receive an annual base salary of $1 million. She will also be eligible for an annual bonus under the Company’s Executive Incentive Plan with a target amount of 200 percent of base salary. Both base salary and bonus are subject to annual review. Ms. Mayer is also eligible to participate in the benefit programs generally available to senior executives of the Company and is entitled to 20 days of vacation per year during the first four years of her employment. The Company agreed to reimburse Ms. Mayer for reasonable legal fees incurred in connection with entering into the letter, up to a maximum of $25,000, and for up to $50,000 of security expenses per year.

The letter provides for Ms. Mayer to receive the following equity awards, all of which have been granted:

•

2012 Annual Equity Award (Vesting Over Three Years).  We typically grant equity awards to executives annually. Ms. Mayer’s equity award for 2012 was provided for in her offer letter because she was not employed at the start of the year when we made awards to our other executives. As provided in the offer letter:

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one-half of her 2012 award was in the form of time-based RSUs (which were granted on July 26, 2012) with a target valuation of $6 million vesting in three equal annual installments from the date of grant; and

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the other one-half (with a target valuation of $6 million) was in the form of performance-based stock options with three performance periods: the first half of 2013, full year 2013, and full year 2014. Each tranche is scheduled to vest shortly after the end of its performance period. All of the options were granted on November 29, 2012 with an exercise price of $18.87 per share (equal to the closing market price of our common stock on the date of grant) and a maximum term of seven years. The overall number of 2012 options (which are evenly distributed among the tranches) was determined by dividing the target value by the per-share grant date fair value of our employee stock options as of July 26, 2012.

•	One-Time Retention Award (Vesting Over Five Years). As provided in the offer letter:

¡

one-half of this award was in the form of time-based RSUs (which were granted on July 26, 2012) with a target valuation of $15 million vesting in five equal annual installments from the date of grant; and

¡

the other one-half (with a target valuation of $15 million) was in the form of performance-based stock options with five performance periods: the first half of 2013, and full years 2013, 2014, 2015 and 2016. Each tranche is scheduled to vest shortly after the end of its performance period. The retention options were granted on November 29, 2012 with an exercise price of $18.87 per share and a maximum term of seven years. The overall number of retention options (which are evenly distributed among the tranches) was determined by dividing the target valuation by the per-share fair value of our employee stock options as of July 26, 2012.

•

One-Time Make-Whole Award (Vesting Over 29 Months).  As provided in her offer letter, Ms. Mayer was granted time-based RSUs with a target valuation of $14 million on July 26, 2012 to replace a portion of the compensation value that she forfeited by leaving her previous employer. These RSUs are vesting monthly from her date of hire as follows: four-fourteenths (4/14) of the RSUs vested in five equal monthly installments from August through December, 2012; seven-fourteenths (7/14) of the RSUs vested in twelve equal monthly installments in 2013; and three-fourteenths (3/14) of the RSUs are scheduled to vest in twelve equal monthly installments during 2014.

Ms. Mayer’s offer letter also provides that, beginning in 2013, she is eligible to receive annual equity awards when such grants are made to our senior executives.

EXECUTIVE COMPENSATION

Under the letter’s express terms, Ms. Mayer’s cash bonuses and equity awards are subject to the Company’s “clawback” policies as in effect from time to time.

Ken Goldman. In September 2012, the Company entered into an employment offer letter with Mr. Goldman to serve as our Chief Financial Officer. The letter has no specified term, and Mr. Goldman’s employment with the Company is on an at-will basis. The letter provides that Mr. Goldman will receive an annual base salary of $600,000 and be eligible for an annual bonus under the Company’s Executive Incentive Plan with a target amount of 90 percent of base salary. Both base salary and bonus are subject to annual review. Mr. Goldman is also eligible to participate in the benefit programs generally available to senior executives of the Company and is entitled to 20 days of vacation per year.

The letter provides for Mr. Goldman to receive the following equity awards, all of which have been granted:

•

Restricted Stock Units (Vesting Over Four Years).  Mr. Goldman’s initial RSUs had a target valuation of $6 million and were granted on October 25, 2012 soon after he joined Yahoo. One-fourth (1/4) of the award vested on the first anniversary of grant, and the remainder is vesting in 36 equal monthly installments through the fourth anniversary of grant.

•

Performance Stock Options (Vesting Over Three Years).  Mr. Goldman was granted performance-based stock options with a target valuation of $6 million and three performance periods: full years 2013, 2014 and 2015. Each tranche is scheduled to vest shortly after the end of its performance period. All of the options were granted on November 29, 2012 with an exercise price of $18.87 per share (equal to the closing market price of our common stock on the date of grant) and a maximum term of seven years. The overall number of options (which are evenly distributed among the tranches) was determined by dividing the target value by the fair value of our employee stock options on the grant date.

•

One-Time Make-Whole Award (Vesting Over One Year).  Mr. Goldman was also granted 76,000 RSUs on October 25, 2012 to make up for compensation from his previous employer that he forfeited by accepting employment with Yahoo. These RSUs vested in 12 equal monthly installments following the date of grant.

Mr. Goldman’s cash bonuses and equity grants are subject to the Company’s “clawback” policies as in effect from time to time.

Ronald S. Bell. In May 1999, the Company entered into an employment offer letter with Mr. Bell. The letter has no specified term, and Mr. Bell’s employment with the Company is on an at-will basis. The letter provides that any dispute related to the terms of the employment relationship or its termination shall be settled by binding arbitration.

Mr. Bell’s cash bonuses and equity grants are subject to the Company’s “clawback” policies as in effect from time to time.

Henrique de Castro. In October 2012, the Company entered into an employment offer letter with Mr. de Castro to serve as our Chief Operating Officer. The letter had no specified term, and Mr. de Castro’s employment with the Company was on an at-will basis. The letter provided that Mr. de Castro would receive an annual base salary of $600,000 and be eligible for an annual bonus under the Company’s Executive Incentive Plan with a target amount of 90 percent of base salary. Both base salary and bonus were subject to annual review. Mr. de Castro was also eligible to participate in the benefit programs generally available to senior executives of the Company and was entitled to 20 days of vacation per year during the first four years of his employment. The Company agreed to reimburse Mr. de Castro for reasonable legal fees incurred in connection with entering into the letter, up to a maximum of $25,000, and for reasonable expenses in connection with his relocation from the United Kingdom to Sunnyvale, California.

EXECUTIVE COMPENSATION

The letter provided for Mr. de Castro to receive the following equity awards, all of which were granted:

•

Restricted Stock Units (Vesting Over Four Years).  Mr. de Castro’s initial RSUs had a target valuation of $18 million and were granted on November 29, 2012 soon after he joined Yahoo. One-fourth (1/4) of the award vested on the first anniversary of grant, and the remainder was scheduled to vest in 36 equal monthly installments through the fourth anniversary of grant.

•

Performance Stock Options (Vesting Over Four Years).  Mr. de Castro was granted performance-based stock options with a target valuation of $18 million and four performance periods: the first half of 2013, and full years 2013, 2014, and 2015. Each tranche was scheduled to vest shortly after the end of its performance period. All of the options were granted on November 29, 2012 with an exercise price of $18.87 per share (equal to the closing market price of our common stock on the date of grant) and a maximum term of seven years. The overall number of options (which were evenly distributed among the tranches) was determined by dividing the target value by the fair value of our employee stock options on the grant date.

•

One-Time Make-Whole Award (Vesting Over Four Years).  Mr. de Castro was also granted RSUs on November 29, 2012 with a target valuation of $20 million to make up for compensation from his previous employer that he forfeited by accepting employment with Yahoo. These RSUs were scheduled to vest in 48 equal monthly installments following the date of grant.

The letter also provided for Mr. de Castro to receive a “make-whole” cash bonus of $1.0 million to compensate him for the forfeiture of certain benefits from his previous employer. The RSUs and performance options negotiated with Mr. de Castro in his offer letter were intended to represent four years’ worth of annual grants.

Mr. de Castro’s employment with the company terminated on January 16, 2014 and he received only the amounts to which he was entitled under his existing agreements, see “—De Castro Separation,” below

The provisions of each of these employment letters relating to severance benefits are described in the section “Potential Payments Upon Termination or Change in Control,” below.

Equity Awards

Each of the equity-based awards reported in the Grants of Plan-Based Awards Table was granted under, and is subject to the terms of, our 1995 Stock Plan. The 1995 Stock Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the 1995 Stock Plan are generally not transferable, except to a beneficiary upon the grantee’s death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws.

Under the terms of the 1995 Stock Plan, a change in control of Yahoo does not automatically trigger vesting of the awards then outstanding under the plan. If there is a change in control of Yahoo, each Named Executive Officer’s outstanding awards granted under the plan will generally be assumed by the successor company, unless the Compensation Committee provides that the award will not be assumed and will become fully vested and, in the case of options, exercisable. Any options that are vested at the time of the change in control (including options that become vested in connection with the change in control) generally must be exercised within 30 days after the optionee receives notice of the acceleration.

Recruitment Grants. The equity awards granted to each of Ms. Mayer, Mr. Goldman and Mr. de Castro in connection with their joining the Company in 2012 are described in the section “—Employment Agreements and 2012 Recruitment Grants,” above.

EXECUTIVE COMPENSATION

With respect to the performance options described above, each performance tranche appears in the Grants of Plan-Based Awards Table separately as though it were granted on the date its goals were set (which was January 18, 2013, in the case of the 2013 tranches), as required by SEC rules. For a discussion of the options’ performance metrics and goals, see “2013 Executive Compensation Program—2013 Long-Term Equity Awards—Determination of Vesting of 2012 Performance Options” in the CD&A. On July 22, 2013, the Compensation Committee determined that, based on the Company’s performance over the first half of 2013, the options’ related performance tranche would vest at 94 percent of target; and on February 4, 2014 the Compensation Committee determined that, based on the Company’s performance over the full year 2013, the options’ related performance tranche would vest at 79 percent of target.

2013 Award of Time-Based RSUs. In February 2013, we granted each of Ms. Mayer, Mr. Goldman and Mr. Bell an award of time-based RSUs as part of the Company’s annual grant process. The award to Ms. Mayer was scheduled to vest over three years, and the awards to Messrs Goldman and Bell were scheduled to vest over four years, in each case ratably with a one-year cliff followed by monthly installments.

2013 Award of Performance-Based RSUs. In February 2013, Ms. Mayer, Mr. Goldman and Mr. Bell also received grants of performance-based RSUs as part of the Company’s annual grant process. The award to Ms. Mayer has three annual performance periods (2013, 2014, and 2015), and the awards to Messrs. Goldman and Bell have four annual performance periods (2013, 2014, 2015, and 2016). Each tranche is scheduled to vest shortly after the end of its performance period. Each award’s target number of shares is evenly distributed among its tranches, and each tranche may vest up to 200 percent of target depending upon the Company’s performance. Each performance tranche will appear in our compensation tables separately as though it were granted on the date its goals were set (which was February 28, 2013, in the case of the 2013 tranches), as required by SEC rules. For a discussion of the RSUs’ 2013 performance metrics and goals, see “2013 Executive Compensation Program—2013 Long-Term Equity Awards” in the CD&A. On February 27, 2014 the Compensation Committee determined that the 2013 tranches of the Named Executive Officers’ performance RSUs would vest at 57 percent of target, based on the Company’s 2013 performance.

Upon vesting, each of the RSUs described above is payable in shares of the Company’s common stock on a one-for-one basis. Vesting of each of the options and RSUs described above is generally subject to the executive’s continued employment with the Company through the applicable vesting date, subject to accelerated vesting in certain circumstances. Refer to the “Potential Payments upon Termination or Change in Control” section below for information on the severance and change in control provisions applicable to the equity awards granted to the Named Executive Officers in 2013.

Non-Equity Incentive Plan Awards

Each of the “non-equity incentive plan awards” reported in the Grants of Plan-Based Awards Table was granted under, and is subject to the terms of, our Executive Incentive Plan. Please see the discussion under the heading “2013 Executive Compensation Program—2013 Annual Cash Bonuses under the Executive Incentive Plan” in the CD&A for a description of the material terms of awards granted under our Executive Incentive Plan for 2013.

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Year-End—2013

The following table presents outstanding equity awards held by the Named Executive Officers at the end of 2013, after giving effect to determinations of our 2013 performance (which means the portions of our performance-based options and RSUs that were forfeited as a result of our 2013 performance determinations are treated as not outstanding for purposes of this table, while the portions that vested in connection with such performance determinations are treated as being subject only to time-based vesting conditions at year-end 2013). Vesting of the unvested awards shown below is generally conditioned upon the Named Executive Officer’s continuous employment through the applicable vesting date, but is subject to acceleration on certain terminations of the executive’s employment as described in the section “Potential Payments upon Termination or Change in Control,” below.

As required by SEC rules, if a performance-based award has multiple performance periods, the portion (or “tranche”) relating to each period is treated as a separate grant, which is not considered to be outstanding until its goals are established. As of December 31, 2013, we had not established goals for the post-2013 tranches of the performance RSUs and performance options; accordingly those awards’ 2014, 2015, and 2016 performance tranches are not presented below.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock that Have Not Vested (#)(1)		Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)

Marissa A. Mayer								253,165	(3)	10,237,993
								189,873	(4)	7,678,464
								759,494	(5)	30,713,937
								292,619	(6)	11,833,512
								55,597	(7)	2,248,343
	477,229	401,076	(8)		18.87	11/29/2019
	715,845	601,614	(8)		18.87	11/29/2019

Ken Goldman								255,870	(9)	10,347,383
								97,540	(10)	3,944,517
								13,899	(7)	562,076
		331,717	(8)		18.87	11/29/2019

David Filo(11)

Ronald S. Bell								146,309	(10)	5,916,736
								5,000	(12)	202,200
								12,000	(13)	485,280
								15,000	(14)	606,600
								20,848	(7)	843,093
	26,000				37.08	12/16/2014
	11,500				28.04	1/26/2014
	27,000				23.03	8/27/2014
Henrique de Castro								695,550	(15)	28,128,042
								772,832	(16)	31,253,326
	888,076	746,362	(8)		18.87	11/29/2019	(17)

(1)

In accordance with the terms and conditions applicable to the award, each award reported in these columns generally is subject to earlier termination in connection with certain terminations of the award holder’s employment and to acceleration in certain circumstances as described under “Potential Payments Upon Termination or Change in Control,” below.

EXECUTIVE COMPENSATION

(2)	Value is based on the closing price of Yahoo common stock of $40.44 on December 31, 2013, as reported on Nasdaq.

(3)	One-half of these restricted stock units will vest on July 26, 2014, and the remainder will vest on July 26, 2015.

(4)	One-twelfth (1/12) of these restricted stock units will vest on the 17th day of each month through December 17, 2014.

(5)	One-fourth of these restricted stock units will vest on July 26, 2014 and the remainder will vest in three equal annual installments thereafter through July 26, 2017.

(6)	One-third of these restricted stock units vested on February 28, 2014 and the remainder will vest in equal monthly installments thereafter through February 28, 2016.

(7)	These performance restricted stock units vested on February 27, 2014 upon the Compensation Committee’s certification of our full-year 2013 performance for purposes of this award.

(8)

These performance options vested on January 26, 2014 and became exercisable on February 4, 2014 upon the Compensation Committee’s certification of our full-year 2013 performance for purposes of this award.

(9)	One-thirty-fourth (1/34) of these restricted stock units will vest on the 25th day of each month, through October 25, 2016.

(10)	One-fourth of these restricted stock units vested on February 28, 2014 and the remainder will vest in equal monthly installments thereafter through February 28, 2017.

(11)	Mr. Filo has no outstanding equity awards.

(12)	These restricted stock units vested on February 25, 2014.

(13)	One-half of these restricted stock units vested on February 25, 2014, and the remainder will vest on February 25, 2015.

(14)	One-third of these restricted stock units vested on February 27, 2014, and the remainder will vest in equal annual installments thereafter through February 27, 2016.

(15)

One-thirty-fifth (1/35) of these restricted stock units was scheduled to vest on the 29th day of each month (or on the last day of months with no 29th day) through November 29, 2016. As a result of the termination of Mr. de Castro’s employment, 238,474 of these restricted stock units vested on the termination date of January 16, 2014 and the remainder was forfeited.

(16)

One-thirty-fifth (1/35) of these restricted stock units was scheduled to vest on the 29th day of each month (or on the last day of months with no 29th day) through November 29, 2016. As a result of the termination of Mr. de Castro’s employment on January 16, 2014, all of these restricted stock units vested on the termination date.

(17)

Presents the expiration date in effect as of December 31, 2013. As a result of the termination of Mr. de Castro’s employment on January 16, 2014, the portion of these options that had vested prior to his termination date (i.e., 888,076 options) will expire on July 16, 2014, and the portion that became exercisable on February 4, 2014 (i.e., 746,362 options) will expire on August 4, 2014.

EXECUTIVE COMPENSATION

Options Exercised and Stock Vested—2013

The following table shows how many stock options our Named Executive Officers exercised, and how many shares of stock vested for them, during 2013. All of the stock vesting events relate to RSUs. This table also shows the aggregate value our Named Executive Officers realized from such option exercises and RSU vesting events.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Marissa A. Mayer	0	0	759,493	21,251,861
Ken Goldman	0	0	168,692	5,144,768
David Filo	0	0	0	0
Ronald S. Bell	31,875	432,552	38,500	821,430
Henrique de Castro	0	0	523,316	17,115,884

(1)	In the case of options, “value realized” equals the difference between the exercise price and the market price of our common stock at exercise, multiplied by the number of exercised options.

(2)

In the case of stock awards, “value realized” equals the closing price of our common stock on the vesting date (or the prior trading day, in the case of weekend or holiday vesting events), as reported by Nasdaq, multiplied by the number of vested shares.

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable to the Named Executive Officers in connection with a termination of their employment with the Company and/or a change in control of the Company under arrangements in effect on December 31, 2013.

Executive Severance Agreements

In February 2013, the Compensation Committee adopted a new executive severance policy and authorized the Company to enter into an updated form of severance agreement with the Company’s senior executives generally, including Mr. Bell. Our employment offer letters with Ms. Mayer, Mr. Goldman and Mr. de Castro provide that if their employment terminates in certain circumstances, we will offer them severance benefits similar to those we provide to other senior executives of the Company. Accordingly, in connection with the new February 2013 executive severance policy, the Compensation Committee also authorized us to enter into severance agreements with Ms. Mayer, Mr. Goldman and Mr. de Castro to provide them with benefits similar to those offered to our senior executives generally, consistent with the intent of their employment offer letters. We refer to all these agreements as executive “Severance Agreements.”

Pursuant to the Severance Agreements provided to Ms. Mayer, Mr. de Castro, Mr. Goldman, and Mr. Bell, if the executive’s employment is terminated by the Company without cause, the executive will be entitled to a severance benefit consisting of:

•	one year of base salary;

•	one year’s target annual bonus;

•	if the termination occurs after the end of a fiscal year and before the Company’s bonus payments for that fiscal year, the executive’s bonus for the completed fiscal year; and

EXECUTIVE COMPENSATION

•	payments equal to the premiums required to continue medical benefits under COBRA for up to twelve months after termination.

•	The executive will also have six months to exercise any vested Company stock options.

In addition, in the case of Mr. Goldman and Mr. Bell, the Severance Agreements amend their time-based stock options and time-based restricted stock units granted prior to the date of the Severance Agreements to provide that if the executive’s employment is terminated by the Company without cause, or due to his death or disability, any “cliff” installment scheduled to vest within six months following such termination will vest on the termination date (except that any more-favorable acceleration terms of the underlying award will be respected). The recruitment grants we made to Ms. Mayer and Mr. de Castro already included provisions regarding accelerated vesting as called for by their offer letters (and as described under “—Equity Awards,” below), so no corresponding amendments were included in their Severance Agreements. The Severance Agreements do not affect the Company’s Change in Control Severance Plans; if applicable in the circumstances of his or her termination, each executive will be entitled to benefits under the applicable Change in Control Severance Plan if greater than under the Severance Agreement.

In each case, the executive’s right to receive benefits under the Severance Agreement is conditioned on the executive’s executing and not revoking a release of claims in favor of the Company and complying with the executive’s obligations under any confidentiality, proprietary information and assignment of inventions or similar agreement with the Company.

Change-in-Control Severance Plans

As noted in the CD&A, the Compensation Committee maintains two Change-in-Control Severance Plans that, together, cover all full-time employees of the Company, including each of the Named Executive Officers currently employed with the Company.

The Change-in-Control Severance Plans provide that if an eligible employee’s employment with the Company is terminated by the Company without cause or by the employee for good reason (as these terms are defined in the applicable Change in Control Severance Plan) within one year after a change in control of the Company, the employee will generally be entitled to receive the following severance benefits:

•

Continuation of the employee’s annual base salary, as severance pay, over a designated number of months following the employee’s severance date. The number of months will range from four months to 24 months, depending on the employee’s job level;

•

Reimbursement for outplacement services for 24 months following the employee’s severance date, subject to a maximum reimbursement that ranges from $3,000 to $15,000, depending on the employee’s job level;

•	Continued medical group health and dental plan coverage for the period the employee receives severance pay; and

•

Accelerated vesting of all stock options, restricted stock units and any other equity-based awards previously granted or assumed by the Company and outstanding as of the severance date (unless otherwise set forth in the applicable award agreement for awards made after February 12, 2008).

The number of months used to calculate the severance benefit under the Change-in-Control Severance Plans for each Named Executive Officer is 24 months and the outplacement benefit applicable to each Named Executive Officer is $15,000. The plans do not provide tax gross-ups for potential excise or other taxes on the benefits that may be paid.

Each eligible employee will be entitled to the greater of (a) the severance payments and benefits pursuant to the Change-in-Control Severance Plans, or (b) the severance benefits under any severance agreement between such employee and the Company (if applicable).

EXECUTIVE COMPENSATION

Payment of the foregoing severance benefits is conditioned upon the employee’s execution of a release of claims in favor of the Company and compliance with the employee’s confidentiality, proprietary information and assignment of inventions obligations to the Company.

A “change in control” would generally be triggered under the Change-in-Control Severance Plans by a person or group of persons acquiring more than 40 percent of the Company’s voting stock, consummation of certain mergers and other transactions where the Company’s shareholders owned less than 50 percent of the surviving entity, a liquidation of the Company, or consummation of a sale of all or substantially all of the Company’s assets.

Equity Awards

Severance Provisions in 2013 Awards. On February 28, 2013, in connection with the new executive severance policy, the Compensation Committee approved new forms of time-based and performance-based RSU award agreements for senior vice presidents and above generally (including the 2013 annual awards to Ms. Mayer, Mr. Goldman, and Mr. Bell). Under these award agreements, if the executive’s employment is terminated by the Company without cause, or due to his death or disability—

•	Time-Based RSUs: any cliff installment of a time-based RSU that is scheduled to vest within six months following such termination will vest on the termination date;

•

Performance-Based RSUs:  if the termination occurs in the latter half of a performance period, the shares eligible to vest for such period will be prorated based on months worked in the period and will vest based on performance when the period is complete; and

•

Front-Loaded RSUs:  if the award is intended to represent more than one year’s worth of annual grants, the shares otherwise vesting pursuant to the above two bullets will be divided by the number of years the award represents and the quotient will vest.

Outstanding equity awards granted to Mr. Bell prior to 2013 will be subject to accelerated vesting as described under “—Executive Severance Agreements,” above.

Ms. Mayer’s Recruitment Grants. With respect to the “make-whole” award of restricted stock units granted to Ms. Mayer in July 2012, her employment offer letter and the award agreements provide that if her employment is terminated by the Company without cause, by Ms. Mayer for good reason, or due to Ms. Mayer’s death or disability, the award will vest in full upon her termination. In addition, any portion of the restricted stock units and performance-based stock options subject to her 2012 annual awards and her retention awards described under the heading “Employment Agreements and 2012 Recruitment Grants” above that is scheduled to vest within six months after such a termination will fully vest, subject, in the case of her stock options, to meeting the applicable performance criteria.

Mr. Goldman’s Recruitment Grants. The performance options and RSUs awarded to Mr. Goldman in 2012 (as described in the section “Employment Agreements and 2012 Recruitment Grants,” above) provide that if his employment is terminated without cause (or, in the case of the performance options, due to his death or disability), any portions of the awards that are scheduled to vest within six months will fully vest, subject, in the case of his stock options, to meeting the applicable performance criteria.

Mr. de Castro’s Recruitment Grants. The initial restricted stock units and performance-based stock options granted to Mr. de Castro in November 2012 provided that if his employment were to be terminated by the Company without cause, by Mr. de Castro for good reason or due to Mr. de Castro’s death or disability (a “Termination Event”) and such Termination Event were to occur other than within 12 months following a change in control, then (1) in the case of a termination without cause by the Company, 100 percent and (2) in the case of any other Termination Event, between 25 percent and 100 percent (with the exact percentage depending upon the timing of the Termination Event), of the restricted stock units and stock options that were scheduled to vest within 12 months of the Termination Event, would vest, subject, in the case of performance stock options, to meeting the applicable performance criteria. If such Termination Event were to occur within 12 months following a change in

EXECUTIVE COMPENSATION

control, then the awards would vest in full, except that any accelerated vesting on a Termination Event other than a termination without cause by the Company would only apply with respect to the percentage of the unvested portion described above (i.e., between 25 percent and 100 percent of the unvested award portion would accelerate (with the exact percentage depending upon the timing of the Termination Event)), and not necessarily with respect to the entire unvested amounts. In addition, upon a Termination Event, 100 percent of the unvested portion of the “make-whole” award of restricted stock units granted to Mr. de Castro in November 2012 would immediately vest. Mr. de Castro benefitted from these terms upon the January 16, 2014 termination of his employment, see “—De Castro Separation,” below.

Change in Control. Under the terms of the 1995 Stock Plan, if there is a change in control of Yahoo, each Named Executive Officer’s outstanding awards will generally be assumed by the successor company, unless the Compensation Committee provides that the award will not be assumed and will become fully vested and, in the case of options, exercisable. A change in control of Yahoo would not automatically trigger vesting of the awards then outstanding under the plan. In addition, the executive form awards and the 2012 recruitment grants all include language opting-out of the Change-in-Control Severance Plan (because the plan is subject to change in certain circumstances), and instead provide in the award itself that if the executive’s employment with the Company is terminated by the Company without cause or by the executive for good reason within one year after a change in control of the Company, the entire unvested portion of the award will vest in full.

Estimated Severance and Change-in-Control Benefits

Severance Benefits. The following table presents the Company’s estimate of the amount of the benefits to which each of our continuing Named Executive Officers would have been entitled under the arrangements described above if his or her employment had been terminated by the Company on December 31, 2013 without cause (or, as to some benefits, by the executive for good reason), and other than in connection with a change in control of the Company.

Name	Cash Severance ($)	Continuation of Health Benefits ($)	RSU Acceleration ($)(1)	Option Acceleration ($)(2)	Total ($)
Marissa A. Mayer	4,700,000	23,060	13,871,284	21,628,023	40,222,367
Ken Goldman	1,640,000	23,060	3,374,192	7,155,136	12,192,388
David Filo(3)	0	0	0	0	0
Ronald S. Bell	1,590,000	23,060	1,227,607	0	2,840,667

(1)

This column reports the intrinsic value of the unvested portions of the executive’s restricted stock unit awards that would accelerate in the circumstances described above (including post-termination vesting of performance-based awards). This value is calculated by multiplying $40.44 (the closing price of our common stock as reported by Nasdaq on December 31, 2013, the hypothetical acceleration date) by the number of units subject to the accelerated portion of the award.

(2)

This column reports the intrinsic value of the portions of the executive’s unvested stock options (all of which are performance-based) that would accelerate in the circumstances described above (including post-termination vesting of performance-based awards). This value is calculated by multiplying (a) the amount by which $40.44 (the closing price of our common stock as reported by Nasdaq on December 31, 2013, the hypothetical acceleration date) exceeds the exercise price of the option, by (b) the number of shares subject to the accelerated portion of the option.

(3)	As a founder of the Company with a significant equity stake, Mr. Filo is not party to a Severance Agreement.

EXECUTIVE COMPENSATION

Change-in-Control Severance Benefits. The following table presents the Company’s estimate of the severance benefits to which each of our continuing Named Executive Officers would have been entitled under the arrangements described above if his or her employment had been terminated by the Company without cause (or, as to some benefits, by the executive for good reason) on December 31, 2013, and assuming for purposes of this illustration that such date was within 12 months after a hypothetical change in control of the Company.

Name	Cash Severance ($)(1)	Continuation of Health Benefits ($)(1)	Outplacement Benefits ($)	RSU Acceleration ($)(2)	Option Acceleration ($)(3)	Total ($)
Marissa A. Mayer	4,700,000	23,060	15,000	72,297,419	87,607,267	164,642,746
Ken Goldman	1,640,000	23,060	15,000	18,236,418	27,171,384	47,085,862
David Filo	2	47,503	15,000	0	0	62,505
Ronald S. Bell	1,590,000	23,060	15,000	13,127,552	0	14,755,612

(1)

The Severance Agreements provide that each executive will be entitled to either the cash severance and health benefit continuation payments provided under his or her Severance Agreement or under the Change-in-Control Severance Plan (if applicable), whichever is greater. Amounts in the “Cash Severance” and “Continuation of Health Benefits” columns for Ms. Mayer, Mr. Goldman and Mr. Bell reflect benefits under their Severance Agreements.

(2)

This column reports the intrinsic value of the unvested portions of the executive’s restricted stock unit awards that would accelerate in the circumstances described above. This value is calculated by multiplying $40.44 (the closing price of our common stock as reported by Nasdaq on December 31, 2013, the hypothetical acceleration date) by the number of units subject to the accelerated portion of the award.

(3)

This column reports the intrinsic value of the portions of the executive’s unvested stock options that would accelerate in the circumstances described above. This value is calculated by multiplying (a) the amount by which $40.44 (the closing price of our common stock as reported by Nasdaq on December 31, 2013, the hypothetical acceleration date) exceeds the exercise price of the option by (b) the number of shares subject to the accelerated portion of the option.

De Castro Separation

On January 16, 2014 Mr. de Castro’s employment with the Company terminated. Mr. de Castro received the severance benefits for a termination without cause provided for by his offer letter, his equity award agreements, and his executive Severance Agreement. These benefits generally consisted of:

•	$1.14 million in cash, representing Mr. de Castro’s base salary for 12 months and his target annual bonus;

•

accelerated vesting of 238,474 shares of our common stock on the termination date (valued at $9.62 million based on the closing price of our common stock on that date, $40.34 as reported by Nasdaq), representing the portion of his initial RSU award scheduled to vest within 12 months after the termination date;

•

post-termination vesting of 746,362 options (valued at $16.02 million based on the closing price of our common stock on the termination date less the exercise price) representing the full-year 2013 tranche of his performance option, which vested on the award’s regularly scheduled vesting date of January 26, 2014, and became exercisable when the Compensation Committee certified the Company’s 2013 performance for purposes of the awards on February 4, 2014; and

•

accelerated vesting of 772,832 shares of our common stock on the termination date (valued at $31.18 million based on the closing stock price of our common stock on that date), representing the unvested portion of his “make-whole” RSU award.

•	In addition, we paid Mr. de Castro $29,491 for accrued but unused vacation, and a lump sum of $7,652 for continued medical benefits under COBRA for up to twelve months after termination.

Mr. de Castro executed a release in favor of the Company.

Audit and Finance Committee Report

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

During 2013, the Audit Committee met with the Company’s independent registered public accounting firm, the senior members of the Company’s financial management team and the Company’s head of internal audit in separate private sessions to discuss any matters that the Audit Committee, the independent registered public accounting firm, the head of internal audit or senior members of the Company’s financial management team believed should be discussed privately with the Audit Committee. The Audit Committee’s agenda is established by the Audit Committee’s chair and senior members of the Company’s financial management team. The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements in the Company’s 2013 Form 10-K. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent auditors that firm’s independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining their independence.

Based on the Audit Committee’s discussions with management and the independent auditors, and the Audit Committee’s review of the Company’s audited consolidated financial statements, representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s 2013 Form 10-K filed with the SEC.

Submitted by the Audit and Finance Committee

of the Company’s Board of Directors

    Susan M. James (Chair)

    Thomas J. McInerney

    Maynard G. Webb, Jr.

Fees For Services Rendered By Independent Registered Public Accounting Firm

Set forth below are approximate fees (in millions) for services rendered by PricewaterhouseCoopers LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2013 and 2012:

	2013	2012
Audit Fees(1)	$7.4	$7.5
Audit-Related Fees(2)	0.6	1.2
Tax Fees(3)	1.0	1.9
All Other Fees	—	—

Total	$9.0	$10.6

(1)

Aggregate audit fees consist of fees billed or accrued for professional services rendered for the audit of Yahoo’s consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly filings and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements, except those not required by statute or regulation.

(2)

Audit-related fees consist of fees for services rendered during the fiscal year for assurance and related services that are reasonably related to the performance of the audit or review of Yahoo’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations and due diligence in connection with mergers and acquisitions, attest services related to financial reporting that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

(3)

Tax fees consist of fees for services rendered during the fiscal year for professional services related to federal, state and international tax compliance and planning, tax advice, assistance with tax audits and appeals and advice related to mergers and acquisitions.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures regarding pre-approval of permitted audit and non-audit services. Each year, and as needed at other times during the year, (i) the independent registered public accounting firm will submit to the Audit Committee for approval the terms, fees and conditions of the Company’s engagement of the independent registered public accounting firm to perform an integrated audit of the Company’s consolidated financial statements, to attest to the Company’s internal control over financial reporting for the applicable fiscal year, and to review the Company’s interim financial statements and (ii) management and the independent registered public accounting firm will submit to the Audit Committee for approval a written pre-approval request of additional audit and non-audit services to be performed for the Company during the year, including a budgeted range of fees for each category of service outlined in such request. The Audit Committee has designated the Audit Committee Chair to have the authority to pre-approve interim requests for permissible services that were not contemplated in the engagement letter or in pre-approval requests. The Audit Committee Chair may approve or reject any interim service requests and shall report any interim service pre-approvals at the next regular Audit Committee meeting.

All services provided by PricewaterhouseCoopers LLP during the fiscal years ended December 31, 2013 and December 31, 2012 were pre-approved by the Audit Committee.

Related Party Transactions

Policies and Procedures for Approval of Related Party Transactions

The Audit Committee has adopted a written Related Party Transaction Policy (the “Policy”). The purpose of the Policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction or series of transactions in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (ii) the Company is a participant and (iii) a related person has or will have a direct or indirect material interest. For purposes of the Policy, a related person is each member of the Board, each executive officer, any nominee for director, any security holder known to the Company to own of record or beneficially five percent or greater of any class of its voting securities or any immediate family member of any of the foregoing persons.

The General Counsel shall submit all related party transactions to the Audit Committee for its review and, if appropriate, approval or ratification. In determining whether to approve or ratify a related party transaction, the Audit Committee may consider all relevant facts and circumstances, including the following factors:

•	the nature of the related person’s interest in the transaction;

•

the material terms of the transaction, including the amount involved, the type of transaction and whether the terms are at least as favorable to the Company as those available in arm’s length transactions;

•	the relationship of the parties involved to the transaction and with each other;

•	the materiality of the transaction to the Company;

•	whether the transaction would interfere with the ability of a director or executive officer to act in the best interest of the Company and its shareholders; and

•	any other matters the Audit Committee deems appropriate.

Any member of the Audit Committee who has an interest in a transaction under discussion by the Audit Committee shall abstain from voting on the approval of the related party transaction, but may, if requested by the Chair of the Audit Committee, participate in some or all of the committee’s discussions about the transaction.

Certain Transactions With Related Parties

In July 2013, the Company repurchased 40,000,000 shares of its common stock from Daniel S. Loeb, a former director of the Company, Third Point LLC, and entities related to Third Point LLC (the “Repurchase”). Mr. Loeb is the founder and Chief Executive Officer of Third Point LLC. The Company repurchased the shares of its common stock at a price of $29.11 per share, for a total purchase price of $1,164,400,000.

In connection with the Repurchase, the Company also entered into an amendment to its May 2012 Settlement Agreement (the “Amendment”) with Third Point LLC and Daniel S. Loeb, Michael J. Wolf, Harry J. Wilson, each a former director of the Company, and certain affiliates of Third Point LLC (collectively, the “Third Point Group”) that includes, among other things, a standstill provision preventing Third Point Group from exceeding certain share ownership thresholds or engaging in proxy contests until the Company’s 2018 annual meeting. The Amendment also provided for the resignation from the Company’s Board of each of Messrs. Loeb, Wolf and Wilson, effective July 31, 2013. In connection with the Amendment, all unvested equity awards granted by the Company to Messrs. Wolf and Wilson were accelerated and all vested and unvested equity awards held by them were cashed out promptly following their resignations at a price per share equal to $29.11.

Legal Proceedings

Since May 31, 2011, several related shareholder derivative suits were filed in the Santa Clara County Superior Court (“California Derivative Litigation”) and the United States District Court for the Northern District of California (“Federal Derivative Litigation”) purportedly on behalf of the Company against certain officers and directors of the Company and third parties. The California Derivative Litigation was filed by plaintiffs Cinotto, Lassoff, Zucker, and Koo, and consolidated under the caption In re Yahoo! Inc. Derivative Shareholder Litigation on June 24, 2011 and September 12, 2011. The Federal Derivative Litigation was filed by plaintiffs Salzman, Tawila, and Iron Workers Mid-South Pension Fund and consolidated under the caption In re Yahoo! Inc. Shareholder Derivative Litigation on October 3, 2011. The plaintiffs allege breaches of fiduciary duties, corporate waste, mismanagement, abuse of control, unjust enrichment, misappropriation of corporate assets, or contribution and seek damages, equitable relief, disgorgement and corporate governance changes in connection with Alibaba Group Holding Limited’s restructuring of its subsidiary Alipay.com Co., Ltd. (“Alipay”) and related disclosures. On June 7, 2012, the courts approved stipulations staying the California Derivative Litigation pending resolution of the Federal Derivative Litigation, and deferring the Federal Derivative Litigation pending a ruling on the motion to dismiss filed by the defendants in the related shareholder class actions, which are discussed below. On December 16, 2013, the United States District Court for the Northern District of California granted the Company’s motion to stay the Federal Derivative Litigation pending resolution of the appeal filed by the plaintiffs in the related shareholder class actions.

Since June 6, 2011, two purported shareholder class actions were filed in the United States District Court for the Northern District of California against the Company and certain officers and directors of the Company by plaintiffs Bonato and the Twin Cities Pipe Trades Pension Trust. In October 2011, the District Court consolidated the two actions under the caption In re Yahoo! Inc. Securities Litigation and appointed the Pension Trust Fund for Operating Engineers as lead plaintiff. In a consolidated amended complaint filed December 15, 2011, the lead plaintiff purports to represent a class of investors who purchased the Company’s common stock between April 19, 2011 and July 29, 2011, and alleges that during that class period, defendants issued statements that were materially false or misleading because they did not disclose information relating to Alibaba Group Holding Limited’s restructuring of Alipay. The complaint purports to assert claims for relief for violation of Section 10(b) and 20(a) of the Exchange Act and for violation of Rule 10b-5 thereunder, and seeks unspecified damages, injunctive and equitable relief, fees and costs. On August 10, 2012, the court granted defendants’ motion to dismiss the consolidated amended complaint. Plaintiffs have appealed.

On July 30, 2013, a shareholder derivative action captioned Zucker v. Loeb, et al. was filed in the Supreme Court of New York for the County of New York against current and former members of the Board, Third Point LLC, and entities related to Third Point LLC. The complaint filed by the plaintiff asserts claims for alleged breach of fiduciary duty, waste, and unjust enrichment in connection with the Company’s repurchase of 40 million shares of Company common stock beneficially owned by Third Point LLC. The complaint seeks a judgment declaring that the defendants breached their fiduciary duties, an award of restitution, and corporate governance changes. The Company has filed a motion to dismiss the action.

On March 14, 2014, a shareholder derivative action captioned Hughes Trust v. de Castro, et al. was filed in the Delaware Court of Chancery purportedly on behalf of Yahoo against current and former members of the Board and Mr. de Castro. The plaintiff alleges that the directors who approved Mr. de Castro’s employment agreement in 2012 wasted corporate assets and breached their fiduciary duties by failing to adequately inform themselves about how much compensation Mr. de Castro would be entitled to receive. The plaintiff further alleges that the directors failed to provide adequate disclosure regarding Mr. de Castro’s compensation. The plaintiff asserts a claim against Mr. de Castro for unjust enrichment. Plaintiff seeks unspecified damages and restitution in favor of Yahoo, an order directing Yahoo to reform its corporate governance and internal procedures, and attorneys’ fees and costs. The Company intends to file a motion to dismiss the action.

No Incorporation By Reference

In Yahoo’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we refer you to information previously filed with the SEC that should be considered as part of the particular filing. As provided under SEC regulations, the “Audit and Finance Committee Report” and the “Compensation Committee Report” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “soliciting material,” or otherwise considered “filed” with the SEC under the Exchange Act. In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

Annual Report To Shareholders

Our 2013 Annual Report has been mailed or made available to shareholders and is posted on our annual report website at •. The Company will provide, without charge, a copy of our 2013 Annual Report (including the financial statements and the financial statement schedules but excluding the exhibits thereto) upon the written request of any shareholder of record or beneficial owner of our common stock. Requests can be made by writing to Investor Relations, Yahoo! Inc., 701 First Avenue, Sunnyvale, California 94089, or by telephone request to (408) 349-3382.

Other Matters

The Board has not received valid notice of any other business that will be presented at the annual meeting. If any other business is properly brought before the annual meeting, all proxies that have been properly submitted will be voted in respect thereof as the proxyholders deem advisable.

It is important that proxies be returned promptly to ensure that your shares are represented at the annual meeting. Shareholders are urged to submit your proxy or voting instructions as soon as possible electronically over the Internet, by telephone or, if you received a printed copy of the proxy materials, by marking, dating, signing and returning the enclosed proxy card or voting instruction form in the postage-prepaid envelope provided with your proxy materials.

By Order of the Board of Directors,

Ronald S. Bell

General Counsel and Secretary

Sunnyvale, California

•, 2014

Annex A — Proposed Amendment to Bylaws

If Proposal 5 is approved by shareholders, Section 3 of Article II of the Company’s Bylaws will be amended as set forth below. Proposed additions are indicated by underline and proposed deletions are indicated by strike-through.

2.3 Special Meeting.

(a) A special meeting of the stockholders may be called at any time only by the Board of Directors, the chairman of the board, or the chief executive officer. ~~At a special meeting of stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto).~~ A special meeting of stockholders shall be called by the secretary upon written request to the secretary (each such request, a “Special Meeting Request” and such meeting, a “Stockholder Requested Special Meeting”) by the record holder or holders representing in the aggregate at least 25% of the outstanding shares of common stock of the Corporation which shares are determined to be “Net Long Shares” (as defined below) (the “Requisite Percentage”), who have held such shares continuously for at least one year prior to the date such Special Meeting Request is delivered to the Corporation (such period, the “One-Year Period”), and who have complied in full with the requirements set forth in these Bylaws. A special meeting of stockholders may be held at such date, time and place, if any, within or without the State of Delaware as may be designated by the Board of Directors; provided, however, that the date of any Stockholder Requested Special Meeting shall be not more than 90 days after a Special Meeting Request(s) satisfying the requirements set forth in these Bylaws and representing the Requisite Percentage is received by the secretary. In fixing a date, time and place, if any, for any special meeting of stockholders, the Board of Directors may consider such factors as it deems relevant, including without limitation, the nature of the matters to be considered, the facts and circumstances related to any request for a meeting and any plan of the Board of Directors to call an annual meeting or special meeting. The Corporation may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

For purposes of determining the Requisite Percentage, “Net Long Shares” mean those shares of common stock of the Corporation as to which the stockholder(s) of record making the Special Meeting Request or beneficial owner(s), if any, on whose behalf the Special Meeting Request is being made (each such record owner and beneficial owner, a “Requesting Stockholder”) possesses the sole power to vote or direct the voting, the sole economic incidents of ownership (including the sole right to profits and the sole risk of loss) and the sole power to dispose of or direct the disposition. The number of shares calculated in accordance with the foregoing shall not include any shares (i) sold by such stockholder in any transaction that has not been settled or closed, (ii) borrowed by such stockholder for any purpose or purchased by such stockholder pursuant to an agreement to resell or (iii) subject to any option, warrant, derivative or other agreement, arrangement or understanding, whether any such agreement, arrangement or understanding is to be settled with shares of common stock of the Corporation or with cash based on the notional amount of shares subject thereto, in any such case which has, or is intended to have, the purpose or effect of (A) reducing in any manner, to any extent or at any time in the future, such stockholder’s right to vote or direct the voting and full right to dispose or direct the disposition of any of such shares or (B) offsetting to any degree gain or loss arising from the sole economic ownership of such shares by such stockholder. Whether shares constitute “Net Long Shares” shall be decided in good faith by the Board of Directors.

(b) In order for a Stockholder Requested Special Meeting to be called, one or more Special Meeting Requests must be signed by the record holders of shares representing in the aggregate at least the Requisite Percentage who have held such shares continuously for the One-Year Period and by each of the beneficial owners, if any, on whose behalf the Special Meeting Request is being made. Each Special Meeting Request shall be delivered to the secretary at the Corporation’s principal executive offices and shall be accompanied by a written notice setting forth the information required by (i) Section 2.6(b) as to the business proposed to be conducted at the special meeting and as to the stockholder(s) proposing such business, and/or (ii) Section 2.5 as to any nominations proposed to be presented at the special meeting and as to the stockholder(s) proposing such nominations. In addition to the foregoing, a Special Meeting Request must include; (x) documentary evidence of

ANNEX A — PROPOSED AMENDMENT TO BYLAWS

the number of Net Long Shares owned by the Requesting Stockholder(s) as of the date on which the Special Meeting Request is delivered to the secretary and documentary evidence that such shares have been held continuously for the One-Year Period, provided that, if the stockholder submitting the Special Meeting Request is not the beneficial owner of such shares, then to be valid, the Special Meeting Request must also include documentary evidence (or, if not simultaneously provided with the Special Meeting Request, such documentary evidence must be delivered to the secretary within 10 days after the date on which the Special Meeting Request is delivered to the secretary) of the number of Net Long Shares owned by the beneficial owner(s) as of the date on which the Special Meeting Request is delivered to the secretary and documentary evidence that such shares have been held for the One-Year Period; (y) an acknowledgment of the Requesting Stockholder(s) that any decrease after the date on which the Special Meeting Request is delivered to the secretary in the number of Net Long Shares held by such stockholder shall be deemed a revocation of the Special Meeting Request with respect to such shares and that such shares will no longer be included in determining whether the Requisite Percentage has been satisfied; and (z) a commitment by the Requesting Stockholder(s) to continue to satisfy the Requisite Percentage through the date of the Stockholder Requested Special Meeting and to promptly notify the Corporation upon any decrease occurring between the date on which the Special Meeting Request is delivered to the secretary and the date of the Stockholder Requested Special Meeting in the number of Net Long Shares owned by such stockholder.

Each Requesting Stockholder is required to update and supplement the Special Meeting Request delivered pursuant to this Section 2.3, if necessary, so that the information provided or required to be provided in such notice by (i) Section 2.6(b) as to the business proposed to be conducted at the special meeting and as to the stockholder(s) proposing such business, and/or (ii) Section 2.5 as to any nominations proposed to be presented at the special meeting and as to the stockholder(s) proposing such nominations shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the Stockholder Requested Special Meeting, and such update and supplement shall be received by the secretary at the principal executive offices of the Corporation not later than 5 business days after the record date for determining the stockholders entitled to receive notice of such meeting. The Requesting Stockholder(s) also shall certify in writing on the day prior to the Stockholder Requested Special Meeting as to whether the Requesting Stockholder(s) continues to satisfy the Requisite Percentage. In addition to the foregoing, the Requesting Stockholder(s) shall promptly provide any other information reasonably requested by the Corporation.

(c) In determining whether a special meeting of stockholders has been requested by the record holders of shares representing in the aggregate at least the Requisite Percentage who have held such shares continuously for the One-Year Period, multiple Special Meeting Requests delivered to the secretary will be considered together only if (i) each Special Meeting Request identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting, in each case as determined by the Board of Directors (which, if such purpose is the nominating of a person or persons for election to the Board of Directors, will mean that the exact same person or persons are nominated in each relevant Special Meeting Request), and (ii) such Special Meeting Requests have been dated and delivered to the secretary within 60 days of the earliest dated Special Meeting Request. A stockholder may revoke a Special Meeting Request at any time by written revocation delivered to the secretary. If, following such revocation, there are unrevoked requests from stockholders representing in the aggregate less than the Requisite Percentage, the Board of Directors, in its discretion, may cancel the special meeting.

(d) At any Stockholder Requested Special Meeting, the business transacted shall be limited to the purpose(s) stated in the Special Meeting Request; provided, however, that the Board of Directors shall have the authority in its discretion to submit additional matters to the stockholders and to cause other business to be transacted. Notwithstanding the foregoing provisions of this Section 2.3, a Stockholder Requested Special Meeting shall not be held if (i) the Special Meeting Request does not comply with these Bylaws, (ii) the business specified in the Special Meeting Request is not a proper subject for stockholder action under applicable law, (iii) the Board of Directors has called or calls for an annual or special meeting of stockholders to be held within 90 days after the secretary receives the Special Meeting Request and the Board of Directors determines that the business of such meeting includes (among any other matters properly brought before the annual or special meeting) the business specified in the Special Meeting Request, (iv) the Special Meeting Request is received by the secretary during the period commencing 90 days prior to the anniversary date of the prior year’s annual meeting of stockholders and

ANNEX A — PROPOSED AMENDMENT TO BYLAWS

ending on the date of the final adjournment of the next annual meeting of stockholders, (v) an identical or substantially similar item (a “Similar Item”) was presented at any meeting of stockholders held within 90 days prior to receipt by the secretary of the Special Meeting Request (and, for purposes of this clause (v), the nomination, election or removal of directors shall be deemed a “Similar Item” with respect to all items of business involving the nomination, election or removal of directors, the changing the size of the Board of Directors and the filling of vacancies and/or newly created directorships), or (vi) the Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other applicable law.

(e) Except to the extent previously determined by the Board of Directors in connection with a Special Meeting Request, the chairperson of the Stockholder Requested Special Meeting shall determine at such meeting whether any proposed business or other matter to be transacted by the stockholders has not been properly brought before the special meeting and, if he or she should so determine, the chairperson shall declare that such proposed business or other matter was not properly brought before the meeting and such business or other matter shall not be presented for stockholder action at the meeting. In addition, notwithstanding the foregoing provisions of this Section 2.3, unless otherwise required by law, if the Requesting Stockholder(s) (or a qualified representative of the stockholder) does not appear at the special meeting to present a nomination or other proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.3, “qualified representative” shall have the same meaning ascribed to such term in Section 2.5 and 2.6(b) hereof.

Annex B — Stock Plan Amendment and Restatement

If Proposal 3 is approved by shareholders, the amended and restated version of the Company’s 1995 Stock Plan approved by the Board of Directors on April 8, 2014 will become effective, as set forth below:

YAHOO! INC. STOCK PLAN

(as amended and restated on April 8, 2014)

1.

Purposes of the Plan. The purposes of this Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and Consultants of the Company and its Subsidiaries and to promote the success of the Company’s business. To accomplish the foregoing, the Plan provides that the Company may grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents and Performance-Based Awards (each as hereinafter defined). Options granted under the Plan may be incentive stock options (as defined under Section 422 of the Code) or nonstatutory stock options, as determined by the Administrator at the time of grant of an Option and subject to the applicable provisions of Section 422 of the Code, as amended, and the regulations promulgated thereunder.

Subject to approval of the amendments to the Plan reflected in this document by the Company’s stockholders at the Company’s 2014 Annual Meeting of stockholders, this version of the Plan is effective on and after the Effective Date, and Awards granted on or after the Effective Date shall be made under this version of the Plan and not under the Plan as previously in effect. For the terms and conditions of the Plan applicable to Awards granted under the Plan before the Effective Date, refer to the version of the Plan in effect as of the date such Award was granted.

2.	Definitions. As used herein, the following definitions shall apply:

“Administrator” means the Board or any of its Committees appointed pursuant to Section 4 of the Plan.

“Applicable Laws” means any legal requirements of all state and federal laws, including without limitation securities laws and the Code, relating to the administration of stock incentive plans such as the Plan.

“Award” means an award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Performance-Based Awards (each as defined below).

“Award Agreement” has the meaning set forth in Section 21 of the Plan.

“Board” means the Board of Directors of the Company.

“Cause” shall have such meaning as determined by the Administrator and set forth in the applicable Award Agreement. Unless otherwise expressly provided in the applicable Award Agreement, the determination of Cause with respect to an Award shall be made by the Administrator in its sole discretion.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Committee” means the Committee appointed by the Board of Directors in accordance with Section 4(a) of the Plan.

“Common Stock” means the common stock of the Company.

“Company” means Yahoo! Inc., a Delaware corporation.

ANNEX B — STOCK PLAN AMENDMENT AND RESTATEMENT

“Consultant” means any person, but not including a Non-Employee Director, who is engaged by the Company or any Parent or Subsidiary of the Company to render services and is compensated for such services.

“Continuous Status as an Employee or Consultant” means the absence of any interruption or termination of service as an Employee or Consultant. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) except as otherwise provided in the Company’s leave of absence policy as amended from time to time, any other approved leave of absence; or (iv) in the case of transfers between locations of the Company or between the Company, its Subsidiaries or their respective successors. For purposes of the Plan, a change in status from an Employee to a Consultant or from a Consultant to an Employee will not constitute an interruption of Continuous Status as an Employee or Consultant. If an entity ceases to be a Subsidiary of the Company, an interruption of Continuous Status as an Employee or Consultant shall be deemed to have occurred with respect to each Employee or Consultant in respect of such Subsidiary who does not continue as an Employee or Consultant in respect of the Company or another Subsidiary of the Company that continues as such after giving effect to the transaction or other event giving rise to the change in status. The Administrator shall be the sole judge of whether a Participant continues to render services for purposes of the Plan.

“Director” means a member of the Board.

“Dividend Equivalent” means a right granted under Section 13 of the Plan.

“Effective Date” means June 25, 2014, the date of the Company’s 2014 annual meeting of shareholders.

“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. The payment of compensation by the Company for service as a Director does not, alone, constitute “employment” of the Director by the Company.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the fair market value of Common Stock determined as follows:

(i)

If the Common Stock is listed on any established stock exchange or a national market system including without limitation the Nasdaq Global Market and Nasdaq Global Select Market, its Fair Market Value shall be the closing sales price for such stock as quoted on such exchange or system on the date of determination (if for a given day no sales were reported, the closing sales price for a share of Common Stock for the next preceding day on which sales of Common Stock were reported shall be used), as such price is reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)

If the Common Stock is listed on the Nasdaq Stock Market (but not on the Nasdaq Global Market or Nasdaq Global Select Market thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)	In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator;

ANNEX B — STOCK PLAN AMENDMENT AND RESTATEMENT

provided, however, that, as to Awards subject to laws other than the laws of the United States, the Administrator may adopt a different methodology for determining Fair Market Value with respect to one or more such Awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular Award(s) (for example, and without limitation, the Administrator may provide that Fair Market Value for purposes of one or more Awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

“Full-Value Award” means any Award under the Plan other than an Option or a Stock Appreciation Right.

“Good Reason” shall have such meaning as determined by the Administrator and set forth in the applicable Award Agreement. Unless otherwise expressly provided in the applicable Award Agreement, the determination of Good Reason with respect to an Award shall be made by the Administrator in its sole discretion.

“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable written Option agreement.

“Non-Employee Director” shall mean a Director who is not an Employee.

“Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option, as designated in the applicable written Option agreement.

“Officer” means an officer of the Company or any Parent or Subsidiary of the Company.

“Option” means a stock option granted under Section 9 of the Plan.

“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code or any successor provision.

“Participant” means an Employee or Consultant who receives an Award under the Plan.

“Performance-Based Award” has the meaning set forth in Appendix A of the Plan.

“Plan” means this Stock Plan (formerly, and sometimes also referred to as, the “1995 Stock Plan”), as amended from time to time.

“Reporting Person” means an Officer, Director, or greater than ten percent stockholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.

“Restricted Period” has the meaning set forth in Section 11(a) of the Plan.

“Restricted Stock” means Shares acquired pursuant to Section 11 of the Plan.

“Restricted Stock Unit” means the right to receive in cash or Shares the Fair Market Value of a Share granted pursuant to Section 12 of the Plan.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as the same may be amended from time to time, or any successor provision.

“Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

“Stock Appreciation Right” means a stock appreciation right granted under Section 9 of the Plan.

ANNEX B — STOCK PLAN AMENDMENT AND RESTATEMENT

“Stock Exchange” means any stock exchange or consolidated stock price reporting system on which prices for the Common Stock are quoted at any given time.

“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code, or any successor provision.

“Total Disability” shall have such meaning as determined by the Administrator and set forth in the applicable Award Agreement. Unless otherwise expressly provided in the applicable Award Agreement, Total Disability with respect to an Award shall mean a total and permanent disability within the meaning of Section 22(e)(3) of the Code.

3.	Stock Subject to the Plan.

(a)

Share Limits; Shares Available. The Shares may be authorized, but unissued, or reacquired Common Stock. The maximum aggregate number of Shares that may be issued under the Plan is 784,000,000 Shares. Shares issued in respect of any Full-Value Award granted under the Plan after the Effective Date shall be counted against the Share limit set forth in the foregoing sentence as 2.5 Shares for every one Share actually issued in connection with such Award. (For example, if 100 Shares are issued with respect to a Restricted Stock Award granted under the Plan after the Effective Date, 250 Shares shall be counted against such Share limit in connection with that Award.) Shares issued in respect of any Full-Value Award granted under the Plan on or before the Effective Date shall be counted against the Share limit set forth above at the applicable ratio in effect under the Plan on the date of grant of such Award. The maximum aggregate number of Shares that may be issued under the Plan pursuant to Options qualified as Incentive Stock Options is 784,000,000 Shares (within, and not in addition to, the aggregate share limit). Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 3(b) and Section 15.

(b)

Awards Settled in Cash; Reissue of Awards and Shares. To the extent that an Award is settled in cash or a form other than Shares, the Shares that would have been delivered had there been no such cash or other settlement shall not be counted against the Shares available for issuance under the Plan. In the event that shares of Common Stock are delivered in respect of a Dividend Equivalent right granted under the Plan, only the actual number of shares delivered with respect to the Award shall be counted against the share limits of the Plan. (For purposes of clarity, if 1,000 Dividend Equivalent rights are granted and outstanding when the Company pays a dividend, and 100 shares are delivered in payment of those rights with respect to that dividend, 250 shares (after applying the 2.5:1 ratio above) shall be counted against the share limits of the Plan.) In connection with the exercise of a Stock Appreciation Right or an Option, the number of underlying Shares as to which the exercise relates shall be counted against the applicable Share limits under Section 3(a), as opposed to only counting the Shares actually issued. (For purposes of clarity, if an Option relates to 100,000 Shares and is exercised in full at a time when the net number of Shares due to the Participant (after any netting of Shares to cover the exercise price and/or tax withholding) is 15,000 Shares, 100,000 Shares shall be counted against the applicable Share limits under Section 3(a) with respect to such exercise.) Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Option or Stock Appreciation Right granted under the Plan, as well as any Shares exchanged by a Participant or withheld by the Company or one of its Subsidiaries to satisfy the tax withholding obligations related to any Option or Stock Appreciation Right granted under the Plan, shall not be available for subsequent Awards under the Plan. Following the Effective Date, Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Full-Value Award granted under the Plan, as well as any Shares exchanged by a Participant or withheld by the Company or one of its Subsidiaries to satisfy the tax withholding obligations related to any Full-Value Award granted under the Plan, shall be available for subsequent awards under the Plan, provided that any one (1) Share so exchanged or withheld in connection with any Full-Value Award shall be credited as 2.5 Shares when determining the number of Shares that shall be available for subsequent Awards

ANNEX B — STOCK PLAN AMENDMENT AND RESTATEMENT

under the Plan. Shares that are subject to or underlie Awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the Plan shall again be available for subsequent Awards under the Plan; provided that with respect to Shares that are subject to or underlie Full-Value Awards outstanding on the Effective Date that subsequently expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the Plan, each such Share shall be credited as 2.5 Shares when determining the number of Shares that shall be available for subsequent Awards under the Plan. The Plan’s share limit shall not be increased by shares that are purchased by the Company (including, without limitation, using proceeds received from the payment of the exercise price of Options) on the market.

4.	Administration of the Plan.

(a)

The Administrator. The Plan shall be administered by and all Awards under the Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of the Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law and any other applicable law, to one or more officers of the Company, its powers under the Plan (a) to designate the Employees other than an officer who is a Reporting Person who will receive grants of Awards under the Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such Awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under the Plan. Unless otherwise provided in the Bylaws of the Company or the applicable charter of any Administrator, a majority of the members of the acting Administrator shall constitute a quorum, and the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

With respect to Awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code, the Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving Awards, intended to be exempt under Rule 16b-3 under the Exchange Act, must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act). To the extent required by any applicable Stock Exchange, the Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable Stock Exchange rules).

(b)

Powers of the Administrator. Subject to the provisions of the Plan and in the case of a Committee, the specific duties delegated by the Board to such Committee, and subject to the approval of any relevant authorities, including the approval, if required, of any Stock Exchange, the Administrator shall have the authority, in its discretion:

(i)	to determine the Fair Market Value of the Common Stock, in accordance with the definition of such term set forth above;

(ii)	to select the Consultants and Employees to whom Awards may from time to time be granted hereunder;

ANNEX B — STOCK PLAN AMENDMENT AND RESTATEMENT

(iii)	to determine whether and to what extent Awards are granted hereunder;

(iv)	to determine the number of Shares of Common Stock, if any, to be covered by each Award granted hereunder;

(v)	to approve forms of agreements for use under the Plan;

(vi)

to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder, including, but not limited to, the share price and any restriction or limitation, the vesting of any Award or the acceleration of vesting or waiver of a forfeiture restriction, and to determine the effect (which may include the suspension, delay or extension of vesting dates) of a leave of absence, based in each case on such factors as the Administrator shall determine, in its sole discretion;

(vii)	to determine whether and under what circumstances an Award may be settled in cash or other consideration instead of Common Stock (subject to the no-repricing provision below);

(viii)

to adjust the number of Shares subject to any Award, adjust the price of any or all outstanding Awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 3 and 18 (subject to the no-repricing provision below);

(ix)	to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(x)

in order to fulfill the purposes of the Plan and without amending the Plan, to modify Awards to Participants who are foreign nationals or employed outside of the United States in order to recognize differences in local law, tax policies or customs; and

(xi)

to establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan, including adopting sub-plans to the Plan or special terms for Awards, for the purposes of complying with non-U.S. laws and/or taking advantage of tax favorable treatment for Awards granted to Participants outside the United States (as further set forth in Section 5(c) of the Plan) as it may deem necessary or advisable to administer the Plan.

Notwithstanding the foregoing and except for an adjustment pursuant to Section 15(a) or a repricing approved by stockholders, in no case may the Administrator (1) amend an outstanding Option or Stock Appreciation Right to reduce the exercise price or grant price of the Award, (2) provide for the cancellation, exchange, or surrender of an outstanding Option or Stock Appreciation Right in exchange for cash or other awards for the purpose of repricing the Award, or (3) provide for the cancellation, exchange, or surrender an outstanding Option or Stock Appreciation Right in exchange for an Option or Stock Appreciation Right with an exercise or grant price that is less than the exercise or grant price of the original Award.

(c)	Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all holders of any Award.

ANNEX B — STOCK PLAN AMENDMENT AND RESTATEMENT

5.	Eligibility.

(a)

Recipients of Grants. Awards may be granted to eligible Employees and Consultants. Incentive Stock Options may be granted only to Employees. An Employee or Consultant who has been granted an Award may, if he or she is otherwise eligible, be granted additional Awards.

(b)

No Employment Rights. The Plan shall not confer upon any Participant any right with respect to continuation of employment or consulting relationship with the Company or, if applicable, a Subsidiary, nor shall it interfere in any way with such Participant’s right or the right of the Company or, if applicable, a Subsidiary to terminate his or her employment or consulting relationship at any time, with or without cause.

(c)

Foreign Participants. Notwithstanding any provision of the Plan to the contrary, in order to comply with, or recognize differences in, the laws in other countries in which the Company and its Subsidiaries operate or have eligible Employees and Consultants, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which eligible Employees and Consultants outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Participants outside the United States to comply with applicable foreign laws; (iv) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to particular Subsidiaries or Participants residing in particular locations; provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 3 of the Plan; and (v) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on eligibility to receive an Award under the Plan or on death, disability, retirement or other termination of employment or service, available methods of exercise or settlement of an Award, payment of income, social insurance contributions and payroll taxes, the shifting of employer tax liability to the Participant, the withholding procedures and handling of any stock certificates or other indicia of ownership. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities law or governing statute or any other Applicable Laws.

6.

Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the stockholders of the Company as described in Section 22 of the Plan. It shall continue in effect until April 7, 2024, unless sooner terminated under Section 18 of the Plan.

7.

Term of Awards. The term of each Award shall be the term stated in the written agreement evidencing such Award; provided, however, that the term of any Award shall be no more than seven (7) years from the date of grant thereof or such shorter term as may be provided in such agreement and provided further that, in the case of an Incentive Stock Option granted to a Participant who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the written Option agreement.

8.

Limitation on Award Grants to Employees. Subject to adjustment as provided in the Plan, the maximum number of Shares which may be subject to all Options and Stock Appreciation Rights granted to any one Employee under the Plan during any calendar year of the Company shall be 15,000,000.

ANNEX B — STOCK PLAN AMENDMENT AND RESTATEMENT

9.	Terms of Options and Stock Appreciation Rights.

(a)

Type of Option. Each Option shall be designated in the written Option agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 5(b), the most recently granted Incentive Stock Options shall be treated as Nonstatutory Stock Options first, and the Fair Market Value of the Shares subject to an Incentive Stock Option shall be determined as of the date of the grant of such Option.

(b)

Stock Appreciation Rights. A Stock Appreciation Right shall entitle the recipient to receive an amount equal to the excess of the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right over the grant price thereof. The Administrator shall determine whether a Stock Appreciation Right shall be settled in cash, Shares or a combination of cash and Shares. Stock Appreciation Rights may be granted in addition to another Award or freestanding and unrelated to another Award.

(c)

Exercise Price. The per share exercise or grant price, as the case may be, for each Option or Stock Appreciation Right shall be such price as is determined by the Administrator and set forth in the applicable agreement, but shall be subject to the following:

(i)	In the case of an Incentive Stock Option that is:

(A)

granted to an Employee who, at the time of the grant of such Incentive Stock Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(B)	granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii)

In the case of the exercise price of a Nonstatutory Stock Option or the grant price of a Stock Appreciation Right, such price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(d)

Permissible Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant) and may consist entirely of (1) cash, (2) check, (3) other Shares that (x) in the case of Shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by the Participant for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (4) to the extent permitted under Applicable Laws, authorization for the Company to retain from the total number of Shares as to which the Option is exercised that number of Shares having a Fair Market Value on the date of exercise equal to the exercise price for the total number of Shares as to which the Option is exercised, (5) to the extent permitted under Applicable Laws, delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price and any applicable income or employment taxes, (6) any combination of the foregoing methods of payment, or (7) such other consideration and method of payment for the issuance of Shares to the extent permitted under Applicable Laws.

ANNEX B — STOCK PLAN AMENDMENT AND RESTATEMENT

10.	Exercise of Option or Stock Appreciation Right.

(a)

Procedure for Exercise; Rights as a Stockholder. Any Option or Stock Appreciation Right granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, and reflected in the written Award Agreement, which may include vesting requirements and/or performance criteria with respect to the Company and/or the Participant.

Unless otherwise provided by the Administrator, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

An Option or Stock Appreciation Right shall be deemed to be exercised when written notice of such exercise has been given to the Company (or such other administrative exercise procedures as the Administrator may implement from time to time have been completed) by the person entitled to exercise the Award, and, in the case of Options, the Company has received full payment for the Shares with respect to which the Option is exercised. Full payment may, as authorized by the Administrator, consist of any consideration and method of payment allowable under Section 9(d) of the Plan. Until Shares are actually issued in respect of an Option or Stock Appreciation Right and held of record by the Participant, the Participant shall have no right to vote such Shares, no right to receive dividends on such Shares, and no other rights as a stockholder with respect to such Shares, notwithstanding any earlier exercise of the Option or Stock Appreciation Right. The Company shall issue (or cause to be issued) such Shares promptly upon exercise of the Option or Stock Appreciation Right. No adjustment will be made for a dividend or other right for which the record date is prior to the date such Shares are issued, except as provided in Section 15 of the Plan.

Exercise of an Option or Stock Appreciation Right in any manner shall result in a decrease in the number of Shares that thereafter may be available, both for purposes of the Plan and the Option or Stock Appreciation Right, by the number of Shares as to which the Option or Stock Appreciation Right is exercised.

(b)

Termination of Employment or Consulting Relationship. Subject to Section 10(c), in the event of termination of a Participant’s Continuous Status as an Employee or Consultant with the Company, such Participant may, but only within three (3) months after the date of such termination (or such other period of time as is determined by the Administrator and is set forth in the Award Agreement and in no event later than the expiration date of the Award), exercise his or her Option or Stock Appreciation Right to the extent that the Participant was entitled to exercise it at the date of such termination. To the extent that the Participant was not entitled to exercise the Option or Stock Appreciation Right at the date of such termination, or if the Participant does not exercise such Option or Stock Appreciation Right to the extent so entitled within the time specified herein, the Option or Stock Appreciation Right shall terminate. No termination shall be deemed to occur and this Section 10(b) shall not apply if (i) the Participant is a Consultant who becomes an Employee; or (ii) the Participant is an Employee who becomes a Consultant.

ANNEX B — STOCK PLAN AMENDMENT AND RESTATEMENT

(c)

Disability of Participant. Notwithstanding Section 10(b) above, in the event of termination of a Participant’s Continuous Status as an Employee or Consultant as a result of his or her Total Disability, Participant may, but only within twelve (12) months from the date of such termination (or such other period of time as is determined by the Administrator and is set forth in the Award Agreement and in no event later than the expiration date of the Award), exercise the Option or Stock Appreciation Right to the extent otherwise entitled to exercise it at the date of such termination. To the extent that Participant was not entitled to exercise the Option or Stock Appreciation Right at the date of termination, or if Participant does not exercise such Option or Stock Appreciation Right to the extent so entitled within the time specified herein, the Option or Stock Appreciation Right shall terminate.

(d)

Death of Participant. In the event of the death of a Participant during the period of Continuous Status as an Employee or Consultant, or within thirty (30) days (or such other period of time as is determined by the Administrator and is set forth in the Award Agreement and in no event later than the expiration date of the Award) following the termination of the Participant’s Continuous Status as an Employee or Consultant, the Option or Stock Appreciation Right may be exercised, at any time within twelve (12) months following the date of death (or such other period of time as is determined by the Administrator and is set forth in the Award Agreement and in no event later than the expiration date of the Award), by the Participant’s estate or by a person who acquired the right to exercise the Option or Stock Appreciation Right by bequest or inheritance, but only to the extent the Participant was entitled to exercise the Option or Stock Appreciation Right at the date of death or, if earlier, the date of termination of the Continuous Status as an Employee or Consultant. To the extent that the Participant was not entitled to exercise the Option or Stock Appreciation Right at the date of death or termination, as the case may be, or if the Participant does not exercise such Option or Stock Appreciation Right to the extent so entitled within the time specified herein, the Option or Stock Appreciation Right shall terminate.

(e)

Extension of Exercise Period. Notwithstanding the limitations set forth in Sections 10(b), (c) and (d) above, the Administrator has full power and authority to extend the period of time for which any Option or Stock Appreciation Right granted under the Plan is to remain exercisable following termination of a Participant’s Continuous Status as an Employee or Consultant from the limited period set forth in the written Award Agreement to such greater period of time as the Administrator shall deem appropriate; provided, however, that in no event shall such Option or Stock Appreciation Right be exercisable after the specified expiration date of the Option or Stock Appreciation Right term.

(f)

Rule 16b-3. Options and Stock Appreciation Rights granted to Reporting Persons shall comply with Rule 16b-3 and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption for Plan transactions.

11.	Restricted Stock.

(a)

Grant of Restricted Stock. Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will grant an Award of Restricted Stock under the Plan, it shall advise the Participant in writing of the terms, conditions and restrictions related to the offer (which may include restrictions based on performance criteria, passage of time or other factors or a combination thereof) applicable to such award, the number of Shares that such person shall be entitled to purchase and the price to be paid, if any. The prospective recipient of an Award of Restricted Stock shall not have any rights with respect to any such Award, unless and until such recipient has executed an Award Agreement, in the form determined by the Administrator, evidencing the Award. Shares purchased pursuant to the grant of an Award of Restricted Stock shall be referred to herein as “Restricted Stock,” and the period during which such Restricted Stock is subject to forfeiture shall be referred to herein as the “Restricted Period.”

ANNEX B — STOCK PLAN AMENDMENT AND RESTATEMENT

(b)

Certificates; Book Entry Form. The Company shall issue the Shares of Restricted Stock to each Participant who is granted an Award of Restricted Stock either (i) in certificate form or (ii) in book entry form, registered in the name of the Participant, with legends or notations, as applicable, referring to the terms, conditions, and restrictions applicable to any such Award; provided that the Company may require that any stock certificates evidencing Restricted Stock granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Shares covered by such Award.

(c)

Rights as a Stockholder. Except as otherwise provided in the Award Agreement, the Participant shall possess all incidents of ownership with respect to Shares of Restricted Stock, including the right to vote such Shares and to receive dividends with respect to such Shares. If the Restricted Period expires without forfeiture in respect of Shares of Restricted Stock, the Company shall remove the legends or notations referring to the terms, conditions and restrictions on such Shares and, if certificated, deliver to the Participant the certificate or certificates evidencing the number of such Shares.

(d)

Termination of Employment. Except as otherwise expressly provided in the Award Agreement, in the event of the termination of the Participant’s employment or service with the Company, Parent or any Subsidiary for any reason prior to the expiration of the Restricted Period with respect to any shares of Restricted Stock, such shares of Restricted Stock held by the Participant shall be automatically forfeited by the Participant as of the date of termination. Any shares of Restricted Stock so forfeited shall be transferred to, and reacquired by, the Company without payment of any consideration by the Company, and neither the Participant nor any of the Participant’s successors, heirs, assigns or personal representatives shall thereafter have any further rights or interests in such shares. If certificates for any such shares containing restrictive legends shall have theretofore been delivered to the Participant (or his/her legatees or personal representative), such certificates shall be returned to the Company, complete with any necessary signatures or instruments of transfer.

(e)

Other Provisions. The Award Agreement for Restricted Stock shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion. In addition, the provisions of Restricted Stock Award Agreements need not be the same with respect to each Participant who is awarded Restricted Stock.

12.	Restricted Stock Units.

(a)

General. Restricted Stock Units may be issued either alone or in addition to other Awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it shall advise the Participant in writing of the terms, conditions and restrictions related to the offer (which may include restrictions based on performance criteria, passage of time or other factors or a combination thereof) and the number of Restricted Stock Units that such person shall be entitled to.

(b)

Rights as a Stockholder. A Participant who is awarded Restricted Stock Units shall possess no incidents of Common Stock ownership with respect to such Units; provided that the Award Agreement may provide for Dividend Equivalents on the Award.

ANNEX B — STOCK PLAN AMENDMENT AND RESTATEMENT

(c)

Termination of Employment. Except as otherwise expressly provided in the Award Agreement, in the event of the termination of the Participant’s employment or service with the Company, Parent or any Subsidiary for any reason prior to the lapsing of the restrictions with respect to any Restricted Stock Units, such Restricted Stock Units held by the Participant shall be automatically forfeited by the Participant as of the date of termination. Neither the Participant nor any of the Participant’s successors, heirs, assigns or personal representatives shall have any rights or interests in any Restricted Stock Units that are so forfeited.

(d)

Other Provisions. The Award Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion. In addition, the provisions of Restricted Stock Units Award Agreements need not be the same with respect to each Participant who is awarded Restricted Stock Units.

13.

Dividend Equivalents. The Administrator is authorized to grant Dividend Equivalents, which confer upon the Participant the right to receive cash or Shares corresponding to the amount of dividends paid on a specified number of Shares over the period of time covered by the Award. The Administrator may provide, at the date of grant or thereafter, that Dividend Equivalents shall be paid or distributed when accrued; provided, however, that Dividend Equivalents (other than Dividend Equivalents not related to another Award) shall be subject to all conditions and restrictions of the underlying Awards to which they relate (including, without limitation, any performance-based vesting requirements). Dividend Equivalents may be awarded on a free-standing basis not related to another Award or, except as noted below, in connection with another Award, and may be paid currently or on a deferred basis. Dividend Equivalents may not be granted with respect to the Shares covered by Options or Stock Appreciation Rights.

14.

Tax Withholding. Upon any exercise, vesting or payment of an Award or upon the disposition of Shares acquired pursuant to the exercise of an Incentive Stock Option prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other tax withholding event or right in connection with the Award, the Company or one of its Subsidiaries shall have the right at its option to:

(a)

require the Participant (or the Participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of the amount of any taxes which the Company or one of its Subsidiaries may be required to withhold with respect to such Award event or payment; or

(b)

deduct from any amount otherwise payable in cash to the Participant (or the Participant’s personal representative or beneficiary, as the case may be) the amount of any taxes which the Company or one of its Subsidiaries may be required to withhold with respect to such Award event or payment.

In any case where a tax is required to be withheld in connection with the delivery of Shares under the Plan, the Administrator may in its sole discretion (subject to Applicable Laws) (i) require or grant (either at the time of the Award or thereafter) to the Participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Company reduce the number of Shares to be delivered by (or otherwise reacquire from the Participant) the appropriate number of Shares, valued in a consistent manner at their Fair Market Value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the applicable withholding obligation on exercise, vesting or payment, or (ii) permit the Participant to surrender to the Company Shares which (A) in the case of Shares initially acquired from the Company, have been owned by the Participant for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (B) have a Fair Market Value equal to the amount required to be withheld, or (iii) have the Company withhold from proceeds of the sale of such Shares (either through a voluntary sale or through a mandatory sale arranged by the Company on the Participant’s behalf) the amount required to be withheld (in each case, to the extent (if any) as may be required to avoid a charge to the Company’s earnings, with reference to the minimum applicable withholding obligation in such circumstances).

ANNEX B — STOCK PLAN AMENDMENT AND RESTATEMENT

For these purposes, the Fair Market Value of the Shares to be withheld or repurchased, as applicable, pursuant to the preceding paragraph shall be determined on the date that the amount of tax to be withheld is to be determined (the “Tax Date”). Any surrender by a Reporting Person of previously owned Shares to satisfy tax withholding obligations incurred in connection with an Award granted under the Plan must comply with the applicable provisions of Rule 16b-3.

All elections by a Participant to have Shares withheld to satisfy tax withholding obligations shall be made in a form acceptable to the Administrator and shall be subject to the following restrictions:

(a)	the election must be made on or prior to the applicable Tax Date; and

(b)	all elections shall be subject to the consent or disapproval of the Administrator.

15.	Adjustments Upon Changes in Capitalization, Corporate Transactions.

(a)

Changes in Capitalization. Subject to any required action by the stockholders of the Company, (i) the number and type of shares of Common Stock (or other securities) covered by each outstanding Award, (ii) the number and type of shares of Common Stock (or other securities) that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or that have been returned to the Plan upon cancellation or expiration of an Award or otherwise, (iii) the maximum number of shares of Common Stock for which Awards may be granted to any Employee under the Plan, (iv) the price per share of Common Stock covered by each such outstanding Award, and/or (v) the securities, cash or other property deliverable upon exercise or payment of any outstanding Awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding Awards, shall be equitably and proportionately adjusted for any dividend of stock or other property, or extraordinary cash dividend, by the Company, any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock (or other securities) subject to an Award.

It is intended that, if possible, any adjustments contemplated by the preceding paragraph be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code, Section 409A of the Code and Section 162(m) of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements. Without limiting the generality of Section 4(c), any good faith determination by the Board as to whether an adjustment is required in the circumstances pursuant to this Section 15(a), and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

ANNEX B — STOCK PLAN AMENDMENT AND RESTATEMENT

(b)

Corporate Transactions. In the event of the dissolution or liquidation of the Company, each Award will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Administrator. Additionally, the Administrator may, in the exercise of its sole discretion in such instances, declare that any Award shall terminate as of a date fixed by the Administrator and that each Award shall be vested and non-forfeitable and any conditions on each such Award shall lapse, as to all or any part of such Award, including Shares as to which the Award would not otherwise be exercisable or non-forfeitable. In the event of a sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each Award shall be assumed or an equivalent Award shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Administrator determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the Award shall be vested and non-forfeitable and any conditions on each such Award shall lapse, as to all or any part of such Award, including Shares as to which the Award would not otherwise be exercisable or non-forfeitable. If the Administrator makes an Award exercisable or non-forfeitable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Participant that such Award shall be exercisable for a period of thirty (30) days from the date of such notice, and thereafter will terminate upon the expiration of such period.

16.

Non-transferability of Awards. An Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution; provided, however, that the Administrator may, in its discretion, grant Awards that are, or provide that one or more outstanding Awards are, transferable to a “family member” (as that term is defined in the United States Securities and Exchange Commission General Instructions to Form S-8 Registration Statement under the Securities Act of 1933, as amended) of the Participant through a gift or domestic relations order. Any permitted transfer shall be subject to compliance with the Applicable Laws. Except as otherwise provided by the Administrator, during the lifetime of the Participant, an Award may only be exercised or Shares may only be acquired pursuant to an Award by the Participant or a transferee of an Award as permitted by this Section 16.

17.

Time of Granting of an Award. The date of grant of an Award shall, for all purposes, be the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be given to each Employee or Consultant to whom an Award is so granted within a reasonable time after the date of such grant.

18.	Amendment and Termination of the Plan.

(a)

Amendment and Termination. The Administrator may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax, securities or regulatory law or requirement or any applicable Stock Exchange requirement with which the Administrator intends the Plan to comply or if such amendment constitutes a “material amendment.” For purposes of the Plan, a “material amendment” shall mean an amendment that (i) materially increases the benefits accruing to Participants under the Plan, (ii) materially increases the number of securities that may be issued under the Plan, (iii) materially modifies the requirements for participation in the Plan, or (iv) is otherwise deemed a material amendment by the Administrator pursuant to any Applicable Law or applicable accounting or Stock Exchange rules.

(b)

Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of the Plan, the Administrator by agreement, resolution or written policy may waive conditions of or limitations on Awards that the Administrator in the prior exercise of its discretion has imposed, without the consent of the Participant, and (subject to the requirements of Sections 4(b) and 18(c)) may make other changes to the terms and conditions of Awards.

ANNEX B — STOCK PLAN AMENDMENT AND RESTATEMENT

(c)

Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of the Plan or change of or affecting any outstanding Award shall, without written consent of the Participant, affect in any manner materially adverse to such Participant any rights or benefits of such Participant or obligations of the Company under any Award granted under the Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 15 shall not be deemed to constitute changes or amendments for purposes of this Section 18(c).

19.

Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under the Plan or under Awards are subject to compliance with all applicable federal, state and foreign laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The person acquiring any securities under the Plan will, if requested by the Company or one of its Subsidiaries, provide such assurances and representations to the Company or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

20.

Reservation of Shares. The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21.

Award Agreements. Each Award shall be evidenced by either (1) a written Award agreement in a form approved and executed by the Company by an officer duly authorized to act on its behalf, or (2) an electronic notice of Award grant in a form approved and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking award grants under the Plan generally (in each case, an “Award Agreement”), as the Company may provide and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the Participant in such form and manner as the Administrator may require. The Administrator may authorize any officer of the Company (other than the particular Participant) to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of the Plan.

22.

Stockholder Approval. Continuance of the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such stockholder approval shall be obtained in the manner and to the degree required under applicable federal and state law and the rules of any stock exchange upon which the Shares are listed.

23.

Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

24.

Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

25.

Recoupment. Each Award, and any Shares issued or other payment in respect of an Award, is subject to the recoupment or “clawback” policies adopted by the Administrator and applicable to the Award, as such policies are in effect from time to time.

ANNEX B — STOCK PLAN AMENDMENT AND RESTATEMENT

APPENDIX A

Performance-Based Awards

Section 162(m) Performance-Based Awards. Any of the types of Awards authorized under the Plan, as well as cash bonuses, may be granted as Awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code (“Performance-Based Awards”). The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of Qualifying Options or Qualifying Stock Appreciation Rights (each as defined below), may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or level using one or more of the Business Criteria set forth below, on an absolute or relative basis (including, without limitation, relative to the performance of other companies) for the Company on a consolidated basis or for one or more of the Company’s subsidiaries, segments, divisions, business units, or product types (including, without limitation, mobile and native), or any combination of the foregoing. Any Qualifying Option or Qualifying Stock Appreciation Right shall be subject only to the requirements of Section A.1 and A.3 in order for such Award to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Any other Performance-Based Award shall be subject to all of the following provisions of this Appendix A. (Options and Stock Appreciation Rights granted with an exercise or grant price not less than the Fair Market Value of a share of Common Stock at the date of grant are referred to as “Qualifying Options” and “Qualifying Stock Appreciation Rights,” respectively.)

A.1    Class; Administrator.    The eligible class of persons for Performance-Based Awards under this Appendix A shall be Officers and Employees of the Company or its Subsidiaries. Performance-Based Awards shall be approved by, and any certification required pursuant to Section A.4 must be made by, a committee of the Board that consists solely of two or more outside directors as provided for in Section 4 of the Plan in order for such Awards to qualify as performance-based compensation under Section 162(m) of the Code.

A.2    Performance Goals.    The specific performance goals for Performance-Based Awards (other than Qualifying Options and Qualifying Stock Appreciation Rights) shall be, on an absolute or relative basis, established based on one or more of the following business criteria (“Business Criteria”) as selected by the Administrator in its sole discretion: revenue, revenue excluding traffic acquisition costs, revenue growth (organic and acquisition related), operating expenses, operating expenses less traffic acquisition costs, EBITDA (earnings before interest, taxes, depreciation and amortization), gross profit, operating cash flow, operating income, net income, net earnings, earnings per share (basic or diluted), cash flow from operations, capital expenditures, free cash flow, return on equity or on assets or on net investment, cost containment or reduction, costs as a percentage of revenues, stock price, total shareholder return, unique users (including daily or monthly), active users (daily or monthly), mobile users, app users, registered users, paying subscribers, paying users, paying relationships, category reach, page views, video streams, search queries, revenue per search, search click revenue, paid clicks, price-per-click, ads sold, ads served, ad impressions, number of advertisers, sell-through rate, price-per-ad, visits per user, user frequency, user retention, user time, app or product installs, market share (measured by any of the above criteria), or any combination thereof. To the extent applicable, these terms are used as applied under generally accepted accounting principles or in the financial reporting of the Company or of its Subsidiaries from time to time. To qualify awards as performance-based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. To the extent provided in the applicable Award Agreement, performance targets and/or performance measurements shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other items specified by the Administrator at the time of establishing the targets. The applicable performance measurement period may not be less than three months nor more than 7 years.

ANNEX B — STOCK PLAN AMENDMENT AND RESTATEMENT

A.3    Form of Payment; Maximum Performance-Based Award.    Grants or awards under this Appendix A may be paid in cash or shares of Common Stock or any combination thereof. Grants of Qualifying Options and Qualifying Stock Appreciation Rights to any one Participant in any one calendar year shall be subject to the limit set forth in Section 8 of the Plan. The maximum aggregate number of shares of Common Stock which may be delivered pursuant to Performance-Based Awards (other than Qualifying Options and Qualifying Stock Appreciation Rights, and other than cash awards covered by the following sentence) that are granted to any one Participant in any one calendar year is 2,000,000 shares of Common Stock, either individually or in the aggregate, subject to adjustment as provided in Section 15(a) of the Plan. In addition, the aggregate amount of compensation to be paid to any one Participant in respect of all Performance-Based Awards payable only in cash and not related to shares of Common Stock and granted to that Participant in any one calendar year shall not exceed $20,000,000. Awards that are cancelled during the year shall be counted against this limit to the extent required by Section 162(m) of the Code.

A.4    Certification of Payment.    Before any Performance-Based Award under this Appendix A (other than Qualifying Options and Qualifying Stock Appreciation Rights) is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied.

A.5    Reservation of Discretion.    The Administrator will have the discretion to determine the restrictions or other limitations of the individual Awards granted under this Appendix A including the authority to reduce Awards, payouts or vesting or to pay no Awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

A.6    Expiration of Grant Authority.    As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new Awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Qualifying Options and Qualifying Stock Appreciation Rights) shall terminate upon the first meeting of the Company’s stockholders in 2019, subject to any subsequent extension that may be approved by stockholders.

www.yahoo.com

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. IMPORTANT ANNUAL MEETING INFORMATION 000004 ENDORSEMENT_LINESACKPACKMR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 NNNNNNNNN ADD 5 ADD 6 NNNNNNNNNNNN Preliminary Proxy Card MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies 2:00 A.M. submitted , Eastern Time, by the Vote on Internet June by Internet 25, or 2014. telephone must be received by Go to www.investorvote.com/YHOO Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Election of Directors — The Company’s Board of Directors recommends a vote “FOR” each of the nominees listed below: 1. Election to the Board of Directors of the eight director nominees listed below to serve until the 2015 annual meeting of shareholders and until their respective successors are elected and qualified or their earlier death, resignation or removal. + For Against Abstain For Against Abstain For Against Abstain 01 - David Filo 02 - Susan M. James 03 - Max R. Levchin 04 - Marissa A. Mayer 05 - Thomas J. McInerney 06 - Charles R. Schwab 07 - H. Lee Scott, Jr. 08 - Maynard G. Webb, Jr. B Management Proposals — The Company’s Board of Directors C Shareholder Proposals — The Company’s Board of Directors recommends a vote “FOR” each of Proposals 2, 3, 4 and 5. recommends a vote “AGAINST” each of Proposals 6, 7 and 8. For Against Abstain For Against Abstain 2. Approval, on an advisory basis, of the Company’s 6. Shareholder proposal regarding board committee on executive compensation. human rights, if properly presented at the annual meeting. 3. Approval of amendment and restatement of the Company’s 7. Shareholder proposal regarding lobbying disclosure, if 1995 Stock Plan, including to increase the number of properly presented at the annual meeting. shares available for grant under the plan. 4. Ratification of the appointment of PricewaterhouseCoopers 8. Shareholder proposal regarding political contribution LLP as independent registered public accounting firm. disclosure, if properly presented at the annual meeting. 5. Approval of amendment to the Company’s Bylaws to provide shareholders with the right to call special meetings. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment or postponement thereof. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A, B, C, D AND E ON BOTH SIDES OF THIS CARD. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN1 U P X 1 9 7 6 3 5 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 01TZ6C

RECEIVE FUTURE YAHOO! INC. PROXY MATERIALS VIA THE INTERNET! Receive future Yahoo! Inc. annual reports and proxy materials in electronic form rather than in printed form. Next year when the annual report and proxy materials are available, we will send you an email with instructions which will enable you to review the materials online. To consent to electronic delivery, visit www.computershare.com/investor, or while voting via the Internet, just click the box to give your consent. Accessing Yahoo! Inc. annual reports and proxy materials via the Internet may result in charges to you from your Internet service provider and/or telephone companies. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF YAHOO! INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS + To The Be undersigned Held On shareholder June 25, of 2014 Yahoo! Inc. (the “Company”), a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 30, 2014, and hereby appoints Marissa A. Mayer and Ronald S. Bell, and each or either of them, as proxies, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2014 annual meeting of shareholders of the Company to be held on Wednesday, June 25, 2014, at 8:00 a.m., local time, at the Santa Clara Marriott Hotel, located at 2700 Mission College Boulevard, Santa Clara, California, and at any adjournment or postponement thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if personally present, as indicated on the reverse side. YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. ANY SHAREHOLDER COMPLETING THIS PROXY THAT FAILS TO MARK ONE OF THE BOXES FOR ANY PROPOSAL WILL BE DEEMED TO HAVE GIVEN THE PROXY HOLDERS COMPLETE DISCRETION IN VOTING HIS, HER, OR ITS SHARES AT THE MEETING ON SUCH PROPOSAL. IN THAT CASE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED, AS APPLICABLE, “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” EACH OF PROPOSALS 2, 3, 4 AND 5, AND “AGAINST” EACH OF PROPOSALS 6, 7 AND 8. CONTINUED ON REVERSE SIDE D Non-Voting Items: Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the annual meeting. E Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A, B, C, D AND E ON BOTH SIDES OF THIS CARD. +